UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑                Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

THE KROGER CO.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	a.	Title of each class of securities to which transaction applies:

	b.	Aggregate number of securities to which transaction applies:

	c.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:

	d.	Proposed maximum aggregate value of transaction:

	e.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	a.	Amount previously Paid:

	b.	Form, Schedule or Registration Statement No.:

	c.	Filing party:

	d.	Date Filed:

Notice of 2019 Annual Meeting of Shareholders

Fellow Kroger Shareholders:

It is our pleasure to invite you to join our Board of Directors, senior leadership, and other Kroger associates at The Kroger Co. Annual Meeting of Shareholders.

When:	Thursday, June 27, 2019, at 11:00 a.m. eastern time.

Where:	Music Hall Music Hall Ballroom 1241 Elm Street Cincinnati, OH 45202

Items of Business:	1.	To elect 11 director nominees.
	2.	To approve our executive compensation, on an advisory basis.
	3.	To consider and act upon a proposal to approve The Kroger Co. 2019 Long-Term Incentive Plan.
	4.	To approve an amendment to our Regulations to permit Board amendments in accordance with Ohio law.
	5.	To ratify the selection of our independent auditor for fiscal year 2019.
	6.	To vote on two shareholder proposals, if properly presented at the meeting.
	7.	To transact other business as may properly come before the meeting.

Who can Vote:	Holders of Kroger common shares at the close of business on the record date May 1, 2019 are entitled to notice of and to vote at the meeting.

How to Vote:	Your vote is important! Please vote your proxy in one of the following ways:

	1.	Via the internet, by visiting www.proxyvote.com.
	2.	By telephone, by calling the number on your proxy card, voting instruction form or notice.
	3.	By mail, by marking, signing, dating and mailing your proxy card if you requested printed materials, or your voting instruction form. No postage is required if mailed in the United States.
	4.	In person, by attending the meeting in Cincinnati.

Attending the Meeting:
Shareholders holding shares at the close of business on the record date may attend the meeting. If you own your shares through a brokerage firm you must bring your brokerage statement to show you owned the shares as of the record date and valid photo identification, such as a driver’s license or passport. If you own your shares directly, you should bring the notice of meeting that was mailed to you, or the top portion of your proxy card, and valid photo identification. We reserve the right to exclude any person who cannot provide the required items.

Webcast of the Meeting:	If you are unable to attend the meeting, you may listen to a live webcast of the meeting by visiting ir.kroger.com at 11:00 a.m. eastern time on June 27, 2019.

We appreciate your continued confidence in Kroger, and we look forward to seeing you at the meeting.

May 14, 2019 Cincinnati, Ohio	By Order of the Board of Directors, Christine S. Wheatley, Secretary

Proxy Statement

May 14, 2019

We are providing this notice, proxy statement and annual report to the shareholders of The Kroger Co. (“Kroger”, “we”, “us”, “our”) in connection with the solicitation of proxies by the Board of Directors of Kroger (the “Board”) for use at the Annual Meeting of Shareholders to be held on June 27, 2019, at 11:00 a.m. eastern time, at the Music Hall Ballroom, Music Hall, 1241 Elm St., Cincinnati, Ohio 45202, and at any adjournments thereof.

Our principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Our telephone number is 513-762-4000. This notice, proxy statement and annual report, and the accompanying proxy card were first furnished to shareholders on May 14, 2019.

Who can vote?

You can vote if, as of the close of business on May 1, 2019, you were a shareholder of record of Kroger common shares.

Who is asking for my vote, and who pays for this proxy solicitation?

Your proxy is being solicited by Kroger’s Board of Directors. Kroger is paying the cost of solicitation. We have hired D.F. King & Co., Inc., 48 Wall Street, New York, New York, a proxy solicitation firm, to assist us in soliciting proxies and we will pay them a fee estimated not to exceed $17,500 for base solicitation fees.

We also will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to beneficial owners of our common shares.

Proxies may be solicited personally, by telephone, electronically via the Internet, or by mail.

Who are the members of the Proxy Committee?

Anne Gates, W. Rodney McMullen, and Ronald L. Sargent, all Kroger Directors, are the members of the Proxy Committee for our 2019 Annual Meeting.

How do I vote my proxy?

You can vote your proxy in one of the following ways:

1.	Via the internet, by visiting www.proxyvote.com.
2.	By telephone, by calling the number on your proxy card, voting instruction form, or notice.
3.	By mail, by marking, signing, dating, and mailing your proxy card if you requested printed materials, or your voting instruction form. No postage is required if mailed in the United States.
4.	In person, by attending the meeting in Cincinnati.

What do I need to attend the meeting in person in Cincinnati?

Shareholders holding shares at the close of business on the record date may attend the meeting. If you own your shares through a brokerage firm you must bring your brokerage statement to show you owned the shares as of the record date and valid photo identification, such as a driver’s license or passport. If you own your shares directly, you should bring the notice of meeting that was mailed to you, or the top portion of your proxy card, and valid photo identification. We reserve the right to exclude any person who cannot provide the required items.

Can I change or revoke my proxy?

The common shares represented by each proxy will be voted in the manner you specified unless your proxy is revoked before it is exercised. You may change or revoke your proxy by providing written notice to Kroger’s Secretary at 1014 Vine Street, Cincinnati, Ohio 45202, in person at the meeting, or by executing and sending us a subsequent proxy.

How many shares are outstanding?

As of the close of business on May 1, 2019, the record date, our outstanding voting securities consisted of                    common shares.

How many votes per share?

Each common share outstanding on the record date will be entitled to one vote on each of the 11 director nominees and one vote on each other proposal. Shareholders may not cumulate votes in the election of directors.

What voting instructions can I provide?

You may instruct the proxies to vote “For” or “Against” each proposal, or you may instruct the proxies to “Abstain” from voting.

What happens if proxy cards or voting instruction forms are returned without instructions?

If you are a registered shareholder and you return your proxy card without instructions, the Proxy Committee will vote in accordance with the recommendations of the Board.

If you hold shares in street name and do not provide your broker with specific voting instructions on proposals 1 – 4 and 6 and 7, which are considered non-routine matters, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 5, ratification of auditors, is considered a routine matter and, therefore, your broker may vote your shares according to your broker’s discretion.

The vote required, including the effect of broker non-votes and abstentions for each of the matters presented for shareholder vote, is set forth below.

What are the voting requirements and voting recommendation for each of the proposals?

Proposals	Board Recommendation	Voting Approval Standard	Effect of Abstention	Effect of broker Non-vote
No. 1 Election of Directors	FOR each Director Nominee	More votes “FOR” than “AGAINST” since an uncontested election	No Effect	No Effect
No. 2 Advisory Vote to Approve Executive Compensation	FOR	Affirmative vote of the majority of shares participating in the voting	No Effect	No Effect
No. 3 Vote to Approve The Kroger Co. 2019 Long-Term Incentive Plan	FOR	Affirmative vote of the majority of shares participating in the voting	No Effect	No Effect
No. 4 Vote to Approve Amendment to Regulations to Permit Board Amendments in Accordance with Ohio Law	FOR	Affirmative vote of 75% of the outstanding shares	Vote Against	Vote Against
No. 5 Ratification of Independent Auditors	FOR	Affirmative vote of the majority of shares participating in the voting	No Effect	Not Applicable
Nos. 6 and 7 Shareholder Proposals	AGAINST each Proposal	Affirmative vote of the majority of shares participating in the voting	No Effect	No Effect
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 27, 2019

The Notice of 2019 Annual Meeting, Proxy Statement and 2018 Annual Report and the means to vote by internet are available at www.proxyvote.com.

Kroger’s Corporate Governance Practices

Kroger is committed to strong corporate governance. We believe that strong governance builds trust and promotes the long-term interests of our shareholders. Highlights of our corporate governance practices include the following:

Board Governance Practices

✔	Strong Board oversight of enterprise risk.
✔	All director nominees are independent, except for the CEO.
✔	All five Board committees are fully independent.
✔	Robust code of ethics.
✔	Annual evaluation of the Chairman and CEO by the independent directors, led by the independent Lead Director.
✔	Annual Board and committee self-assessments.
✔	Commitment to Board refreshment and diversity.
✔	Regular executive sessions of the independent directors, at the Board and committee level.
✔	Strong independent Lead Director with clearly defined role and responsibilities.
✔	High degree of Board interaction with management to ensure successful oversight and succession planning.

Shareholder Rights

✔	All directors are elected annually with a simple majority standard for all uncontested director elections and by plurality in contested director elections.
✔	No poison pill (shareholder rights plan).
✔	Shareholders have the right to call a special meeting.
✔	Regular engagement with shareholders to understand their perspectives and concerns on a broad array of topics, including corporate governance matters.
✔	Responsive to shareholder feedback.
✔	Adopted proxy access for director nominees, enabling a shareholder, or group of up to 20 shareholders, holding 3% of the Company’s common shares for at least three years to nominate candidates for the greater of two seats or 20% of board nominees.

Compensation Governance

✔	Pay program tied to performance and business strategy.
✔	Majority of pay is long-term and at-risk with no guaranteed bonuses or salary increases.
✔	Stock ownership guidelines align executive and director interests with those of shareholders.
✔	Prohibition on all hedging, pledging, and short sales of Kroger securities by directors and executive officers.
✔	No tax gross-up payments to executives.

Proposals to Shareholders

Item No. 1. Election of Directors

You are being asked to elect 11 director nominees for a one-year term. The Board of Directors recommends that you vote FOR the election of all director nominees.

As of the date of this proxy statement, Kroger’s Board of Directors consists of 12 members. All nominees, if elected at the 2019 Annual Meeting, will serve until the annual meeting in 2020, or until their successors have been elected by the shareholders or by the Board pursuant to Kroger’s Regulations, and qualified. As previously disclosed, Mr. Robert D. Beyer has informed the Board that he is retiring from the Board effective as of June 27, 2019 and will not stand for re-election.

Kroger’s Articles of Incorporation provide that the vote required for election of a director nominee by the shareholders, except in a contested election or when cumulative voting is in effect, is the affirmative vote of a majority of the votes cast for or against the election of a nominee.

The experience, qualifications, attributes, and skills that led the Corporate Governance Committee and the Board to conclude that the following individuals should serve as directors are set forth opposite each individual’s name. The committee memberships stated below are those in effect as of the date of this proxy statement.

Nominees for Directors for Terms of Office Continuing until 2020

Nora A. Aufreiter Age 59 Director Since 2014 Committees: Financial Policy Public Responsibilities
Ms. Aufreiter is Director Emeritus of McKinsey & Company, a global management consulting firm. She retired in June 2014 after more than 27 years with McKinsey, most recently as a director and senior partner. During that time, she worked extensively in the U.S., Canada, and internationally with major retailers, financial institutions, and other consumer-facing companies. Before joining McKinsey, Ms. Aufreiter spent three years in financial services working in corporate finance and investment banking. She is a member of the Board of Directors of The Bank of Nova Scotia. She is also on the board of two privately held companies, The Neiman Marcus Group, and Cadillac Fairview, one of North America’s largest owners, operators and developers of commercial real estate. Ms. Aufreiter also serves on the boards of St. Michael’s Hospital and the Canadian Opera Company, and is a member of the Dean’s Advisory Board for the Ivey Business School in Ontario, Canada.

Ms. Aufreiter has over 30 years of broad business experience in a variety of retail sectors. Her vast experience in leading McKinsey’s North American Retail Practice, North American Branding service line and the Consumer Digital and Omnichannel service line is of particular value to the Board. She also brings to the Board valuable insight on commercial real estate.

Anne Gates Age 59 Director Since 2015 Committees: Audit* Public Responsibilities
Ms. Gates was President of MGA Entertainment, Inc., a privately-held developer, manufacturer, and marketer of toy and entertainment products for children, from 2014 until her retirement in 2017. Ms. Gates held roles of increasing responsibility with The Walt Disney Company from 1992-2012. Her roles included Executive Vice President, Managing Director, and Chief Financial Officer for Disney Consumer Products, and Senior Vice President of Operations, Planning and Analysis. Prior to joining Disney, Ms. Gates worked for PepsiCo and Bear Stearns. She is currently a director of Tapestry, Inc. and Raymond James Financial, Inc.

Ms. Gates has over 25 years of experience in the retail and consumer products industry. She brings to Kroger financial expertise gained while serving as President of MGA and CFO of a division of The Walt Disney Company. Ms. Gates has a broad business background in finance, marketing, strategy and business development, including international business. Her expertise in toy and entertainment products is of particular value to the Board. Ms. Gates has been designated an Audit Committee financial expert and she serves as Chair of the Audit Committee.

* Denotes Committee Chair

Susan J. Kropf Age 70 Director Since 2007 Committees: Compensation & Talent Development Corporate Governance
Ms. Kropf was President and Chief Operating Officer of Avon Products Inc., a manufacturer and marketer of beauty care products, from 2001 until her retirement in January 2007. She joined Avon in 1970 and, during her tenure at Avon, Ms. Kropf also served as Executive Vice President and Chief Operating Officer, Avon North America and Global Business Operations from 1998 to 2000 and President, Avon U.S. from 1997 to 1998. Ms. Kropf was a member of Avon’s Board of Directors from 1998 to 2006. She is currently a director of Avon Products, Inc., Tapestry, Inc., and Sherwin Williams Company. She also serves on the board of a privately held company, New Avon, LLC. In the past five years she also served as a director of MeadWestvaco Corporation.

Ms. Kropf has unique and valuable consumer insight, having led a major, publicly-traded retailer of beauty and related consumer products. She has extensive experience in manufacturing, marketing, supply chain operations, customer service, and product development, all of which assist her in her role as a member of Kroger’s Board. Ms. Kropf has a strong financial background and has significant boardroom experience through her service on the boards of various public companies, including experience serving on compensation, audit, and corporate governance committees. She was inducted into the YWCA Academy of Women Achievers. Ms. Kropf received recognition from the National Association of Corporate Directors as an NACD Directorship 100 “Class of 2016” member.

W. Rodney McMullen Chairman and Chief Executive Officer Age 58 Director Since 2003
Mr. McMullen was elected Chairman of the Board in January 2015 and Chief Executive Officer of Kroger in January 2014. He served as Kroger’s President and Chief Operating Officer from August 2009 to December 2013. Prior to that, Mr. McMullen was elected to various roles at Kroger including Vice Chairman in 2003, Executive Vice President, Strategy, Planning, and Finance in 1999, Senior Vice President in 1997, Group Vice President and Chief Financial Officer in June 1995, and Vice President, Planning and Capital Management in 1989. He is a director of Cincinnati Financial Corporation and VF Corporation.

Mr. McMullen has broad experience in the supermarket business, having spent his career spanning over 40 years with Kroger. He has a strong background in finance, operations, and strategic partnerships, having served in a variety of roles with Kroger, including as our CFO, COO, and Vice Chairman. His service as chair of Cincinnati Financial Corporation’s compensation committee and on its executive and investment committees, as well as his service on the audit and nominating and governance committees of VF Corporation, adds depth to his extensive retail experience.

Jorge P. Montoya Age 72 Director Since 2007 Committees: Compensation & Talent Development Public Responsibilities*
Mr. Montoya was President of The Procter & Gamble Company’s Global Snacks & Beverage division, and President of Procter & Gamble Latin America, from 1999 until his retirement in 2004. Prior to that, he was an Executive Vice President of Procter & Gamble, a provider of branded consumer packaged goods, from 1995 to 1999. Mr. Montoya is a director of The Gap, Inc.

Mr. Montoya brings to Kroger’s Board over 30 years of leadership experience at a premier consumer products company. He has a deep knowledge of the Hispanic market, as well as consumer products and retail operations. Mr. Montoya has vast experience in marketing and general management, including international business. He was named among the 50 most important Hispanics in Business & Technology, in Hispanic Engineer & Information Technology Magazine.

* Denotes Committee Chair

Clyde R. Moore Age 65 Director Since 1997 Committees: Compensation & Talent Development* Corporate Governance
Mr. Moore was the Chairman of First Service Networks, a national provider of facility and maintenance repair services, until his retirement in 2015. Prior to his retirement, he was Chairman and Chief Executive Officer of First Service Networks from 2000 to 2014.

Mr. Moore has over 30 years of general management experience in public and private companies. He has sound experience as a corporate leader overseeing all aspects of a facilities management firm and numerous manufacturing companies. Mr. Moore’s expertise broadens the scope of the Board’s experience to provide oversight to Kroger’s facilities, digital, and manufacturing businesses. Additionally, his expertise and leadership as Chair of the Compensation and Talent Development Committee is of particular value to the Board.

James A. Runde Age 72 Director Since 2006 Committees: Compensation & Talent Development Financial Policy*
Mr. Runde is a special advisor and former Vice Chairman of Morgan Stanley, a financial services provider, where he was employed from 1974 until his retirement in 2015. He was a member of the Board of Directors of Burlington Resources, Inc. prior to its acquisition by ConocoPhillips in 2006. Mr. Runde serves as a Trustee Emeritus of Marquette University and the Pierpont Morgan Library.

Mr. Runde brings to Kroger’s Board a strong financial background, having led a major financial services provider. He also has served on the compensation committee of a major corporation.

Ronald L. Sargent Lead Director Age 63 Director Since 2006 Committees: Audit Corporate Governance* Public Responsibilities
Mr. Sargent was Chairman and Chief Executive Officer of Staples, Inc., a business products retailer, where he was employed from 1989 until his retirement in January 2017. Prior to joining Staples, Mr. Sargent spent 10 years with Kroger in various positions. He is a director of Five Below, Inc. and Wells Fargo & Company. In the past five years, he served as a director of Staples, Inc.

Mr. Sargent has over 35 years of retail experience, first with Kroger and then with increasing levels of responsibility and leadership at Staples, Inc. His efforts helped carve out a new market niche for the international retailer. His understanding of retail operations, consumer insights, and e-commerce are of particular value to the Board. Mr. Sargent has been designated an Audit Committee financial expert and serves as Lead Director of the Board.

Bobby S. Shackouls Age 68 Director Since 1999 Committees: Audit Corporate Governance
Mr. Shackouls was Chairman of the Board of Burlington Resources Inc., a natural resources business, from July 1997 until its merger with ConocoPhillips in 2006 and its President and Chief Executive Officer from December 1995 until 2006. Mr. Shackouls was also President and Chief Executive Officer of Burlington Resources Oil and Gas Company (formerly known as Meridian Oil Inc.), a wholly-owned subsidiary of Burlington Resources, from 1994 to 1995. Mr. Shackouls is a director of Oasis Petroleum Inc., Quintana Energy Services, Plains GP Holdings, L.P., and Plains All American Pipeline, L.P. Plains GP Holdings, L.P. is the ultimate general partner of Plains All American Pipeline, L.P. and although the two are separate publicly traded companies, they are governed by a single board, and directors receive compensation for service on the single board.

Mr. Shackouls brings to the Board the critical thinking that comes with a chemical engineering background, as well as his experience leading a major natural resources company, coupled with his corporate governance expertise.

* Denotes Committee Chair

Mark S. Sutton Age 57 Director Since 2017 Committees: Audit Public Responsibilities
Mr. Sutton is Chairman and Chief Executive Officer of International Paper, a leading global producer of renewable fiber-based packaging, pulp, and paper products. Prior to becoming CEO, he served as President and Chief Operating Officer with responsibility for running the company’s global business. Mr. Sutton joined International Paper in 1984 as an Electrical Engineer. He held roles of increasing responsibility throughout his career, including Mill Manager, Vice President of Corrugated Packaging Operations across Europe, the Middle East and Africa, Vice President of Corporate Strategic Planning, and Senior Vice President of several business units, including global supply chain, before being named CEO in 2014. Mr. Sutton is a member of The Business Council. He serves on the boards of the American Forest & Paper Association, The Business Roundtable, the International Advisory Board of the Moscow School of Management – Skolkovo. He was appointed Chairman of the U.S. – Russian Business Council and New Memphis Institute Board of Governors. He also serves on the Board for Memphis Tomorrow.

Mr. Sutton has over thirty years of leadership experience with increasing levels of responsibility and leadership at International Paper. He brings to the Board the critical thinking that comes with an electrical engineering background as well as his experience leading a global company. His strong strategic planning background and supply chain experience are of particular value to the Board. Mr. Sutton has been designated an Audit Committee financial expert.

Ashok Vemuri Age 51 Director Since 2019 Committees: Financial Policy Public Responsibilities
Mr. Vemuri has served as Chief Executive Officer and a Director of Conduent Incorporated, a global digital interactions company, since the company’s inception as a result of the spin-off from Xerox Corporation in January 2017. He previously served as Chief Executive Officer of Xerox Business Services, LLC and as an Executive Vice President of Xerox Corporation from July 2017 to December 2017. Prior to that, he was President, Chief Executive Officer, and a member of the Board of Directors of IGATE Corporation, a New Jersey-based global technology and services company now part of Capgemini, from 2013 to 2015. Before joining IGATE, Mr. Vemuri spent 14 years at Infosys Limited, a multinational consulting and technology services company, in a variety of leadership and business development roles and served on the board of Infosys from 2011 to 2013. Prior to joining Infosys in 1999, Mr. Vemuri worked in the investment banking industry at Deutsche Bank and Bank of America.

Mr. Vemuri brings to the Board a proven track record of leading technology services companies through growth and corporate transformations. His experience as CEO of global technology companies is of particular value to the Board as he brings a unique operational, financial, and client experience perspective.

The Board of Directors Recommends a Vote For Each Director Nominee.

Board Diversity and Succession Planning

Our director nominees reflect a wide array of experience, skills, and backgrounds. Each director is individually qualified to make unique and substantial contributions to Kroger. Collectively, our directors’ diverse viewpoints and independent-mindedness enhance the quality and effectiveness of Board deliberations and decision making. Our Board is a dynamic group of new and experienced members, providing an appropriate balance of institutional knowledge and fresh perspectives about Kroger due to the varied length of tenure on the Board. This blend of qualifications, attributes, and tenure results in highly effective board leadership.

The Corporate Governance Committee considers racial, ethnic, and gender diversity to be important elements in promoting full, open, and balanced deliberations of issues presented to the Board. The Corporate Governance Committee considers director candidates who help the Board reflect the diversity of our shareholders, associates, customers, and the communities in which we operate. Some consideration is also given to the geographic location of director candidates in order to provide a reasonable distribution of members from Kroger’s operating areas.

Board succession planning is an ongoing, year-round process. The Corporate Governance Committee recognizes the importance of thoughtful Board refreshment and engages in a continuing process of identifying attributes sought for future Board members. The Corporate Governance Committee takes into account the Board and committee evaluations regarding the specific qualities, skills, and experiences that would contribute to overall Board and committee effectiveness, as well as the future needs of the Board and its committees in light of Kroger’s current and long-term business strategies, and the skills and qualifications of directors who are expected to retire in the future.

The Corporate Governance Committee believes that it has been successful in its efforts to promote gender and ethnic diversity on our Board. The Corporate Governance Committee and Board believe that our director nominees for election at our 2019 annual meeting bring to our Board a variety of different experiences, skills, and qualifications that contribute to a well-functioning diverse Board that effectively oversees the Company’s strategy and management. The charts below show the diversity of our director nominees and the skills and experience that we consider important for our directors in light of our current business, strategy, and structure:

	Nora Aufreiter	Anne Gates	Susan Kropf	Rodney McMullen	Jorge Montoya	Clyde Moore	James Runde	Ronald Sargent	Bobby Shackouls	Mark Sutton	Ashok Vemuri	Total (of 11)
Business Management	●	●	●	●	●	●	●	●	●	●	●	11
Retail	●	●	●	●	●			●				6
Consumer	●	●	●	●	●			●				6
Financial Expertise	●	●	●	●		●	●	●	●	●	●	10
Risk Management				●			●	●	●	●	●	6
Operations & Technology	●	●	●	●	●	●		●	●	●	●	10
Sustainability	●	●	●		●			●		●		6
Manufacturing		●	●		●	●				●		5

Information Concerning the Board of Directors

Board Leadership Structure and Lead Independent Director

The Board is currently composed of eleven independent non-employee directors and one management director, Mr. McMullen, the Chairman and CEO. Kroger has a governance structure in which independent directors exercise meaningful and vigorous oversight.

As provided in Kroger’s Guidelines on Issues of Corporate Governance (the “Guidelines”), the Board has designated one of the independent directors as Lead Director. The Lead Director works with the Chairman to share governance responsibilities, facilitate the development of Kroger’s strategy and grow shareholder value. The Lead Director serves a variety of roles, consistent with current best practices, including:

•	reviewing and approving Board meeting agendas, materials, and schedules to confirm that the appropriate topics are reviewed, with sufficient information provided to directors on each topic and appropriate time is allocated to each;
•	serving as the principal liaison between the Chairman, management, and the independent directors;
•	presiding at the executive sessions of independent directors and at all other meetings of the Board at which the Chairman is not present;
•	calling meetings of independent directors at any time; and
•	serving as the Board’s representative for any consultation and direct communication, following a request, with major shareholders.

The Lead Director carries out these responsibilities in numerous ways, including:

•	facilitating communication and collegiality among the Board;
•	soliciting direct feedback from non-employee directors;
•	overseeing the succession planning process, including meeting with a wide range of employees including corporate and division management associates;
•	meeting with the CEO frequently to discuss strategy;
•	serving as a sounding board and advisor to the CEO; and
•	discussing Company matters with other directors between meetings.

Unless otherwise determined by the independent members of the Board, the Chair of the Corporate Governance Committee is designated as the Lead Director. Ronald L. Sargent, an independent director and the Chair of the Corporate Governance Committee, was recently appointed Lead Director in June 2018. Mr. Sargent is an effective Lead Director for Kroger due to, among other things:

•	his independence;
•	his deep strategic and operational understanding of Kroger obtained while serving as a Kroger director;
•	his insight into corporate governance;
•	his experience as the CEO of an international retailer;
•	his experience on the boards of other large publicly traded companies; and
•	his engagement and commitment to carrying out the role and responsibilities of the Lead Director.

With respect to the roles of Chairman and CEO, the Guidelines provide that the Board will determine whether it is in the best interests of Kroger and our shareholders for the roles to be combined. The Board exercises this judgment as it deems appropriate in light of prevailing circumstances. Upon retirement of our former Chairman, David B. Dillon, on December 31, 2014, the Board determined that it is in the best interests of Kroger and our shareholders for one person to serve as the Chairman and CEO, as was the case from 2004 through 2013, with another individual serving as independent Lead Director. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interest of shareholders. Additionally, this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. The Board believes that the structure of the Chairman and independent Lead Director position should continue to be considered as part of the succession planning process.

Annual Board Evaluation Process

The Board and each of its committees conduct an annual evaluation to determine whether the Board is functioning effectively both at the Board and at the committee levels. As part of this annual evaluation, the Board assesses whether the current leadership structure and function continues to be appropriate for Kroger and its shareholders. The Guidelines provide the flexibility for the Board to modify our leadership structure in the future as appropriate. We believe that Kroger, like many U.S. companies, is well-served by this flexible leadership structure.

The Board recognizes that a robust evaluation process is an essential component of strong corporate governance practices and ensuring Board effectiveness. The Corporate Governance Committee oversees an annual evaluation process led by the Lead Independent Director (who also serves as Chair of the Corporate Governance Committee).

Each director completes a detailed written annual evaluation of the Board and the committees on which he or she serves and the Lead Director conducts interviews with each of the directors. These Board evaluations are designed to assess the skills, qualifications, and experience represented on the Board and its committees, and to determine whether the Board and its committees are functioning effectively. The process also evaluates the relationship between management and the Board, including the level of access to management, responsiveness of management, and the effectiveness of the Board’s evaluation of management performance. The results of this Board evaluation are discussed by the full Board and each committee, as applicable, and changes to the Board’s and its committees’ practices are implemented as appropriate.

Committees of the Board of Directors

To assist the Board in undertaking its responsibilities, and to allow deeper engagement in certain areas of company oversight, the Board has established five standing committees: Audit, Compensation and Talent Development (“Compensation”), Corporate Governance, Financial Policy, and Public Responsibilities. All committees are composed exclusively of independent directors, as determined under the New York Stock Exchange (“NYSE”) listing standards. The current charter of each Board committee is available on our website at ir.kroger.com under Investors – Governance – Guidelines on Issues of Corporate Governance.

Name of Committee, Number of Meetings, and Current Members	Committee Functions
Audit Committee Meetings in 2018: 5 Members: Anne Gates, Chair Ronald L. Sargent Bobby S. Shackouls Mark S. Sutton	•
Oversees the Company’s financial reporting and accounting matters, including review of the Company’s financial statements and the audit thereof, the Company’s financial reporting and accounting process, and the Company’s systems of internal control over financial reporting

	•	Selects, evaluates, and oversees the compensation and work of the independent registered public accounting firm and reviews its performance, qualifications, and independence
	•	Oversees and evaluates the Company’s internal audit function, including review of its audit plan, policies and procedures, and significant findings
	•	Oversees risk assessment and risk management, including review of cybersecurity risks as well as legal or regulatory matters that could have a significant effect on the Company
	•	Reviews and monitors the Company’s compliance programs, including the whistleblower program

Name of Committee, Number of Meetings, and Current Members	Committee Functions
Compensation Committee Meetings in 2018: 4 Members: Clyde R. Moore, Chair Susan J. Kropf Jorge P. Montoya James A. Runde	•	Recommends for approval by the independent directors the compensation of the CEO and approves the compensation of other senior management
	•	Administers the Company’s executive compensation policies and programs, including determining grants of equity awards under the plans
	•	Has sole authority to retain and direct the committee’s compensation consultant
	•	Assists the full Board with senior management succession planning
Corporate Governance Committee Meetings in 2018: 2 Members: Ronald L. Sargent, Chair Robert D. Beyer Susan J. Kropf Clyde R. Moore Bobby S. Shackouls	•	Oversees the Company’s corporate governance policies and procedures
	•	Develops criteria for selecting and retaining directors, including identifying and recommending qualified candidates to be director nominees
	•	Designates membership and Chairs of Board committees
	•	Reviews the Board’s performance and director independence
	•	Establishes and reviews the practices and procedures by which the Board performs its functions
Financial Policy Committee Meetings in 2018: 2 Members: James A. Runde, Chair Nora A. Aufreiter Robert D. Beyer Ashok Vemuri	•	Reviews and recommends financial policies and practices
	•	Oversees management of the Company’s financial resources
•
Reviews the Company’s annual financial plan, significant capital investments, plans for major acquisitions or sales, issuance of new common or preferred stock, dividend policy, creation of additional debt and other capital structure considerations including additional leverage or dilution in ownership

	•	Monitors the investment management of assets held in pension and profit sharing plans administered by the Company
Public Responsibilities Committee Meetings in 2018: 2 Members: Jorge P. Montoya, Chair Nora A. Aufreiter Anne Gates Ronald L. Sargent Mark S. Sutton Ashok Vemuri	•
Reviews the Company’s policies and practices affecting its social and public responsibility as a corporate citizen, including: community relations, charitable giving, supplier diversity, sustainability, government relations, political action, consumer and media relations, food and pharmacy safety and the safety of customers and employees

	•	Reviews and examines the Company’s evaluation of and response to changing public expectations and public issues affecting the business

Director Nominee Selection Process

The Corporate Governance Committee is responsible for recommending to the Board a slate of nominees for election at each annual meeting of shareholders. The Corporate Governance Committee recruits candidates for Board membership through its own efforts and through recommendations from other directors and shareholders. In addition, the Corporate Governance Committee has retained an independent search firm to assist in identifying and recruiting director candidates who meet the criteria established by the Corporate Governance Committee.

These criteria are:

•	demonstrated ability in fields considered to be of value to the Board in the deliberation and long-term planning of the Board and Kroger, including business management, public service, education, science, technology, e-commerce, law, and government;

•	experience in high growth companies and nominees whose business experience can help the Company innovate and derive new value from existing assets;
•	highest standards of personal character and conduct;
•	willingness to fulfill the obligations of directors and to make the contribution of which he or she is capable, including regular attendance and participation at Board and committee meetings, and preparation for all meetings, including review of all meeting materials provided in advance of the meeting; and
•	ability to understand the perspectives of Kroger’s customers, taking into consideration the diversity of our customers, including regional and geographic differences.

The Corporate Governance Committee also considers the specific experience and abilities of director candidates in light of our current business, strategy and structure, and the current or expected needs of the Board in its identification and recruitment of director candidates.

The Guidelines on Issues of Corporate Governance includes a policy that a director’s normal retirement occurs at the Annual Meeting of Shareholders following the year in which the director reaches the age of 72. However, the Board believes that it is important to monitor the Board’s composition, skills, diversity, and needs in the context of the Company’s overall strategy, and, therefore, may elect to waive the policy in circumstances it deems necessary. Two directors will have reached their normal retirement date at the Annual Meeting, Jorge P. Montoya and James A. Runde. Upon review of the matter, the Corporate Governance Committee recommended, and the Board approved, waiving the retirement date for Mr. Montoya and Mr. Runde and nominating these directors for re-election at the Annual Meeting for an additional one-year term. The Corporate Governance Committee and the Board believe that Mr. Montoya’s and Mr. Runde’s experience as directors and their knowledge of the Company’s business and strategy, particularly in light of the transition of the grocery industry will continue to be of value to the Board. Also, in light of Mr. Beyer, a long-tenured director, retiring from the Board, and the addition of four new directors since 2014, the Corporate Governance and Board believe it provides necessary continuity for Mr. Montoya and Mr. Runde to remain on the Board for an additional year.

Shareholder Engagement

Maintaining ongoing relationships with our shareholders, and understanding our shareholders’ views, is a priority for both our Board and management team. We have a longstanding history of engaging with our shareholders through our investor relations team’s year-round outreach program. At the direction of our Board, we expanded our shareholder engagement program in 2016 to include outreach to our largest shareholders’ governance teams. In 2018, we requested meetings with shareholders representing nearly 50% of our outstanding shares during proxy season and off season engagement and ultimately engaged with shareholders representing over a third of our outstanding shares.

During these engagements, some of which included the participation of our Lead Director, we discussed and solicited feedback on a range of topics, including business strategy, corporate governance, executive compensation and sustainability. In addition, we attended industry events to further engage with shareholders and subject matter experts. These conversations provided valuable insights into our shareholders’ perspectives and their feedback was shared with, and considered by, our full Board.

Candidates Nominated by Shareholders

The Corporate Governance Committee will consider shareholder recommendations for director nominees for election to the Board. If shareholders wish to nominate a person or persons for election to the Board at our 2020 annual meeting, written notice must be submitted to Kroger’s Secretary, and received at our executive offices, in accordance with Kroger’s Regulations, not later than March 30, 2020. Such notice should include the name, age, business address and residence address of such person, the principal occupation or employment of such person, the number of Kroger common shares owned of record or beneficially by such person and any other information relating to the person that would be required to be included in a proxy statement relating to the election of directors. The Secretary will forward the information to the Corporate Governance Committee for its consideration. The Corporate Governance Committee will use the same criteria in evaluating candidates submitted by shareholders as it uses in evaluating candidates identified by the Corporate Governance Committee, as described above. See “Director Nominee Selection Process.”

Eligible shareholders have the ability to submit director nominees for inclusion in our proxy statement for the 2020 annual meeting of shareholders. To be eligible, shareholders must have owned at least 3% of our common shares for at least three years. Up to 20 shareholders will be able to aggregate for this purpose. Nominations must be submitted to our Corporate Secretary at our principal executive offices no earlier than December 15, 2019 and no later than January 14, 2020.

Corporate Governance Guidelines

The Board has adopted the Guidelines on Issues of Corporate Governance, which includes copies of the current charters for each of the five standing committees of the Board. The Guidelines are available on our website at ir.kroger.com under Investors – Governance – Guidelines on Issues of Corporate Governance. Shareholders may also obtain a copy of the Guidelines by making a written request to Kroger’s Secretary at our executive offices.

Independence

The Board has determined that all of the non-employee directors have no material relationships with Kroger and satisfy the criteria for independence set forth in Rule 303A.02 of the NYSE Listed Company Manual. Therefore, all non-employee directors are independent for purposes of the NYSE listing standards. The Board made its determination based on information furnished by all members regarding their relationships with Kroger and its management, and other relevant information. The Board considered, among other things, that

•	the value of any business transactions between Kroger and entities with which the directors are affiliated falls below the thresholds identified by the NYSE listing standards, and
•	none had any material relationships with Kroger other than serving on our Board.

Audit Committee Expertise

The Board has determined that Anne Gates, Ronald L. Sargent and Mark S. Sutton, independent directors who are members of the Audit Committee, are “audit committee financial experts” as defined by applicable Securities and Exchange Commission (“SEC”) regulations and that all members of the Audit Committee are “financially literate” as that term is used in the NYSE listing standards and are independent in accordance with Rule 10A-3 of the Securities Exchange Act of 1934.

Code of Ethics

The Board has adopted The Kroger Co. Policy on Business Ethics, applicable to all officers, employees and directors, including Kroger’s principal executive, financial and accounting officers. The Policy is available on our website at ir.kroger.com under Investors – Governance – Policy on Business Ethics. Shareholders may also obtain a copy of the Policy by making a written request to Kroger’s Secretary at our executive offices.

Communications with the Board

The Board has established two separate mechanisms for shareholders and interested parties to communicate with the Board. Any shareholder or interested party who has concerns regarding accounting, improper use of Kroger assets, or ethical improprieties may report these concerns via the toll-free hotline (800-689-4609) or email address (helpline@kroger.com) established by the Board’s Audit Committee. The concerns are investigated by Kroger’s Vice President, Chief Ethics and Compliance Officer and the Vice President of Internal Audit and reported to the Audit Committee as deemed appropriate.

Shareholders or interested parties also may communicate with the Board in writing directed to Kroger’s Secretary at our executive offices. Communications relating to personnel issues, ordinary business operations, or companies seeking to do business with us, will be forwarded to the business unit of Kroger that the Secretary deems appropriate. All other communications will be forwarded to the Chair of the Corporate Governance Committee for further consideration. The Chair of the Corporate Governance Committee will take such action as he or she deems appropriate, which may include referral to the full Corporate Governance Committee or the entire Board.

Attendance

The Board held five meetings in fiscal year 2018. During fiscal 2018, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees on which that director served. Members of the Board are expected to use their best efforts to attend all annual meetings of shareholders. All 11 of the then current members attended last year’s annual meeting.

Independent Compensation Consultants

The Compensation Committee directly engages a compensation consultant to advise the Compensation Committee in the design of Kroger’s executive compensation. The Committee retained Korn Ferry Hay Group, Inc. (“Korn Ferry”) beginning in December 2017. Retained by and reporting directly to the Compensation Committee, Korn Ferry provided the Committee with assistance in evaluating Kroger’s executive compensation programs and policies.

In fiscal 2018, Kroger paid Korn Ferry $366,831 for work performed for the Compensation Committee. Kroger, on management’s recommendation, retained Korn Ferry to provide other services for Kroger in fiscal 2018, for which Kroger paid $42,500. These other services primarily related to consulting on administrative management and digital and technology compensation structure redesign. The Compensation Committee expressly approved Korn Ferry performing these additional services. After taking into consideration the NYSE’s independence standards and the SEC rules, the Compensation Committee determined that Korn Ferry was independent, and their work has not raised any conflict of interest.

The Compensation Committee may engage an additional compensation consultant from time to time as it deems advisable.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of Kroger during fiscal 2018, and no member of the Compensation Committee is a former officer of Kroger or was a party to any related person transaction involving Kroger required to be disclosed under Item 404 of Regulation S-K. During fiscal 2018, none of our executive officers served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of Kroger’s Board of Directors or Compensation Committee of the Board.

Board Oversight of Enterprise Risk

While risk management is primarily the responsibility of Kroger’s management team, the Board is responsible for strategic planning and overall supervision of our risk management activities. The Board’s oversight of the material risks faced by Kroger occurs at both the full Board level and at the committee level.

The Board receives presentations throughout the year from various department and business unit leaders that include discussion of significant risks as necessary. At each Board meeting, the Chairman and CEO addresses matters of particular importance or concern, including any significant areas of risk that require Board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail Kroger’s short- and long-term strategies, including consideration of significant risks facing Kroger and their potential impact. The independent directors, in executive sessions led by the Lead Director, address matters of particular concern, including significant areas of risk, that warrant further discussion or consideration outside the presence of Kroger employees. At the committee level, reports are given by management subject matter experts to each committee on risks within the scope of their charters.

The Audit Committee has oversight responsibility not only for financial reporting of Kroger’s major financial exposures and the steps management has taken to monitor and control those exposures, but also for the effectiveness of management’s processes that monitor and manage key business risks facing Kroger, as well as the major areas of risk exposure, and management’s efforts to monitor and control the major areas of risk exposure including cybersecurity risk. The Audit Committee incorporates its risk oversight function into its regular reports to the Board and also discusses with management its policies with respect to risk assessment and risk management.

Management provides regular updates throughout the year to the respective Board committees regarding management of the risks they oversee. For example, our Vice President, Chief Ethics and Compliance Officer provides regular updates to the Audit Committee on our compliance risks and actions taken to mitigate that risk; and our Executive Vice President and Chief Information Officer and our Chief Information Security Officer provide regular updates on our cybersecurity risks and actions taken to mitigate that risk to the Audit Committee. The Audit Committee reports on risk to the full Board at each regular meeting of the Board.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for Kroger. We also believe that our risk structure complements our current Board leadership structure, as it allows our independent directors, through the five fully independent Board committees, and in executive sessions of independent directors led by the Lead Director, to exercise effective oversight of the actions of management, led by Mr. McMullen as Chairman and CEO, in identifying risks and implementing effective risk management policies and controls.

Director Compensation

2018 Director Compensation

The following table describes the 2018 compensation for non-employee directors. Mr. McMullen does not receive compensation for his Board service.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Change in Pension Value And Nonqualified Deferred Compensation Earnings(3)	Total
Nora A. Aufreiter	$87,692	$175,621	—	$0	$263,313
Robert D. Beyer	$104,005	$175,621		$11,117	$290,743
Anne Gates	$112,400	$175,621		—	$288,021
Susan J. Kropf	$87,692	$175,621		—	$263,313
Jorge P. Montoya	$102,647	$175,621		—	$278,268
Clyde R. Moore	$107,636	$175,621		$10,311	$293,568
James A. Runde	$102,647	$175,621		—	$278,268
Ronald L. Sargent	$136,752	$175,621		$3,688	$316,061
Bobby S. Shackouls	$97,663	$175,621	—	—	$273,284
Mark S. Sutton	$97,663	$175,621	—	—	$273,284
Ashok Vemuri(4)	$8,036	$87,508	—	—	$95,544
(1)	Amounts reported in the Stock Awards column represent the aggregate grant date fair value of the annual incentive share award, computed in accordance with FASB ASC Topic 718. On July 12, 2018, each non-employee director then serving received 6,261 incentive shares with a grant date fair value of $175,621. Mr. Vemuri received a prorated award of 3,048 shares with a grant date fair value of $87,508 on January 24, 2019 when he joined the Board.
(2)	Options are no longer granted to non-employee directors. The aggregate number of previously granted stock options that remained unexercised and outstanding at fiscal year-end was as follows: Mr. Shackouls held 7,800 options and Messrs. Beyer, Montoya, Moore, Runde, and Sargent and Ms. Kropf each held 52,000 options.
(3)	The amounts reported for Mr. Beyer and Mr. Sargent represent preferential earnings on nonqualified deferred compensation. For a complete explanation of preferential earnings, please refer to footnote 5 to the Summary Compensation Table. The amount reported for Mr. Moore represents the change in actuarial present value of his accumulated benefit under the pension plan for non-employee directors. Pension values may fluctuate significantly from year to year depending on a number of factors, including age, average annual earnings, and the assumptions used to determine the present value, such as the discount rate. The increase in the actuarial present value of his accumulated pension benefit for 2018 is primarily due to additional benefit accruals but offset by the increase in the discount rate and mortality project scale updates.
(4)	Because Mr. Vemuri was appointed to the Board on January 24, 2019, he received a prorated cash retainer.

Annual Compensation

Each non-employee director receives an annual cash retainer of $90,000. The Lead Director receives an additional annual retainer of $37,500 per year; the members of the Audit Committee each receive an additional annual retainer of $10,000; the Chair of the Audit Committee receives an additional annual retainer of $25,000; the Chair of Compensation Committee receives an additional annual retainer of $20,000; and the Chair of each of the other committees receive an additional annual retainer of $15,000, Each non-employee director also receives an annual grant of incentive shares (Kroger common shares) with a value of approximately $175,000.

The Board has determined that compensation of non-employee directors must be competitive on an ongoing basis to attract and retain directors who meet the qualifications for service on the Board. Non-employee director compensation was adjusted in 2018 and will be reviewed from time to time as the Corporate Governance Committee deems appropriate.

Pension Plan

Non-employee directors first elected prior to July 17, 1997 receive an unfunded retirement benefit equal to the average cash compensation for the five calendar years preceding retirement. Only Mr. Moore is eligible for this benefit. Benefits begin at the later of actual retirement or age 65.

Nonqualified Deferred Compensation

We also maintain a deferred compensation plan for non-employee directors. Participants may defer up to 100% of their cash compensation and/or the receipt of all (and not less than all) of the annual award of incentive shares.

Cash Deferrals

Cash deferrals are credited to a participant’s deferred compensation account. Participants may elect from either or both of the following two alternative methods of determining benefits:

•	interest accrues until paid out at the rate of interest determined prior to the beginning of the deferral year to represent Kroger’s cost of ten-year debt; and/or
•	amounts are credited in “phantom” stock accounts and the amounts in those accounts fluctuate with the price of Kroger common shares.

In both cases, deferred amounts are paid out only in cash, based on deferral options selected by the participant at the time the deferral elections are made. Participants can elect to have distributions made in a lump sum or in quarterly installments, and may make comparable elections for designated beneficiaries who receive benefits in the event that deferred compensation is not completely paid out upon the death of the participant.

Incentive Share Deferrals

Participants may also defer the receipt of all (and not less than all) of the annual award of incentive shares. Distributions will be made by delivery of Kroger common shares within 30 days after the date which is six months after the participant’s separation of service.

Beneficial Ownership of Common Stock

The following table sets forth the common shares beneficially owned as of April 1, 2019 by Kroger’s directors, the NEOs, and the directors and executive officers as a group. The percentage of ownership is based on 798,332,967 of Kroger common shares outstanding on April 1, 2019. Shares reported as beneficially owned include shares held indirectly through Kroger’s defined contribution plans and other shares held indirectly, as well as shares subject to stock options exercisable on or before May 31, 2019. Except as otherwise noted, each beneficial owner listed in the table has sole voting and investment power with regard to the common shares beneficially owned by such owner.

Name	Amount and Nature of Beneficial Ownership(1) (a)	Options Exercisable on or before May 31, 2019 – included in column (a) (b)
Nora A. Aufreiter(2)	25,879	—
Robert D. Beyer(2)	185,998	52,000
Robert W. Clark	413,471	217,807
Michael J. Donnelly	710,584	370,667
Anne Gates(2)	20,548	—
Christopher T. Hjelm	618,933	352,504
Susan J. Kropf	140,171	52,000
W. Rodney McMullen	4,269,645	1,481,750
Jorge P. Montoya(3)	109,079	52,000
Clyde R. Moore	158,571	52,000
James A. Runde	164,613	52,000
Ronald L. Sargent(2)	171,921	52,000
J. Michael Schlotman	872,796	587,159
Bobby S. Shackouls(2)	87,906	7,800
Mark S. Sutton(2)	16,041	—
Ashok Vemuri	3,048	—
Directors and executive officers as a group (29 persons, including those named above)	10,677,615	4,457,326
(1)	No director or officer owned as much as 1% of Kroger common shares. The directors and executive officers as a group beneficially owned 1.34% of Kroger common shares.
(2)	This amount includes incentive share awards that were deferred under the deferred compensation plan for independent directors in the following amounts: Ms. Aufreiter, 9,225; Mr. Beyer, 7,198; Ms. Gates, 7,488; Mr. Sargent, 30,261; Mr. Shackouls, 30,261; Mr. Sutton, 6,350.
(3)	This amount includes 22,000 shares held in Mr. Montoya’s trust. He disclaims beneficial ownership of these shares.

The following table sets forth information regarding the beneficial owners of more than five percent of Kroger common shares as of April 1, 2019 based on reports on Schedule 13G filed with the SEC.

Name	Address	Amount and Nature of Ownership	Percentage of Class
BlackRock, Inc.	55 East 52nd St. New York, NY 10055	57,852,610 (1)	7.30%
Vanguard Group Inc.	100 Vanguard Blvd. Malvern, PA 19355	68,141,855 (2)	8.54%

(1)	Reflects beneficial ownership by BlackRock Inc., as of December 31, 2018, as reported on Amendment No. 9 to Schedule 13G filed with the SEC on February 6, 2019, reporting sole voting power with respect to 49,985,270 common shares, and sole dispositive power with regard to 57,852,610 common shares.
(2)	Reflects beneficial ownership by Vanguard Group Inc. as of December 31, 2018, as reported on Amendment No. 4 to Schedule 13G filed with the SEC on February 11, 2019, reporting sole voting power with respect to 929,753 common shares, shared voting power with respect to 203,972 common shares, sole dispositive power of 67,029,453 common shares, and shared dispositive power of 1,112,402 common shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and certain persons who own more than 10% of our outstanding common shares, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of those reports.

Based solely on our review of the copies of Forms 3, 4 and 5 received by Kroger, and written representations from certain reporting persons that no Form 5 was required for that person, we believe that during 2018 all filing requirements applicable to our executive officers, directors and 10% beneficial owners were timely satisfied.

Related Person Transactions

The Board has adopted a written policy requiring that any Related Person Transaction may be consummated or continue only if the Audit Committee approves or ratifies the transaction in accordance with the policy. A “Related Person Transaction” is one (a) involving Kroger, (b) in which one of our directors, nominees for director, executive officers, or greater than five percent shareholders, or their immediate family members, have a direct or indirect material interest; and (c) the amount involved exceeds $120,000 in a fiscal year.

The Audit Committee will approve only those Related Person Transactions that are in, or not inconsistent with, the best interests of Kroger and its shareholders, as determined by the Audit Committee in good faith in accordance with its business judgment. No director may participate in any review, approval or ratification of any transaction if he or she, or an immediate family member, has a direct or indirect material interest in the transaction.

Where a Related Person Transaction will be ongoing, the Audit Committee may establish guidelines for management to follow in its ongoing dealings with the related person and the Audit Committee will review and assess the relationship on an annual basis to ensure it complies with such guidelines and that the Related Person Transaction remains appropriate.

Compensation Discussion and Analysis

Executive Summary

Named Executive Officers

This Compensation Discussion and Analysis provides a discussion and analysis of our compensation program for our named executive officers (“NEOs”). For the 2018 fiscal year ended February 2, 2019, the NEOs were:

Name	Title
W. Rodney McMullen	Chairman and Chief Executive Officer
J. Michael Schlotman	Executive Vice President and Chief Financial Officer
Michael J. Donnelly	Executive Vice President and Chief Operating Officer
Christopher T. Hjelm	Executive Vice President and Chief Information Officer
Robert W. Clark	Senior Vice President

Summary of Key Compensation Practices

What we do:	What we do not do:
✔   Align pay and performance

✔   Significant share ownership guidelines of 5x salary
      for our CEO

✔   Multiple performance metrics under our short- and
      long-term performance-based plans discourage
      excessive risk taking

✔   Balance between short-term and long-term
      compensation to discourage short-term risk taking
      at the expense of long-term results

✔   Engagement of an independent compensation
      consultant

✔   Robust clawback policy

✔   Ban on hedging, pledging and short sales of Kroger
      securities

✔   Limited perquisites

✘   No employment contracts with executives

✘   No special severance or change in control
      programs applicable only to executive officers

✘   No tax gross-up payments for executives

✘   No re-pricing or backdating of options

✘   No guaranteed salary increases or bonuses

✘   No payment of dividends or dividend equivalents
      until performance units are earned

✘   No single-trigger cash severance benefits upon a
      change in control

Summary of Fixed and At-Risk Pay Elements

The fixed and at-risk pay elements of NEO compensation are reflected in the following table and charts.

Element	Form	Description	
ANNUAL / SHORT-TERM INCENTIVE	Base Salary	Cash	• Attract, incentivize, retain talented executives • Benchmarked to peer group • Fixed cash component • Board reviews annually • No automatic or guaranteed increases • Based on individual performance & experience	FIXED
ANNUAL / SHORT-TERM INCENTIVE	Other Benefits	Retirement & Limited Perquisites	• Kroger maintains several defined benefit and defined contribution retirement plans for its employees, in addition to an executive deferred compensation plan and The Kroger Co. Employee Protection Plan • Executives receive limited perquisites because the Compensation Committee does not believe it is necessary for the attraction or retention of executive talent	FIXED
ANNUAL / SHORT-TERM INCENTIVE	Annual Incentive Plan	Cash Bonus	• Metrics and targets align with annual business goals; payout depends on actual performance against each goal • Rewards and incentivizes Kroger employees, including NEOs, for annual performance on key financial and operational measures • Benchmarked to peer group median	VARIABLE / AT-RISK
LONG-TERM INCENTIVE	Long-Term Incentive Plan	Performance Units Long-Term Cash Bonus	• Drive profitability and growth, create shareholder value, foster executive retention, and align executive and shareholder interests • All components paid in performance-based long-term cash bonuses and performance units to align executive and shareholder interests; vesting over a 3-year period • Rewards and incentivizes approximately 140 key employees, including NEOs, for long-term performance on key financial and operational measures	VARIABLE / AT-RISK
LONG-TERM INCENTIVE	Time-Based Awards	Restricted Stock Stock Options	• Stock options and restricted stock for NEOs vest over 4 years; exercise price of stock options is closing price on day of grant • Provides direct alignment to stock price appreciation and rewards executives for the achievement of long-term business objectives and providing incentives for the creation of shareholder value	VARIABLE / AT-RISK

The amounts used in the charts below are based on the amounts reported in the Summary Compensation Table for 2018, excluding the Change in Pension Value and Nonqualified Deferred Compensation Earnings column.

CEO	CEO	CEO

86% of CEO pay is At Risk	82% of CEO pay is Long-Term	63% of CEO pay is Equity

Average of Other NEOs	Average of Other NEOs	Average of Other NEOs

83% of Other NEO pay is At Risk	78% of Other NEO pay is Long-Term	59% of Other NEO pay is Equity

Realignment of Performance-Based Pay to Restock Kroger for 2018 and Beyond

Restock Kroger

In October 2017, we announced Restock Kroger, our plan to redefine the food and grocery customer experience in America and to create value for our shareholders. We developed the plan because, though we are proud of our long history of success and our strengths, we recognize that what got us here will not get us where we want to be in the future. Restock Kroger has four main drivers:

1.	Redefine the Food and Grocery Customer Experience: Focus on data and personalization, digital, space optimization, Our Brands, and smart pricing
2.	Expand Partnerships to Create Customer Value: Focus on front end transformation, technology innovation, cost reduction, and alternative profit streams
3.	Develop Talent: Accelerate high-performance leadership culture through future talent development, training, and a rebalancing of pay and benefits
4.	Live Kroger’s Purpose: Meet Zero Hunger | Zero Waste targets and achieve 2020 sustainability goals

The three-year Restock Kroger plan is fueled by capital investments, cost savings, and Restock cash flow.1 As a result of our plan, over the three-year time period 2018 – 2020, we expect to generate:

•	$400 million in incremental FIFO operating profit, and
•	$6.5 billion of Restock cash flow before dividends.

We have prioritized our estimated $9 billion in capital investments to support Restock Kroger over the three-year time period. We are looking first for sales-driving and cost-savings opportunities across both brick-and-mortar and digital platforms; followed by investments in logistics and technology platforms; and finally, capital for storing activity.2

Our Compensation Committee is Focused on Pay for Performance

The Compensation Committee has long maintained a strong pay for performance philosophy. Compensation must align the interests of our NEOs with the interests of our shareholders and must create incentives to achieve the annual business plan targets and longer term company objectives.

We implemented a long-term performance-based bonus program available to Kroger executives at the level of Vice President and above more than ten years ago, and the metrics were tailored to our long-term measures at that time. As our business objectives have shifted, the Compensation Committee is focused on ensuring performance metrics are aligned with our long-term strategy.

Our Long-Term Compensation Program: Align with Restock Kroger

We made new commitments to shareholders on a three-year time horizon under Restock Kroger. We believe that the success of Restock Kroger depends on the focused attention of our leadership team and associates on the goals of Restock Kroger and that it is essential to implement new performance metrics that mirror these new commitments. Accordingly, in 2018, we made changes to our program to align with Restock Kroger.

Our 2018 three-year long-term plan (2018 – 2020) has performance metrics tied entirely to Restock Kroger goals: Restock cash flow and cost savings included in FIFO operating profit growth, with a return on invested capital modifier. We implemented a metric based on the cost savings imbedded in the achievement of operating profit growth, because cost savings is essential to fund the strategic projects that will produce the operating profit growth. We believe it is a more meaningful metric than operating profit growth itself, because it forces us to focus on the savings that we need to support sustainable incremental operating profit growth.

Since we grant a new three-year long-term incentive plan each year, at any one time, there are three outstanding plans. Because the 2016-2018 and 2017-2019 long term plans were mid-cycle, we felt strongly that we should focus on Restock Kroger metrics rather than having competing priorities. As a result, in setting 2018

1 Restock cash flow is an adjusted free cash flow measure calculated as net cash provided by operating activities minus net cash used by investing activities plus or minus adjustments for certain items.

2 For important risk, uncertainties and other factors relating to these forward-looking statements, see the Risk Factors in our Annual Report on Form 10-K that accompanies this proxy statement.

compensation, the Compensation Committee determined that the metrics of the two mid-cycle plans should be modified to align with Restock Kroger and the payouts for the then current NEOs should be addressed as described below.

For the outstanding 2016 – 2018 long-term plan, fiscal year 2016 and 2017 performance was measured on the pre-existing plan metrics and was applied to two-thirds of the previously granted cash and performance unit bonus target amounts. Fiscal year 2018 performance was measured on the Restock Kroger metrics of Restock cash flow and savings included in FIFO operating profit growth, and was applied to one-third of the previously granted cash and performance unit bonus target amounts.

Similarly, for the outstanding 2017 – 2019 long-term plan, fiscal year 2017 performance will be measured on the pre-existing plan metrics and will be applied to one-third of the previously granted cash and performance unit bonus target amounts. Fiscal year 2018 and 2019 performance will be measured on the Restock Kroger metrics of Restock cash flow and cost savings included in FIFO operating profit growth, and will be applied to two-thirds of the previously granted cash and performance unit bonus target amounts.

With respect to the mid-cycle plans for the then current NEOs, we did not adjust the cash bonus potentials or re-issue previously issued performance unit grants, we did not allow the re-earning of cash and performance units that were not earned in the completed year(s) of the outstanding plans, and we did not change the timing of the payout under the outstanding plans. Mr. Clark, who was not a named executive officer at the time the 2016 plan was modified, was eligible for a different plan as described below. These plan updates are illustrated below.

2016
2017
2018
2019
2020
LTIP PERFORMANCE PERIODS
2016 – 2018
2/3 Existing Plan Metrics
1/3 Restock Kroger Metrics
2017 – 2019
1/3 Existing Plan Metrics
2/3 Restock Kroger Metrics
2018 – 2020
100% Restock Kroger Metrics
METRICS
EXISTING PLAN METRICS
• Customer 1st Strategy
• Improvement in Associate Engagement
• Reduction in Operating Cost as a Percentage of Sales, ex. Fuel
• Return on Invested Capital
RESTOCK KROGER METRICS
• Restock Cash Flow
• Savings Included in Net Operating Profit Growth
• Return on Invested Capital (2018 – 2020 Plan Only)

Our Annual Cash Bonus Program: Based on Meeting Financial Goals

We also redesigned the performance-based annual cash bonus plan to better align with our financial goals of Restock Kroger and to simplify the way we reward our associates. The 2018 annual plan had the following metrics:

1.	ID supermarket sales
2.	Earnings per share
3.	Kroger Way Plans – strategic business plans that support Restock Kroger

To further support the cost saving focus of Restock Kroger, for any payout under the Kroger Way Plans metric, the Company must have met its cost savings goals for 2018.

Our Compensation Philosophy and Objectives

As one of the largest retailers in the world, our executive compensation philosophy is to attract and retain the best management talent as well as motivate these employees to achieve our business and financial goals. Kroger’s incentive plans are designed to reward the actions that lead to long-term value creation. The Compensation Committee believes that there is a strong link between our business strategy, the performance metrics in our short-term and long-term incentive programs, and the business results that drive shareholder value.

We believe our strategy creates value for shareholders in a manner consistent with our core purpose: To Feed the Human Spirit.

To achieve our objectives, the Compensation Committee seeks to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, it is guided by the following principles:

•	A significant portion of pay should be performance-based, with the percentage of total pay tied to performance increasing proportionally with an NEO’s level of responsibility.
•	Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus.
•	Compensation policies should include an opportunity for, and a requirement of, equity ownership to align the interests of NEOs and shareholders.
•	Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that directly drive our business strategy.

The Compensation Committee has three related objectives regarding compensation:

•	First, the Compensation Committee believes that compensation must be designed to attract and retain those individuals who are best suited to be an officer at Kroger.
•	Second, a majority of compensation should help align the interests of our NEOs with the interests of our shareholders.
•	Third, compensation should create strong incentives for the NEOs to achieve the annual business plan targets established by the Board, and to achieve Kroger’s long-term strategic objectives.

Components of Executive Compensation at Kroger

Compensation for our NEOs is comprised of the following:

•	Annual Compensation:
○	Salary
○	Performance-Based Annual Cash Bonus
•	Long-Term Compensation:
○	Performance-Based Long-Term Incentive Plan (consisting of a long-term cash bonus and performance units)
○	Non-qualified stock options
○	Restricted stock
•	Retirement and other benefits
•	Limited perquisites

The annual and long-term performance-based compensation awards described herein were made pursuant to our 2014 Long-Term Incentive and Cash Bonus Plan, which was approved by our shareholders in 2014.

Annual Compensation – Salary

Our philosophy with respect to salary is to provide a sufficient and stable source of fixed cash compensation. All of our compensation cannot be at-risk or long-term. It is important to provide a meaningful annual salary to attract and retain a high caliber leadership team, and to have an appropriate level of cash compensation that is not variable.

Salaries for the NEOs (with the exception of the CEO) are established each year by the Compensation Committee, in consultation with the CEO. The CEO’s salary is established by all of the independent directors. Salaries for the NEOs were reviewed in June of 2018.

The amount of each NEO’s salary is influenced by numerous factors including:

•	An assessment of individual contribution in the judgment of the CEO and the Compensation Committee (or, in the case of the CEO, of the Compensation Committee and the independent directors);
•	Benchmarking with comparable positions at peer group companies;
•	Tenure in role; and
•	Relationship to other Kroger executives’ salaries.

The assessment of individual contribution is a qualitative determination, based on the following factors:

•	Leadership;
•	Contribution to the officer group;
•	Achievement of established objectives;
•	Decision-making abilities;
•	Performance of the areas or groups directly reporting to the NEO;
•	Increased responsibilities;
•	Strategic thinking; and
•	Furtherance of Kroger’s core values.

Annual Compensation – Performance-Based Annual Cash Bonus

The NEOs participate in a performance-based annual cash bonus plan. The amount of annual cash bonus that the NEOs earn each year is based upon Kroger’s performance compared to goals established by the Compensation Committee and the independent directors based on the business plan adopted by the Board of Directors. A minimum level of performance must be achieved before any payouts are earned, while a payout of up to 200% of target bonus potential can be achieved for superior performance. There are no guaranteed or minimum payouts; if none of the performance goals are achieved, then none of the bonus is earned and no payout is made.

The annual cash bonus plan is designed to encourage decisions and behavior that drive the annual operating results and the long-term success of the Company. Kroger’s success is based on a combination of factors, and accordingly the Compensation Committee believes that it is important to encourage behavior that supports multiple elements of our business strategy.

Establishing Annual Cash Bonus Potentials

The Compensation Committee establishes annual cash bonus potentials for each NEO, other than the CEO, whose annual cash bonus potential is established by the independent directors. Actual payouts represent the extent to which performance meets or exceeds the goals established by the Compensation Committee. Actual payouts may be as low as zero if performance does not meet the goals established by the Compensation Committee or as high as 200% of the potential bonus amount if the performance far exceeds these pre-established goals.

The Compensation Committee considers multiple factors in making its determination or recommendation as to annual cash bonus potentials:

•	The individual’s level within the organization, as the Compensation Committee believes that more senior executives should have a more substantial part of their compensation dependent upon Kroger’s performance;

•	The individual’s salary, as the Compensation Committee believes that a significant portion of a NEO’s total cash compensation should be dependent upon Kroger’s performance;
•	The individual’s level in the organization and the internal relationship of annual cash bonus potentials within Kroger;
•	Individual performance;
•	The recommendation of the CEO for the other NEOs; and
•	The compensation consultant’s benchmarking report regarding annual cash bonus potential and total compensation awarded by our peer group.

2018 Annual Cash Bonus Plan Metrics

The annual cash bonus plan is a broad-based plan used across the Kroger enterprise. Approximately 41,000 associates receive bonus payouts based all or in part on the bonus plan described below. The 2018 annual cash bonus plan had the following measurable performance metrics, all of which are interconnected:

Metric	Weight	Rationale for Use
ID Supermarket Sales	Combined 67%, based on a grid	•	ID Supermarket Sales represent sales, without fuel, at our supermarkets that have been open without expansion or relocation for five full quarters.
		•	We believe this is the best measure of the real growth of our supermarket sales across the enterprise. A key driver of our model is strong ID Supermarket Sales; it is the engine that fuels our growth.
Earnings Per Share		•
In previous years, we used Net Operating Profit as a performance metric as it allowed us to evaluate our earnings from operating the business; we cannot achieve solid Net Operating Profit without a strong operating model.

		•
During the first year of Restock Kroger, our business plan anticipated a reduction in Net Operating Profit, so we substituted Earnings per Share for the 2018 annual bonus plan to better motivate our associates across the enterprise to increase this measure of earnings growth as Earnings Per Share were expected to grow in 2018.

Kroger Way Plans	33%	•	Each major business line and department created a Kroger Way Plan – a strategic business plan to directly support one of the four pillars of Restock Kroger.
		•
Each proprietary Kroger Way Plan outlines both the resource allocation and the return commitment for that plan. Combined, these plans form the basis for achieving the three-year Restock Kroger commitments.

		•
Because cost savings is foundational to the success of Restock Kroger, no payout can be earned under the Kroger Way Plan metric without the Company achieving 2018 cost savings of $950 million – regardless of the extent of the progress on the Kroger Way Plans.

Total of 3 Metrics	100%

Results of 2018 Annual Cash Bonus Plan

The 2018 goals established by the Compensation Committee, the actual 2018 results, and the bonus percentage earned for each of the performance metrics of the 2018 annual cash bonus plan were as follows:

Payout Matrix		ID Supermarket Sales
ID Sales and EPS for 2018 Fiscal Year		1%	1.65%	2%	3%
	$1.73	0%	1.3%	2%	4%
EPS	$1.90	10%	50%	75%	100%
	$2.06	50%	100%	125%	175%
	$2.11	75%	125%	150%	200%
Performance Metrics	Result	Payout Percentage (A)	Weight (B)	Amount Earned (A) x (B)
ID Sales/EPS	ID Sales = 1.22% EPS = $2.11	91.76%[1]	67%	61.48%
Kroger Way Plans	(2)	90%	33%	29.71%
Total Earned				91.18%
(1)	See grid above.
(2)	The Company achieved cost savings of $1.10 billion, which is an amount in excess of the savings threshold of $950 million. Because the threshold was achieved, it was possible to earn a payout on this metric. The Kroger Way Plan measures were approved by the Compensation Committee but are not disclosed as they are competitively sensitive.

Following the close of the year, the Compensation Committee reviewed Kroger’s performance against each of the metrics outlined above and determined the extent to which Kroger achieved those objectives. Due to our performance when compared to the goals established by the Compensation Committee, the payout on the 2018 annual bonus was 91.18% of the participant’s bonus potential.

In 2018, as in all years, the Compensation Committee retained discretion to reduce the annual cash bonus payout for all executive officers, including the NEOs, if the Compensation Committee determined for any reason that the bonus payouts were not appropriate given their assessment of Company performance – however, no adjustments were made in 2018 that affected NEO bonuses. The independent directors retained that discretion for the CEO’s bonus. The Compensation Committee and the independent directors also retained discretion to adjust the goals for each metric under the plan should unanticipated developments arise during the year.

The actual annual cash bonus percentage payout for 2018 reflects strong performance on adjusted earnings per share and performance below business plan objectives on identical supermarket sales. The strong link between pay and performance is illustrated by a comparison of earned amounts under our annual cash bonus plan in previous years, such as 2009, 2016, and 2017, when payouts were particularly low. In those years, we failed to achieve many of our business plan objectives. A comparison of actual annual cash bonus percentage payouts this year and in prior years demonstrates the variability of annual cash bonus incentive compensation and its strong link to our performance:

Fiscal Year	Annual Cash Bonus Payout Percentage
2018	91.2%
2017	3.8%
2016	19.9%
2015	126.7%
2014	121.5%
2013	104.9%
2012	85.9%
2011	138.7%
2010	53.9%
2009	38.5%
2008	104.9%

As described above, the annual cash bonus payout percentage is applied to each NEO’s bonus potential, which is determined by the Compensation Committee, and the independent directors in the case of the CEO. The actual amounts of performance-based annual cash bonuses paid to the NEOs for 2018 are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column and footnote 3 to that table.

Long-Term Compensation

The Compensation Committee believes in the importance of providing an incentive to the NEOs to achieve the long-term goals established by the Board. As such, a majority of compensation is conditioned on the achievement of the Company’s long-term goals and is delivered via four long-term compensation vehicles: long-term cash bonus, performance units, stock options, and restricted stock. Long-term compensation promotes long-term value creation and discourages the over-emphasis of attaining short-term goals at the expense of long-term growth.

The Compensation Committee considers several factors in determining the target value of long-term compensation awarded to the NEOs or, in the case of the CEO, recommending to the independent directors the amount awarded. These factors include:

•	Individual performance;
•	The NEO’s level in the organization and the internal relationship of long-term compensation awards within Kroger;
•	The compensation consultant’s benchmarking report regarding long-term compensation awarded by our peer group; and
•	The recommendation of the CEO, for the other NEOs.

Long-term incentives are structured to be a combination of performance- and time-based compensation that reflects elements of financial and common shares performance to provide both retention value and alignment with company performance. Long-term cash bonus and performance unit payouts are contingent on the achievement of certain strategic performance and financial measures and incentivize recipients to promote long-term value creation and enhance shareholder wealth by supporting the Company’s long-term strategic goals. Stock options and restricted stock are linked to common shares performance creating alignment between the NEOs and our shareholders’ interests. Options have no initial value and recipients only realize benefits if the value of our common shares increases following the date of grant.

A majority of long-term compensation is equity-based (performance units, stock options, and restricted stock) and is tied to the future value of our common shares, further aligning the interests of our NEOs with our shareholders. All four components of long-term compensation are intended to focus executive behaviors on our long-term strategy. Each component is described in more detail below.

Amounts of long-term compensation awards issued and outstanding for the NEOs are set forth in the Executive Compensation Tables section.

Long-Term Incentive Plan Design

In recent years, we have adopted a new Long-Term Incentive Plan each year, which provides for overlapping three-year performance periods. The Long-Term Incentive Plans adopted in 2016 and 2017, which consist of a performance-based long-term cash bonus and performance units, have the following characteristics:

•	The long-term cash bonus potential is equal to the participant’s salary at the end of the fiscal year preceding the plan effective date (or for those participants entering the plan after the commencement date, the date of eligibility for the plan).
•	In addition, a fixed number of performance units based on level and individual performance is awarded to each participant at the beginning of the performance period (or for those participants entering the plan after the commencement date, the date of eligibility for the plan). The earned awards are paid out in Kroger common shares based on actual performance, along with a cash amount equal to the dividends paid during the performance period on the number of issued common shares ultimately earned.
•	The actual long-term cash bonus and number of performance units earned are each determined based on our performance against the metrics established by the Compensation Committee (the independent directors, for the CEO) at the beginning of the performance period.

•	Performance at the end of the three-year period is measured against the baseline of each performance metric established at the beginning of the performance period.
•	The payout percentage, based on the extent to which the performance metrics are achieved, is applied to both the long-term cash bonus potential and the number of performance units awarded.
•	Actual payouts cannot exceed 100% of the long-term cash bonus potential or 100% of the number of performance units awarded.

The Compensation Committee anticipates adopting a new Long-Term Incentive Plan each year, measuring improvement over successive three-year periods

2016 and 2017 Long-Term Incentive Plan Metrics

The following table summarizes the metrics applied to fiscal years 2016 and 2017 and the payout percentages:

Metric	Rationale for Use
Customer 1st Strategy	•
Kroger’s Customer 1st Strategy is the focus, in our decision-making, on the customer. This proprietary metric measures the improvement in how Kroger is perceived by customers in each of People, Products, Shopping Experience and Price.

	•	4% payout per unit of improvement.
Improvement in Associate Engagement	•	Kroger measures associate engagement in an annual survey of associates.
	•	4% payout per unit of improvement.
Reduction in Operating Costs(1) as a Percentage of Sales, without Fuel	•	An essential part of Kroger’s model is to increase productivity and efficiency, and to take costs out of the business in a sustainable way.
	•	0.50% payout per 0.01% reduction in operating costs.
ROIC(2)	•	Part of our long-term growth strategy is to make substantial capital investments over time. This measure is intended to hold executives accountable for the returns on the capital investments.
	•	1% payout per 0.01% improvement in ROIC.
(1)	Operating Costs is a non-GAAP measure and is calculated as the sum of (i) operating, general and administrative expenses, depreciation and amortization, and rent expense, without fuel, and (ii) warehouse and transportation costs, shrink, and advertising expenses, for our supermarket operations, without fuel. Operating costs will exclude one-time expenses incurred in lieu of future anticipated obligations. Future expenses that are avoided by virtue of the incurrence of the one-time expense will be deemed to be total operating costs in the year in which they otherwise would have been incurred.
(2)	Return on invested capital is a non-GAAP measure and is calculated by dividing adjusted operating profit for the prior four quarters by the average invested capital. Adjusted operating profit is calculated by excluding certain items included in operating profit, and adding our last-in, first out (“LIFO”) charge, depreciation and amortization, and rent. Average invested capital will be calculated as the sum of (i) the average of our total assets, (ii) the average LIFO reserve, (iii) the average accumulated depreciation and amortization, and (iv) a rent factor equal to total rent for the last four quarters multiplied by a factor of eight; minus (i) the average taxes receivable, (ii) the average trade accounts payable, (iii) the average accrued salaries and wages, and (iv) the average other current liabilities, excluding accrued income taxes.

As described above, under “Realignment of Performance-Based Pay to Restock Kroger for 2018 and Beyond” the metrics listed above for the 2016 and 2017 plans will be used to measure performance through 2017 and will be applied to the previously granted cash and performance unit bonus targets on a prorated basis. Performance for 2018 and 2019 will be measured on the Restock Kroger metrics of free cash flow and cost savings included in FIFO operating profit growth and will also be applied to bonus targets on a prorated basis.

Results of 2016 Long-Term Incentive Plan

The 2016 Long-Term Incentive Plan, which measured performance over the three-year period from 2016 to 2018, paid out in March 2019. The 2016 plan was modified during 2018 as described above with respect to the then current named executive officers and was calculated in two parts as follows:

Part 1: Fiscal year 2016 and 2017 performance was measured on the existing plan metrics and was applied to two-thirds of the previously granted cash and performance unit bonus target amounts.

Metric	Baseline	Result	Improvement (A)	Payout per Improvement (B)	Percentage Earned (A) x (B)
Customer 1st Strategy(1)	*	*	No improvement	4.0%	0.0%
Improvement in Associate Engagement(1)	*	*	No improvement	4.0%	0.0%
Reduction in Operating Cost as a Percentage of Sales, without Fuel	26.16%	26.95%	No improvement	0.5%	0.0%
Return on Invested Capital	13.73%	11.14%	No improvement	1.0%	0.0%
Total					0.0%
(1)	The Customer 1st Strategy and Improvement in Associate Engagement components were established by the Compensation Committee at the beginning of the performance period, but are not disclosed as they are competitively sensitive.

Part 2: Fiscal year 2018 performance was measured on the Restock Kroger metrics of Restock cash flow and savings included in FIFO operating profit growth, with each metric accounting for 50% of the payout. The payout percentage was applied to one-third of the previously granted cash and performance unit bonus target amounts.

	Cut in = 50% Payout	Goal = 100% Payout	Result	Payout Percentage	Weight	Payout Amount
Savings included in FIFO operating profit growth	$0.950B	$1.016B	$1.100B	100%	50%	50%
Cumulative Free Cash Flow	$1.200B	$1.860B	$1.907B	100%	50%	50%
Total Payout						100%

Accordingly, no payout was earned on 2/3rds of the bonus target and 100% payout was earned on 1/3rd of the bonus target, resulting in a 33% overall payout. The then current NEOs received long-term cash bonus payments in an amount equal to 33% of that executive’s long-term cash bonus potential and were issued the number of Kroger common shares equal to 33% of the number of performance units awarded to that executive, along with a cash amount equal to the dividends paid on that number of common shares during the three year performance period. Mr. Clark, who was not a named executive officer at the time the 2016 plan was modified, received a 0% payment with respect to 2016 and 2017 performance and received a 100% payout with respect to 2018 performance on the full amount of his bonus target. The cash payout and dividends paid on common shares earned under the 2016 Long-Term Incentive Plan are reported in the “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns of the Summary Compensation Table and footnotes 4 and 5 to that table, respectively, and the common shares issued under the plan are reported in the 2018 Option Exercises and Stock Vested Table and footnote 2 to that table.

2018-2020 Long-Term Incentive Plan Design

The Long-Term Incentive Plan adopted in 2018, which consists of a performance-based long-term cash bonus and performance units, has the following characteristics:

•	The long-term cash bonus potential is set by the Compensation Committee, and the independent directors in the case of the CEO.
•	In addition, a fixed number of performance units is awarded to each participant at the beginning of a three (3) year performance period (or for those participants entering the plan after the commencement date, the date of eligibility for the plan). The earned awards are paid out in Kroger common shares based on actual performance, along with a cash amount equal to the dividends paid during the performance period on the number of issued common shares ultimately earned.

•	The actual long-term cash bonus and number of performance units earned are each determined based on our performance against the metrics established by the Compensation Committee (the independent directors, for the CEO) at the beginning of the performance period.
•	The payout percentage, based on the extent to which the performance metrics are achieved, is applied to both the long-term cash bonus potential and the number of performance units awarded.
•	Actual payouts cannot exceed 120% of the long-term cash bonus potential or number of performance units awarded.

Each of the following plan components account for 50% of the potential payout.

Plan Component	2018-2020
Cumulative Savings Included in Net Operating Profit Growth
Cut in = 50% payout	$3.0B
Goal = 100% payout	$4.450B
Cumulative Free Cash Flow
Cut in = 50% payout	$4.875B
Goal = 100% payout	$6.5B

After the calculation of the two metrics above, a Return on Invested Capital multiplier is applied, as follows:

ROIC Modifier Component
ROIC Results	Payout Modifier
Less than 12.24%	80%
12.24% - 12.44%	100%
Greater than 12.44%	120%

Stock Options and Restricted Stock

Stock options and restricted stock continue to play an important role in rewarding NEOs for the achievement of long-term business objectives and providing incentives for the creation of shareholder value. Awards based on Kroger’s common shares are granted annually to the NEOs and a large number of other employees. Kroger historically has distributed time-based equity awards widely, aligning the interests of employees with your interest as shareholders.

The options permit the holder to purchase Kroger common shares at an option price equal to the closing price of Kroger common shares on the date of the grant. Options are granted only on one of the four dates of Board meetings conducted after Kroger’s public release of its quarterly earnings results.

The Compensation Committee determines the vesting schedule for stock options and restricted stock. During 2018, the Compensation Committee granted to the NEOs stock options and restricted stock, each with a four-year vesting schedule, with the exception of a restricted stock grant awarded to Mr. Clark, which vests 25% on each of the first two anniversaries of the grant date and 50% on the third anniversary of the grant date.

As discussed below under Stock Ownership Guidelines, covered individuals, including the NEOs, must hold 100% of common shares issued pursuant to performance units earned, the shares received upon the exercise of stock options or upon the vesting of restricted stock, except those necessary to pay the exercise price of the options and/or applicable taxes, until applicable stock ownership guidelines are met, unless the disposition is approved in advance by the CEO, or by the Board or Compensation Committee for the CEO.

Retirement and Other Benefits

Kroger maintains several defined benefit and defined contribution retirement plans for its employees. The NEOs participate in one or more of these plans, as well as one or more excess plans designed to make up the shortfall in retirement benefits created by limitations under the Internal Revenue Code (the “Code”) on benefits to highly compensated individuals under qualified plans. Additional details regarding certain retirement benefits available to the NEOs can be found below in footnote 4 to the Summary Compensation Table and the 2018 Pension Benefits Table and the accompanying narrative.

Kroger also maintains an executive deferred compensation plan in which some of the NEOs participate. This plan is a nonqualified plan under which participants can elect to defer up to 100% of their cash compensation each year. Additional details regarding our nonqualified deferred compensation plans available to the NEOs can be found below in the 2018 Nonqualified Deferred Compensation Table and the accompanying narrative.

Kroger also maintains The Kroger Co. Employee Protection Plan (“KEPP”), which covers all of our management employees who are classified as exempt under the federal Fair Labor Standards Act and certain administrative or technical support personnel who are not covered by a collective bargaining agreement, with at least one year of service. KEPP provides for severance benefits and extended Kroger-paid health care, as well as the continuation of other benefits as described in the plan, when an employee is actually or constructively terminated without cause within two years following a “change in control” of Kroger (as defined in KEPP). Participants are entitled to severance pay of up to 24 months’ salary and target annual bonus. The actual amount is dependent upon pay level and years of service. KEPP can be amended or terminated by the Board at any time prior to a change in control.

Performance-based long-term cash bonus, performance unit, stock option, and restricted stock agreements with award recipients provide that those awards “vest,” with 50% of the long-term cash bonus potential being paid, common shares equal to 50% of the performance units being awarded, options becoming immediately exercisable, and restrictions on restricted stock lapsing upon a change in control as described in the grant agreements.

None of the NEOs are party to an employment agreement.

Perquisites

Our NEOs receive limited perquisites because the Compensation Committee does not believe that it is necessary for the attraction or retention of management talent to provide executives a substantial amount of compensation in the form of perquisites. In 2018, some NEOs received premiums paid on life insurance policies. Further details on these benefits can be found in footnote 6 to the Summary Compensation Table.

Process for Establishing Executive Compensation

The Compensation Committee of the Board has the primary responsibility for establishing the compensation of our executive officers, including the NEOs, with the exception of the CEO. The Compensation Committee’s role regarding the CEO’s compensation is to make recommendations to the independent members of the Board; those members of the Board establish the CEO’s compensation.

The Compensation Committee directly engaged Korn Ferry as a compensation consultant to advise the Compensation Committee in the design of compensation for executive officers, through the 2018 compensation planning cycle.

Korn Ferry conducted an annual competitive assessment of executive positions at Kroger for the Compensation Committee. The assessment is one of several bases, as described above, on which the Compensation Committee determines compensation. The consultant assessed:

•	base salary;
•	target performance-based annual cash bonus;
•	target annual cash compensation (the sum of salary and annual cash bonus potential);
•	annualized long-term compensation, such as performance-based long-term cash bonus potential and performance units, stock options and restricted stock; and
•	total direct compensation (the sum of target annual cash compensation and annualized long-term compensation).

In addition to the factors identified above, the consultant also reviewed actual payout amounts against the targeted amounts.

The consultant compared these elements against those of other companies in a group of publicly traded companies selected by the Compensation Committee. For 2018, our peer group consisted of:

Best Buy	Home Depot	Target
Cardinal Health	Johnson & Johnson	TJX Companies
Costco Wholesale	Lowes	Wal-Mart
CVS Health	Procter & Gamble	Walgreens Boots Alliance
Express Scripts	Sysco

The make-up of the compensation peer group is reviewed annually and modified as circumstances warrant. The Compensation Committee modified the peer group in 2016 because of industry consolidation and other competitive forces. Previously, the Compensation Committee used a primary peer group consisting only of food and drug retailers. In addition, the Compensation Committee considered data from “general industry” companies provided by its independent compensation consultant, a representation of major publicly-traded companies of similar size and scope from outside the retail industry. This data provided reference points, particularly for senior executive positions where competition for talent extends beyond the retail sector. The modified peer group includes a combination of food and drug retailers, other large retailers based on revenue size, and large consumer-facing companies. Median 2018 revenue for the peer group was $91.47 billion, compared to our 2018 revenue of $121.16 billion.

Considering the size of Kroger in relation to other peer group companies, the Compensation Committee believes that salaries paid to our NEOs should be competitively positioned relative to amounts paid by peer group companies for comparable positions. The Compensation Committee also aims to provide an annual cash bonus potential to our NEOs that, if achieved at superior levels, would cause total cash compensation to be meaningfully above the median. Actual payouts may be as low as zero if performance does not meet the baselines established by the Compensation Committee.

The independent members of the Board have the exclusive authority to determine the amount of the CEO’s compensation. In setting total compensation, the independent directors consider the median compensation of the peer group’s CEOs. With respect to the annual bonus, the independent directors make two determinations: (1) they determine the annual cash bonus potential that will be multiplied by the annual cash bonus payout percentage earned that is applicable to the NEOs and (2) the independent directors determine the annual cash bonus amount paid to the CEO by retaining discretion to reduce the annual cash bonus percentage payout the CEO would otherwise receive under the formulaic plan.

The Compensation Committee performs the same function and exercises the same authority as to the other NEOs. In its annual review of compensation for the NEOs the Compensation Committee:

•	Conducts an annual review of all components of compensation, quantifying total compensation for the NEOs on tally sheets. The review includes a summary for each NEO of salary; performance-based annual cash bonus; long-term performance-based cash and performance unit compensation; stock options; restricted stock; accumulated realized and unrealized stock option gains and restricted stock and performance unit values; the value of any perquisites; retirement benefits; company paid health and welfare benefits; banked vacation; severance benefits available under KEPP; and earnings and payouts available under Kroger’s nonqualified deferred compensation program.
•	Considers internal pay equity at Kroger to ensure that the CEO is not compensated disproportionately. The Compensation Committee has determined that the compensation of the CEO and that of the other NEOs bears a reasonable relationship to the compensation levels of other executive positions at Kroger taking into consideration performance and differences in responsibilities.
•	Reviews a report from the Compensation Committee’s compensation consultant reflecting a comprehensive review of each element of pay mix, both annual and long-term and comparing NEO and other senior executive compensation with that of other companies, including both our peer group of competitors and a larger general industry group, to ensure that the Compensation Committee’s objectives of competitiveness are met.
•	Takes into account a recommendation from the CEO (except in the case of his own compensation) for salary, annual cash bonus potential and long-term compensation awards for each of the senior officers including the other NEOs. The CEO’s recommendation takes into consideration the objectives established by and the reports received by the Compensation Committee as well as his assessment of individual job performance and contribution to our management team.

The Compensation Committee does not make use of a formula, but both qualitatively and quantitatively considers each of the factors identified above in setting compensation.

Shareholder Engagement & the 2018 Advisory Vote to Approve Executive Compensation

At the 2018 annual meeting, we held our eighth annual advisory vote on executive compensation. Over 90.94% of the votes cast were in favor of the advisory vote in 2018. In 2018, we also requested meetings with shareholders representing nearly 50% of our outstanding shares during the proxy season and off season engagement and ultimately engaged with shareholders representing over a third of our outstanding shares. Conversations with our shareholders in these meetings included discussions of our compensation program, with our shareholders providing feedback that they appreciate the pay for performance nature of our program’s structure. In light of this feedback and the strong support for our executive compensation program at the 2018 annual meeting, the Compensation Committee made no material changes in the structure of our compensation programs for 2018.

Stock Ownership Guidelines

To more closely align the interests of our officers and directors with your interests as shareholders, the Board has adopted stock ownership guidelines. These guidelines require non-employee directors, executive officers, and other key executives to acquire and hold a minimum dollar value of Kroger common shares as set forth below:

Position	Multiple
Chief Executive Officer	5 times base salary
President and Chief Operating Officer	4 times base salary
Executive Vice Presidents and Senior Vice Presidents	3 times base salary
Group Vice Presidents, Division Presidents, and Other Designated Key Executives	2 times base salary
Non-employee Directors	5 times annual base cash retainer

All covered individuals are expected to achieve the target level within five years of appointment to their positions. Until the requirements are met, covered individuals, including the NEOs, must hold 100% of common shares issued pursuant to performance units earned, shares received upon the exercise of stock options and upon the vesting of restricted stock, except those necessary to pay the exercise price of the options and/or applicable taxes, and must retain all Kroger common shares unless the disposition is approved in advance by the CEO, or by the Board or Compensation Committee for the CEO.

Executive Compensation Recoupment Policy (Clawback)

If a material error of facts results in the payment to an executive officer at the level of Group Vice President or higher of an annual cash bonus or a long-term cash bonus in an amount higher than otherwise would have been paid, as determined by the Compensation Committee, then the officer, upon demand from the Compensation Committee, will reimburse Kroger for the amounts that would not have been paid if the error had not occurred. This recoupment policy applies to those amounts paid by Kroger within 36 months prior to the detection and public disclosure of the error. In enforcing the policy, the Compensation Committee will take into consideration all factors that it deems appropriate, including:

•	the materiality of the amount of payment involved;
•	the extent to which other benefits were reduced in other years as a result of the achievement of performance levels based on the error;
•	individual officer culpability, if any; and
•	other factors that should offset the amount of overpayment.

Compensation Policies as They Relate to Risk Management

As part of the Compensation Committee’s review of our compensation practices, the Compensation Committee considers and analyzes the extent to which risks arise from such practices and their impact on Kroger’s business. As discussed in this Compensation Discussion and Analysis, our policies and practices for compensating employees are designed to, among other things, attract and retain high quality and engaged employees. In this process, the Compensation Committee also focuses on minimizing risk through the implementation of certain practices and policies, such as the executive compensation recoupment policy, which is described above under “Executive Compensation Recoupment Policy (Clawback)”. Accordingly, we do not believe that our compensation practices and policies create risks that are reasonably likely to have a material adverse effect on Kroger.

Prohibition on Hedging and Pledging

After considering best practices related to ownership of company shares, the Board adopted a policy prohibiting Kroger directors and executive officers from engaging, directly or indirectly, in the pledging of, hedging transactions in, or short sales of, Kroger securities.

Section 162(m) of the Internal Revenue Code

Prior to the effective date of the Tax Cuts and Jobs Act of 2017, Section 162(m) of the Code generally disallowed a federal tax deduction to public companies for compensation greater than $1 million paid in any tax year to specified executive officers unless the compensation was “qualified performance-based compensation” under that section. Pursuant to the Tax Cuts and Jobs Act of 2017, the exception for “qualified performance-based compensation” under Section 162(m) of the Code was eliminated with respect to all remuneration in excess of $1 million other than qualified performance based compensation pursuant to a written binding contract in effect on November 2, 2017 or earlier which was not modified in any material respect on or after such date (the legislation providing for such transition rule, the “Transition Rule”).

As a result, performance based compensation that the Compensation Committee structured in previous years with the intent of qualifying as performance-based compensation under Section 162(m) that will be paid after January 1, 2018 may not be fully deductible, depending on the application of the Transition Rule. The committee will—consistent with its past practice—continue to retain flexibility to design compensation programs that are in the best long-term interests of the company and our shareholders, with deductibility of compensation being one of a variety of considerations taken into account.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Kroger’s management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Kroger’s proxy statement and incorporated by reference into its Annual Report on Form 10-K.

Compensation Committee:

Clyde R. Moore, Chair
Susan J. Kropf
Jorge P. Montoya
James A. Runde

Executive Compensation Tables

Summary Compensation Table

The following table and footnotes provide information regarding the compensation of the NEOs for the fiscal years presented.

Name and Principal Position(1)	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
W. Rodney McMullen	2018	$1,311,984	$4,999,996	$2,367,858	$2,692,833	$335,955	$329,246	$12,037,872
Chairman and Chief	2017	1,318,752	5,166,317	2,700,116	359,806	1,690,923	298,463	11,534,377
Executive Officer	2016	1,251,781	5,125,034	2,699,044	719,945	3,139,537	282,051	13,217,392
J. Michael Schlotman	2018	907,292	2,350,843	752,700	1,374,160	295,994	91,133	5,772,122
Executive Vice President	2017	898,316	1,973,228	1,040,846	207,136	873,808	242,637	5,235,971
and Chief Financial Officer	2016	850,360	1,973,247	1,040,436	372,855	1,436,752	141,427	5,815,077
Michael J. Donnelly	2018	885,677	2,355,780	769,118	1,344,160	205,544	133,014	5,693,293
Executive Vice President	2017	817,967	2,230,028	780,637	183,832	1,032,483	247,149	5,292,096
and Chief Operating Officer	2016	757,036	1,480,011	780,323	341,308	2,207,236	188,569	5,754,483
Christopher T. Hjelm	2018	751,673	2,142,600	364,751	1,145,133	228	112,118	4,516,503
Executive Vice President	2017	744,245	1,480,025	780,637	173,536	520	190,917	3,369,880
and Chief Information Officer	2016	706,567	1,480,011	780,323	326,280	832	151,201	3,445,214
Robert Clark	2018	473,958	2,625,003	374,947	905,900	284,854	102,653	4,767,315
Senior Vice President
(1)	Amounts reflect the grant date fair value of restricted stock and performance units granted each fiscal year, as computed in accordance with FASB ASC Topic 718. Because Mr. Clark was not a NEO at the time the existing long-term plans were modified, he received additional grants which are reflected in the table. The following table reflects the value of each type of award granted to the NEOs in 2018:
Name	Restricted Stock	Performance Units
Mr. McMullen	$2,368,205	$2,631,791
Mr. Schlotman	$1,454,505	$896,338
Mr. Donnelly	$1,480,788	$874,992
Mr. Hjelm	$1,400,004	$742,596
Mr. Clark	$1,500,002	$1,125,001

The grant date fair value of the performance units reflected in the stock awards column and in the table above is computed based on the probable outcome of the performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the valuations are set forth in Note 12 to the consolidated financial statements in Kroger’s Form 10-K for fiscal year 2018.

Assuming that the highest level of performance conditions is achieved, the aggregate fair value of the 2018 performance unit awards at the grant date is as follows:

Name	Value of Performance Units Assuming Maximum Performance
Mr. McMullen	$3,158,160
Mr. Schlotman	$1,075,620
Mr. Donnelly	$1,050,000
Mr. Hjelm	$891,120
Mr. Clark	$1,440,000

(2)	These amounts represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the valuations are set forth in Note 12 to the consolidated financial statements in Kroger’s Form 10-K for fiscal year 2018.
(3)	Non-equity incentive plan compensation earned for 2018 consists of amounts earned under the 2018 performance-based annual cash bonus plan and the 2016 LTIP.
Name	Annual Cash Bonus	Long-Term Cash Bonus
Mr. McMullen	$2,279,500	$413,333
Mr. Schlotman	$1,094,160	$280,000
Mr. Donnelly	$1,094,160	$250,000
Mr. Hjelm	$911,800	$233,333
Mr. Clark	$455,900	$450,000

In accordance with the terms of the 2018 performance-based annual cash bonus plan, Kroger paid 91.18% to the NEOs. These amounts were earned with respect to performance in 2018 and paid in March 2019. See “Results of 2018 Annual Cash Bonus Plan” in the CD&A for more information on this plan.

The long-term cash bonus awarded under the 2016 LTIP is a performance-based bonus plan designed to reward participants for improving the long-term performance of the Company. See “Results of 2016 LTIP” in the CD&A for more information on this plan.

(4)	For 2018, the amounts reported consist of the aggregate change in the actuarial present value of each NEO’s accumulated benefit under a defined benefit pension plan (including supplemental plans), which applies to Messrs. McMullen, Schlotman, Donnelly, and Clark, and preferential earnings on nonqualified deferred compensation, which applies to Messrs. McMullen, Donnelly, and Hjelm. Neither Mr. Schlotman nor Mr. Clark participate in a nonqualified deferred compensation plan.
Name	Change in Pension Value	Preferential Earnings on Nonqualified Deferred Compensation
Mr. McMullen	$224,954	$111,001
Mr. Schlotman	$295,994	—
Mr. Donnelly	$199,248	$6,296
Mr. Hjelm	—	$228
Mr. Clark	$284,854	—

Change in Pension Value. These amounts represent the aggregate change in the actuarial present value of accumulated pension benefits. Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, average annual earnings and the assumptions used to determine the present value, such as the discount rate. The increase in the actuarial present value of accumulated pension benefits for 2018 compared to 2017 is due to additional benefits accrued, as applicable. Please see the 2018 Pension Benefits section for further information regarding the assumptions used in calculating pension benefits.

Preferential Earnings on Nonqualified Deferred Compensation. Messrs. McMullen, Donnelly and Hjelm participate in The Kroger Co. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the plan, deferred compensation earns interest at a rate representing Kroger’s cost of ten-year debt, as determined by the CEO and approved by the Compensation Committee prior to the beginning of each deferral year. For each participant, a separate deferral account is created each year and the interest rate established for that year is applied to that deferral account until the deferred compensation is paid out. If the interest rate established by Kroger for a particular year exceeds 120% of the applicable federal long-term interest rate that corresponds most closely to the plan rate, the amount by which the plan rate exceeds 120% of the corresponding federal rate is deemed to be above-market or preferential. In fifteen of the twenty-four years in which at least one NEO deferred compensation, the rate set under the plan for that year exceeds 120% of the corresponding federal rate. For each of the deferral accounts in which the plan rate is deemed to be above-market, Kroger calculates the amount by which the actual annual earnings on the account exceed what the annual earnings would have been if the account earned interest at 120% of the corresponding federal rate, and discloses those amounts as preferential earnings. Amounts deferred in 2018 earn interest at a rate higher than 120% of the corresponding federal rate; accordingly, there are preferential earnings on these amounts.

(5)	Amounts reported in the “All Other Compensation” column for 2018 include the dollar value of premiums paid by the Company for life insurance, Company contributions to defined contribution retirement plans, dividend equivalents paid on earned performance units, and dividends paid on unvested restricted stock. The following table identifies the value of each benefit.
Name	Life Insurance Premiums	Retirement Plan Contributions(a)	Payment of Dividend Equivalents on Earned Performance Units	Dividends Paid on Unvested Restricted Stock	Other(b)
Mr. McMullen	$94,560	—	$35,953	$198,734	—
Mr. Schlotman	—	—	$12,899	$78,234	—
Mr. Donnelly	—	$45,534	$9,675	$77,805	—
Mr. Hjelm	—	$40,831	$9,675	$61,612	—
Mr. Clark	$18,454	$34,509	$7,086	$42,604	—
(a)	Retirement plan contributions. The Company makes automatic and matching contributions to NEOs’ accounts under the applicable defined contribution plan on the same terms and using the same formulas as other participating employees. The Company also makes contributions to NEOs’ accounts under the applicable defined contribution plan restoration plan, which is intended to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under the defined contribution plans in accordance with the Code. The aggregate amounts in the table above represent the following contributions for 2018:
•	Mr. Donnelly – a $13,750 matching contribution to the Dillon Companies, Inc. Employees’ Profit Sharing Plan and a $31,784 matching contribution to the Dillon Companies, Inc. Excess Benefit Profit Sharing Plan;
•	Mr. Hjelm – a $13,750 matching contribution and a $2,000 automatic company contribution to The Kroger Co. 401(k) Retirement Savings Account Plan and a $25,081 contribution to The Kroger Co. 401(k) Retirement Savings Account Restoration Plan; and
•	Mr. Clark – a $13,750 matching contribution to the Dillon Companies, Inc. Employees’ Profit Sharing Plan and a $20,759 matching contribution to the Dillon Companies, Inc. Excess Benefit Profit Sharing Plan.
(b)	Other. For each of the NEOs the total amount of other benefits was less than $10,000.

2018 Grants of Plan-Based Awards

The following table provides information about equity and non-equity incentive awards granted to the NEOs in 2018.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Target ($)		Maximum ($)		Target (#)(3)	Maximum (#)(3)
W. Rodney McMullen		$2,500,000	(1)	$5,000,000	(1)
		$2,631,800	(2)	$3,158,160	(2)
	7/13/2018							84,428			$2,368,205
	7/13/2018								349,293	$28.05	$2,367,858
	7/13/2018					93,825	112,590				$2,631,791
J. Michael Schlotman		$1,200,000	(1)	$2,400,000	(1)
		$896,350	(2)	$1,075,620	(2)
	7/13/2018							51,854			$1,454,505
	7/13/2018								111,034	$28.05	$752,700
	7/13/2018					31,955	38,346				$896,338
Michael J. Donnelly		$1,200,000	(1)	$2,400,000	(1)
		$875,000	(2)	$1,050,000	(2)
	7/13/2018							52,791			$1,480,788
	7/13/2018								113,456	$28.05	$769,118
	7/13/2018					31,194	37,433				$874,992
Christopher T. Hjelm		$1,000,000	(1)	$2,000,000	(1)
		$742,600	(2)	$891,120	(2)
	7/13/2018							49,911			$1,400,004
	7/13/2018								53,806	$28.05	$364,751
	7/13/2018					26,474	31,769				$742,596
Robert W. Clark		$500,000	(1)	$1,000,000	(1)
		$1,350,000	(2)	$1,440,000	(2)
	7/13/2018							53,476			$1,500,002
	7/13/2018								55,310	$28.05	$374,947
	7/13/2018					40,107	42,781				$1,125,001
(1)	These amounts relate to the 2018 performance-based annual cash incentive bonus plan. The amount listed under “Target” represents the annual cash incentive bonus potential of the NEO. By the terms of the plan, payouts are limited to no more than 200% of a participant’s annual cash incentive bonus potential; accordingly, the amount listed under “Maximum” is two times that officer’s annual cash incentive bonus potential amount. The amounts actually earned under this plan were paid in March 2019 and are included in the Summary Compensation Table for 2018 in the “Non-Equity Incentive Plan Compensation” column and are described in footnote 4 to that table.
(2)	These amounts relate to the long-term cash incentive potential under the 2018 Long-Term Incentive Plan, which covers performance during fiscal years 2018, 2019 and 2020. By the terms of the plan, payouts are limited to no more than 120% of a participant’s long-term cash incentive potential; accordingly, the amount listed under “Maximum” is the participant’s long-term cash incentive potential. The amount listed under “Target” is 100%.
(3)	These amounts represent performance units awarded under the 2018 Long-Term Incentive Plan, which covers performance during fiscal years 2018, 2019 and 2020. The amount listed under “Maximum” represents the maximum number of common shares that can be earned by the NEO under the award or 120% of the target amount. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value reported in the last column is based on the probable outcome of the performance conditions as of the grant date. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2018 in the “Stock Awards” column and described in footnote 1 to that table.

(4)	These amounts represent the number of shares of restricted stock granted in 2018. The aggregate grant date fair value reported in the last column is calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2018 in the “Stock Awards” column and described in footnote 1 to that table.
(5)	These amounts represent the number of stock options granted in 2018. Options are granted with an exercise price equal to the closing price of Kroger common shares on the grant date. The aggregate grant date fair value reported in the last column is calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2018 in the “Option Awards” column.

The Compensation Committee, and the independent members of the Board in the case of the CEO, established the incentive potential amounts for the performance-based annual cash incentive awards (shown in this table as “Target”), the number of performance units awarded (shown in this table as “Maximum”), and the bonus potential amounts for the long-term cash incentive awards (shown in this table as “Maximum”). Amounts are payable to the extent that Kroger’s actual performance meets specific performance metrics established by the Compensation Committee at the beginning of the performance period. There are no guaranteed or minimum payouts; if none of the performance metrics are achieved, then none of the award is earned and no payout is made. As described in the CD&A, actual earnings under the performance-based annual cash incentive plan may exceed the target amount if the Company’s performance exceeds the performance goals, but are limited to 200% of the target amount. The performance units and the long-term cash incentive potentials awarded under the 2018 LTIP are more particularly described in the CD&A.

The annual restricted stock and nonqualified stock options awards granted to the NEOs vest in equal amounts on each of the first four anniversaries of the grant date, so long as the officer remains a Kroger employee. Mr. Clark’s July 13, 2018 restricted stock award of 26,738 shares were special awards that vest 25% on each of the first two anniversaries of the grant date, and 50% on the third anniversary of the grant date. Any dividends declared on Kroger common shares are payable on unvested restricted stock.

2018 Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding equity-based incentive compensation awards for the NEOs as of the end of 2018. The vesting schedule for each award is described in the footnotes to this table. The market value of unvested restricted stock and unearned performance units is based on the closing price of Kroger’s common shares of $28.07 on February 1, 2019, the last trading day of fiscal 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. Rodney McMullen	130,000	—		$11.17	6/25/2019	22,500	(6)	$631,575
	140,000	—		$10.08	6/24/2020	34,438	(7)	$966,675
	182,880	—		$12.37	6/23/2021	60,033	(8)	$1,685,126
	194,880	—		$10.98	7/12/2022	130,891	(9)	$3,674,110
	194,880	—		$18.88	7/15/2023	84,428	(10)	$2,369,894
	240,000	60,000	(1)	$24.67	7/15/2024
	141,249	94,166	(2)	$38.33	7/15/2025				84,492	(13)	$2,505,197
	143,236	214,855	(3)	$37.48	7/13/2026				90,916	(14)	$2,702,036
	114,625	458,502	(4)	$22.92	7/13/2027
	—	349,293	(5)	$28.05	7/13/2028
J. Michael Schlotman	50,000	—		$10.08	6/24/2020	6,000	(6)	$168,420
	91,280	—		$12.37	6/23/2021	15,444	(7)	$433,513
	109,280	—		$10.98	7/12/2022	23,692	(8)	$665,034
	109,280	—		$18.88	7/15/2023	51,656	(9)	$1,449,984
	64,000	16,000	(1)	$24.67	7/15/2024	51,854	(10)	$1,455,542
	63,918	42,613	(2)	$38.33	7/15/2025
	55,215	82,823	(3)	$37.48	7/13/2026				29,429	(13)	$872,573
	44,186	176,744	(4)	$22.92	7/13/2027				30,964	(14)	$935,075
	—	111,034	(5)	$28.05	7/13/2028
Michael J. Donnelly	40,000	—		$10.08	6/24/2020	4,500	(6)	$126,315
	70,720	—		$12.37	6/23/2021	11,819	(7)	$331,759
	50,720	—		$10.98	7/12/2022	17,770	(8)	$498,804
	50,720	—		$18.88	7/15/2023	38,744	(9)	$1,087,544
	48,000	12,000	(1)	$24.67	7/15/2024	21,203	(11)	$595,168
	35,957	23,972	(2)	$38.33	7/15/2025	52,791	(10)	$1,481,843
	41,411	62,117	(3)	$37.48	7/13/2026				22,074	(13)	$654,481
	33,139	132,559	(4)	$22.92	7/13/2027				30,227	(14)	$898,346
	—	113,456	(5)	$28.05	7/13/2028
Christopher T. Hjelm	16,000	—		$11.17	6/25/2019	4,500	(6)	$126,315
	24,000	—		$10.08	6/24/2020	11,584	(7)	$325,163
	40,576	—		$12.37	6/23/2021	17,770	(8)	$498,804
	50,720	—		$10.98	7/12/2022	38,744	(9)	$1,087,544
	50,720	—		$18.88	7/15/2023	49,911	(10)	$1,401,002
	48,000	12,000	(1)	$24.67	7/15/2024
	47,938	31,960	(2)	$38.33	7/15/2025				22,074	(13)	$654,481
	41,411	62,117	(3)	$37.48	7/13/2026				25,653	(14)	$762,416
	33,139	132,559	(4)	$22.92	7/13/2027
	—	53,806	(5)	$28.05	7/13/2028
Robert W. Clark	21,500			$10.08	6/24/2020	2,700	(6)	$75,789
	7,000			$10.94	9/16/2020	5,213	(7)	$146,329
	22,500			$12.37	6/23/2021	11,115	(8)	$311,998
	10,000			$11.76	12/8/2021	24,566	(9)	$689,568
	16,000			$10.98	7/12/2022	26,738	(10)	$750,536
	25,000			$15.75	3/14/2023	26,738	(12)	$750,536
	30,000			$18.88	7/15/2023				12,808	(15)	$373,467
	24,000	6,000	(1)	$24.67	7/15/2024				12,955	(14)	$385,010
	17,982	11,988	(2)	$38.33	7/15/2025
	22,811	34,219	(3)	$37.48	7/13/2026
	21,014	84,060	(4)	$22.92	7/13/2027
		55,310	(5)	$28.05	7/13/2028
(1)	Stock options vest on 7/15/2019.

(2)	Stock options vest in equal amounts on 7/15/2019 and 7/15/2020.
(3)	Stock options vest in equal amounts on 7/13/2019, 7/13/2020, and 7/13/2021.
(4)	Stock options vest in equal amounts on 7/13/2019, 7/13/2020, 7/13/2021, and 7/13/2022.
(5)	Stock options vest in equal amounts on 7/13/2019, 7/13/2020, 7/13/2021, and 7/13/2022.
(6)	Restricted stock vests on 7/15/2019.
(7)	Restricted stock vests in equal amounts on 7/15/2019 and 7/15/2020.
(8)	Restricted stock vests in equal amounts on 7/13/2019, 7/13/2020, and 7/13/2021.
(9)	Restricted stock vests in equal amounts on 7/13/2019, 7/13/2020, 7/13/2021, and 7/13/2022.
(10)	Restricted stock vests in equal amounts on 7/13/2019, 7/13/2020, 7/13/2021, and 7/13/2022.
(11)	Restricted stock vests 33% on 12/7/2019 and 67% on 12/7/2020.
(12)	Restricted stock vests 25% on each of 7/13/2019, 25% on 7/13/2020, and 50% on 7/13/2021.
(13)	Performance units granted under the 2017 long-term incentive plan are earned as of the last day of fiscal 2019, to the extent performance conditions are achieved. Because the awards earned are not currently determinable, in accordance with SEC rules, the number of units and the corresponding market value reflect performance through 2018, including cash payments equal to projected dividend equivalent payments.
(14)	Performance units granted under the 2018 long-term incentive plan are earned as of the last day of fiscal 2020, to the extent performance conditions are achieved. Because the awards earned are not currently determinable, in accordance with SEC rules, the number of units and the corresponding market value reflect performance through 2018, including cash payments equal to projected dividend equivalent payments.
(15)	Performance units granted under the 2018 – 2019 long-term incentive plan are earned as of the last day of fiscal 2019, to the extent performance conditions are achieved. Because the awards earned are not currently determinable, in accordance with SEC rules, the number of units and the corresponding market value reflect performance through 2018, including cash payments equal to projected dividend equivalent payments.

2018 Option Exercises and Stock Vested

The following table provides information regarding 2018 stock options exercised, restricted stock vested, and common shares issued pursuant to performance units earned under long-term incentive plans.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W. Rodney McMullen	130,000	$1,528,800	163,526	$4,560,593
J. Michael Schlotman	—	—	55,948	$1,543,895
Michael J. Donnelly	—	—	48,916	$1,361,803
Christopher T. Hjelm	—	—	40,731	$1,124,299
Robert W. Clark	14,500	$259,402	31,722	$843,380
(1)	Stock options have a ten-year life and expire if not exercised within that ten-year period. The value realized on exercise is the difference between the exercise price of the option and the closing price of Kroger’s common shares on the exercise date.

(2)	The Stock Awards columns include vested restricted stock and earned performance units, as follows:
	Vested Restricted Stock		Earned Performance Units
Name	Number of Shares	Value Realized	Number of Shares	Value Realized
Mr. McMullen	139,068	$3,955,257	24,458	$605,336
Mr. Schlotman	47,173	$1,326,714	8,775	$217,181
Mr. Donnelly	42,335	$1,198,923	6,581	$162,880
Mr. Hjelm	34,150	$961,419	6,581	$162,880
Mr. Clark	18,353	$512,497	13,369	$330,883

Restricted stock. The table includes the number of shares acquired upon vesting of restricted stock and the value realized on the vesting of restricted stock, based on the closing price of Kroger common shares on the vesting date.

Performance Units. Participants in the 2016 LTIP, as modified, were awarded performance units that were earned based on performance criteria established by the Compensation Committee as described on page 19 of the CD&A. Actual payouts were based on the level of performance achieved and were paid in common shares. The number of common shares issued, and the value realized based on the closing price of Kroger common shares of $24.75 on March 14, 2019, the date of deemed delivery of the shares, are reflected in the table above.

2018 Pension Benefits

The following table provides information regarding pension benefits for the NEOs as of the last day of fiscal 2018.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)		Payments during Last fiscal year ($)
W. Rodney McMullen	Pension Plan	33	$1,478,015		—
	Excess Plan	33	$14,735,498		—
J. Michael Schlotman	Pension Plan	33	$1,601,117		—
	Excess Plan	33	$7,632,275		—
Michael J. Donnelly	Pension Plan	39	$841,548		—
	Excess Plan	39	$6,072,232		—
Christopher T. Hjelm	Pension Plan	—	—	(2)	—	(2)
Robert W. Clark	Pension Plan	34	$314,368		—
	Excess Plan	34	$1,521,638		—
(1)	The discount rate used to determine the present values was 4.22% for each of The Kroger Consolidated Retirement Benefit Plan Spin Off (the “Pension Plan”) and The Kroger Co. Consolidated Retirement Excess Benefit Plan (the “Excess Plan”), which are the same rates used at the measurement date for financial reporting purposes. Additional assumptions used in calculating the present values are set forth in Note 15 to the consolidated financial statements in Kroger’s 10-K for fiscal year 2018.
(2)	Mr. Hjelm does not participate in the Pension Plan or the Excess Plan.

Pension Plan and Excess Plan

In 2018, Messrs. McMullen, Schlotman, Donnelly, and Clark were participants in the Pension Plan, which is a qualified defined benefit pension plan. Messrs. McMullen, Schlotman, Donnelly, and Clark also participate in the Excess Plan, which is a nonqualified deferred compensation plan as defined in Section 409A of the Code. The purpose of the Excess Plan is to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under the qualified defined benefit pension plans in accordance with the Code.

Although participants generally receive credited service beginning at age 21, certain participants in the Pension Plan and the Excess Plan who commenced employment prior to 1986, including Messrs. McMullen, Schlotman and Clark, began to accrue credited service after attaining age 25 and one year of service. The Pension Plan and the Excess Plan generally determine accrued benefits using a cash balance formula but retain benefit formulas applicable under prior plans for certain “grandfathered participants” who were employed by Kroger on December 31, 2000. Each of Messrs. McMullen, Schlotman, Donnelly and Clark are eligible for these grandfathered benefits.

Grandfathered Participants

Benefits for grandfathered participants are determined using formulas applicable under prior plans, including the Kroger formula covering service to The Kroger Co. and the Dillon formula covering service to Dillon Companies, Inc. As “grandfathered participants,” Messrs. McMullen, Schlotman, Donnelly, and Clark will receive benefits under the Pension Plan and the Excess Plan, determined as follows:

•	1 1∕2% times years of credited service multiplied by the average of the highest five years of total earnings (base salary and annual cash bonus) during the last ten calendar years of employment, reduced by 1 1∕4% times years of credited service multiplied by the primary social security benefit;
•	normal retirement age is 65;
•	unreduced benefits are payable beginning at age 62; and
•	benefits payable between ages 55 and 62 will be reduced by 1∕3 of one percent for each of the first 24 months and by 1∕2 of one percent for each of the next 60 months by which the commencement of benefits precedes age 62.

In 2018, we announced changes to these company-sponsored pension plans. The Company will freeze the compensation and service periods used to calculate pension benefits for active employees who participate in the affected pension plans, including the NEO participants as of December 31, 2019. Beginning January 1, 2020, the affected active employees will no longer accrue additional benefits for future service and eligible compensation received under these plans.

In the event of a termination of employment other than death or disability, Messrs. McMullen, Schlotman, and Donnelly currently are eligible for a reduced early retirement benefit, as each has attained age 55. If a “grandfathered participant” becomes disabled while employed by Kroger and after attaining age 55, the participant will receive the full retirement benefit. If a married “grandfathered participant” dies while employed by Kroger, the surviving spouse will receive benefits as though a retirement occurred on such date, based on the greater of: actual benefits payable to the participant if he or she was over age 55, or the benefits that would have been payable to the participant assuming he or she was age 55 on the date of death.

Offsetting Benefits

Messrs. Donnelly and Clark also participate in the Dillon Companies, Inc. Employees’ Profit Sharing Plan (the “Dillon Profit Sharing Plan”), which is a qualified defined contribution plan under which Dillon Companies, Inc. and its participating subsidiaries may choose to make discretionary contributions each year that are allocated to each participant’s account. Participation in the Dillon Profit Sharing Plan was frozen in 2001 and participants are no longer able to make employee contributions, but certain participants, including Messrs. Donnelly and Clark, are still eligible for employer contributions. Participants elect from among a number of investment options and the amounts in their accounts are invested and credited with investment earnings in accordance with their elections. Due to offset formulas contained in the Pension Plan, Messrs. Donnelly and Clark’s accrued benefits under the Dillon Profit Sharing Plan offset a portion of the benefit that would otherwise accrue for him under the Pension Plan for his service with Dillon Companies, Inc. Messrs. Donnelly and Clark also participate in the Dillon Companies, Inc. Excess Benefit Profit Sharing Plan (“Dillon Excess Profit Sharing Plan”) which provides Company contributions in excess of the qualified plan limits. The Dillon Excess Profit Sharing Plan is offset by Messrs. Donnelly and Clark’s benefit from the Excess Plan. The offsets are reflected in the Pension Benefits table above.

2018 Nonqualified Deferred Compensation

The following table provides information on nonqualified deferred compensation for the NEOs for 2018. Messrs. Schlotman, Hjelm and Clark do not participate in a nonqualified deferred compensation plan.

Name	Executive Contributions in Last FY		Aggregate Earnings in Last FY(1)	Aggregate Balance at Last FYE(2)
W. Rodney McMullen	$131,544	(3)	$666,069	$10,563,424
J. Michael Schlotman	—		—	—
Michael J. Donnelly	$91,916	(4)	$36,245	$668,829
Christopher T. Hjelm	—		$12,294	$272,006
Robert Clark	—		—	—
(1)	These amounts include the aggregate earnings on all accounts for each NEO, including any above-market or preferential earnings. The following amounts earned in 2018 are deemed to be preferential earnings and are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2018: Mr. McMullen, $111,001; Mr. Donnelly, $6,296; and Mr. Hjelm, $228.
(2)	The following amounts in the Aggregate Balance column were reported in the Summary Compensation Tables covering fiscal years 2006 – 2017: Mr. McMullen, $3,102,637; Mr. Donnelly, $232,576; and Mr. Hjelm, $149,370.
(3)	This amount includes the deferral of $59,583 of his salary in fiscal 2018; this amount is included in the “Salary” column of the Summary Compensation Table for 2018. This amount also includes the deferral of $57,600 of his 2015 Long-Term Incentive Plan cash incentive earned for performance over the three year period 2015 to 2017 and paid in March 2018 and the deferral of $14,361 of his 2017 performance-based annual cash incentive plan earned in 2017 and paid in March 2018; these amounts are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2017.
(4)	This amount includes the deferral of $79,548 of his 2015 Long-Term Incentive Plan cash incentive earned for performance over the three year period 2015 to 2017 and paid in March 2018; this amount is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2018 and the deferral of $12,368 of his 2017 performance-based annual cash incentive plan earned in 2017 and paid in March 2018.

Executive Deferred Compensation Plan

Messrs. McMullen, Donnelly and Hjelm participate in the Deferred Compensation Plan, which is a nonqualified deferred compensation plan. Participants may elect to defer up to 100% of the amount of their salary that exceeds the sum of the FICA wage base and pre-tax insurance and other Code Section 125 plan deductions, as well as up to 100% of their annual and long-term cash bonus compensation. Kroger does not match any deferral or provide other contributions. Deferral account amounts are credited with interest at the rate representing Kroger’s cost of ten-year debt as determined by Kroger’s CEO and approved by the Compensation Committee prior to the beginning of each deferral year. The interest rate established for deferral amounts for each deferral year will be applied to those deferral amounts for all subsequent years until the deferred compensation is paid out. Amounts deferred in 2018 earn interest at a rate of 3.6%. Participants can elect to receive lump sum distributions or quarterly installments for periods up to ten years. Participants also can elect between lump sum distributions and quarterly installments to be received by designated beneficiaries if the participant dies before distribution of deferred compensation is completed.

Participants may not withdraw amounts from their accounts until they leave Kroger, except that Kroger has discretion to approve an early distribution to a participant upon the occurrence of an unforeseen emergency. Participants who are “specified employees” under Section 409A of the Code, which includes the NEOs, may not receive a post-termination distribution for at least six months following separation. If the employee dies prior to or during the distribution period, the remainder of the account will be distributed to his or her designated beneficiary in lump sum or quarterly installments, according to the participant’s prior election.

Potential Payments upon Termination or Change in Control

Kroger does not have employment agreements or other contracts, agreements, plans or arrangements that provide for payments to the NEOs in connection with a termination of employment or a change in control of Kroger. However, KEPP, award agreements for stock options, restricted stock and performance units, and the long-term cash bonus plans provide for certain payments and benefits to participants, including the NEOs, in the event of a termination of employment or a change in control of Kroger, as defined in the applicable plan or agreement. Our pension plan and nonqualified deferred compensation plan also provide for certain payments and benefits to participants in the event of a termination of employment, as described above in the 2018 Pension Benefits section and the 2018 Nonqualified Deferred Compensation section, respectively.

The Kroger Co. Employee Protection Plan

KEPP applies to all management employees who are classified as exempt under the federal Fair Labor Standards Act and to certain administrative or technical support personnel who are not covered by a collective bargaining agreement, with at least one year of service, including the NEOs. KEPP provides severance benefits when a participant’s employment is terminated actually or constructively within two years following a change in control of Kroger, as defined in KEPP. The actual amount of the severance benefit is dependent on pay level and years of service. Exempt employees, including the NEOs, are eligible for the following benefits:

•	a lump sum severance payment equal to up to 24 months of the participant’s annual base salary and target annual bonus potential;
•	a lump sum payment equal to the participant’s accrued and unpaid vacation, including banked vacation;
•	continued medical and dental benefits for up to 24 months and continued group term life insurance coverage for up to 6 months; and
•	up to $10,000 as reimbursement for eligible outplacement expenses.

In the event that any payments or benefits received or to be received by an eligible employee in connection with a change in control or termination of employment (whether pursuant to KEPP or any other plan, arrangement or agreement with Kroger or any person whose actions result in a change in control) would constitute parachute payments within the meaning of Section 280G of the Code and would be subject to the excise tax under Section 4999 of the Code, then such payments and benefits will either be (i) paid in full or (ii) reduced to the minimum extent necessary to ensure that no portion of such payments or benefits will be subject to the excise tax, whichever results in the eligible employee receiving the greatest aggregate amount on an after-tax basis.

Long-Term Incentive Awards

The following table describes the treatment of long-term incentive awards following a termination of employment or change in control of Kroger, as defined in the applicable agreement. In each case, the continued vesting, exercisability or eligibility for the incentive awards will end if the participant provides services to a competitor of Kroger.

Triggering Event	Stock Options	Restricted Stock	Performance Units	Performance-Based Long-Term Cash Bonus
Involuntary Termination	Forfeit all unvested options. Previously vested options remain exercisable for the shorter of one year after termination or the remainder of the original 10-year term.	Forfeit all unvested shares	Forfeit all rights to units for which the three year performance period has not ended	Forfeit all rights to long-term cash bonuses for which the three year performance period has not ended
Voluntary Termination/ Retirement - Prior to minimum age and five years of service(1)	Forfeit all unvested options. Previously vested options remain exercisable for the shorter of one year after termination or the remainder of the original 10-year term.	Forfeit all unvested shares	Forfeit all rights to units for which the three year performance period has not ended	Forfeit all rights to long-term cash bonuses for which the three year performance period has not ended

Triggering Event	Stock Options	Restricted Stock	Performance Units	Performance-Based Long-Term Cash Bonus
Voluntary Termination/ Retirement - After minimum age and five years of service(1)	Unvested options held greater than 1 year continue vesting on the original schedule. All options are exercisable for remainder of the original 10-year term.	Unvested shares held greater than 1 year continue vesting on the original schedule	Pro rata portion(2) of units earned based on performance results over the full three-year period	Pro rata portion(2) of long-term cash bonuses earned based on performance results over the full three-year period
Death	Unvested options are immediately vested. All options are exercisable for the remainder of the original 10-year term.	Unvested shares immediately vest	Pro rata portion(2) of units earned based on performance results through the end of the fiscal year in which death occurs. Award will be paid following the end of such fiscal year.	Pro rata portion(2) of long-term cash bonuses earned based on performance results through the end of the fiscal year in which death occurs. Award will be paid following the end of such fiscal year.
Disability	Unvested options are immediately vested. All options are exercisable for remainder of the original 10-year term.	Unvested shares immediately vest	Pro rata portion(2) of units earned based on performance results over the full three-year period	Pro rata portion(2) of long-term cash bonuses earned based on performance results over the full three-year period
Change in Control(3)	Unvested options are immediately vested and exercisable	Unvested shares immediately vest	50% of the units granted at the beginning of the performance period earned immediately	50% of the bonus granted at the beginning of the performance period earned immediately
(1)	The minimum age requirement is age 62 for stock options and restricted stock and age 55 for performance units and the long-term cash bonus.
(2)	The prorated amount is equal to the number of weeks of active employment during the performance period divided by the total number of weeks in the performance period.
(3)	These benefits are payable upon a change in control of Kroger, as defined in the applicable agreement, with or without a termination of employment.

Quantification of Payments upon Termination or Change in Control

The following table provides information regarding certain potential payments that would have been made to the NEOs if the triggering event occurred on the last day of the fiscal year, February 2, 2019, given compensation, age and service levels as of that date and, where applicable, based on the closing market price per Kroger common share on the last trading day of the fiscal year ($28.07 on February 1, 2019). Amounts actually received upon the occurrence of a triggering event will vary based on factors such as the timing during the year of such event, the market price of Kroger common shares, and the officer’s age, length of service and compensation level.

Name	Involuntary Termination	Voluntary Termination/ Retirement	Death	Disability	Change in Control without Termination	Change in Control with Termination
W. Rodney McMullen
Accrued and Banked Vacation	$653,934	$653,934	$653,934	$653,934	$653,934	$653,934
Severance	—	—	—	—	—	7,631,808
Continued Health and Welfare Benefits(1)	—	—	—	—	—	25,337
Stock Options(2)	—	—	3,718,393	3,718,393	3,718,393	3,718,393
Restricted Stock(3)	—	—	9,327,380	9,327,380	9,327,380	9,327,380
Performance Units(4)	—	1,511,079	1,511,079	1,511,079	3,051,377	3,051,377
Long-Term Cash Bonus(5)	—	1,415,406	1,415,406	1,415,406	1,935,900	1,935,900
Executive Group Life Insurance	—	—	1,973,850	—	—	—
J. Michael Schlotman
Accrued and Banked Vacation	$445,773	$445,773	$445,773	$445,773	$445,773	$445,773
Severance	—	—	—	—	—	4,246,512
Continued Health and Welfare Benefits(1)	—	—	—	—	—	25,313
Stock Options(2)	—	—	966,932	966,932	966,932	966,932
Restricted Stock(3)	—	—	4,172,493	4,172,493	4,172,493	4,172,493
Performance Units(4)	—	526,083	526,083	526,083	1,052,639	1,052,639
Long-Term Cash Bonus(5)	—	663,997	663,997	663,997	855,120	855,120
Executive Group Life Insurance	—	—	1,384,875	—	—	—
Michael J. Donnelly
Accrued and Banked Vacation	$173,813	$173,813	$173,813	$173,813	$173,813	$173,813
Severance	—	—	—	—	—	4,202,520
Continued Health and Welfare Benefits(1)	—	—	—	—	—	12,229
Stock Options(2)	—	—	725,808	725,808	725,808	725,808
Restricted Stock(3)	—	—	4,121,434	4,121,434	4,121,434	4,121,434
Performance Units(4)	—	396,927	396,927	396,927	890,956	890,956
Long-Term Cash Bonus(5)	—	591,401	591,401	591,401	761,250	761,250
Executive Group Life Insurance	—	—	1,351,875	—	—	—
Christopher T. Hjelm
Accrued and Banked Vacation	$5,884	$5,884	$5,884	$5,884	$5,884	$5,884
Severance	—	—	—	—	—	3,529,800
Continued Health and Welfare Benefits(1)	—	—	—	—	—	55,345
Stock Options(2)	—	—	724,615	724,615	724,615	724,615
Restricted Stock(3)	—	—	3,438,828	3,438,828	3,438,828	3,438,828
Performance Units(4)	—	395,402	395,402	395,402	824,711	824,711
Long-Term Cash Bonus(5)	—	551,974	551,974	551,974	710,500	710,500
Executive Group Life Insurance	—	—	1,147,350	—	—	—
Robert W. Clark
Accrued and Banked Vacation	$5,769	$5,769	$5,769	$5,769	$5,769	$5,769
Severance	—	—	—	—	—	2,000,016
Continued Health and Welfare Benefits(1)	—	—	—	—	—	32,916
Stock Options(2)	—	—	454,415	454,415	454,415	454,415
Restricted Stock(3)	—	—	2,724,755	2,724,755	2,724,755	2,724,755
Performance Units(4)	—	—	155,010	155,010	375,268	375,268
Long-Term Cash Bonus(5)	—	—	210,968	210,968	506,518	506,518
Executive Group Life Insurance	—	—	750,000	—	—	—

(1)	Represents the aggregate present value of continued participation in the Company’s medical, dental and executive term life insurance plans, based on the premiums payable by the Company during the eligible period. The eligible period for continued medical and dental benefits is based on the level and length of service, which is 24 months for all NEOs. The eligible period for continued executive term life insurance coverage is six months for the NEOs. The amounts reported may ultimately be lower if the NEO is no longer eligible to receive benefits, which could occur upon obtaining other employment and becoming eligible for substantially equivalent benefits through the new employer.
(2)	Amounts reported in the death, disability and change in control columns represent the intrinsic value of the accelerated vesting of unvested stock options, calculated as the difference between the exercise price of the stock option and the closing price per Kroger common share on February 1, 2019. A value of $0 is attributed to stock options with an exercise price greater than the market price on the last day of the fiscal year. In accordance with SEC rules, no amount is reported in the voluntary termination/retirement column because vesting is not accelerated, but the options may continue to vest on the original schedule if the conditions described above are met.
(3)	Amounts reported in the death, disability and change in control columns represent the aggregate value of the accelerated vesting of unvested restricted stock. In accordance with SEC rules, no amount is reported in the voluntary termination/retirement column because vesting is not accelerated, but the restricted stock may continue to vest on the original schedule if the conditions described above are met.
(4)	Amounts reported in the voluntary termination/retirement, death and disability columns represent the aggregate value of the performance units granted in 2017 and 2018, based on performance through the last day of fiscal 2018 and prorated for the portion of the performance period completed. Amounts reported in the change in control column represent the aggregate value of 50% of the maximum number of performance units granted in 2017 and 2018. Awards under the 2016 Long-Term Incentive Plan were earned as of the last day of 2018 so each NEO age 55 or over was entitled to receive (regardless of the triggering event) the amount actually earned, which is reported in the Stock Awards column of the 2018 Stock Vested Table.
(5)	Amounts reported in the voluntary termination/retirement, death and disability columns represent the aggregate value of the long-term cash bonuses granted in 2017 and 2018, based on performance through the last day of fiscal 2018 and prorated for the portion of the performance period completed. Amounts reported in the change in control column represent the aggregate value of 50% of the long-term cash bonus potentials under the 2017 and 2018 Long-Term Incentive Plans. Awards under the 2016 Long-Term Incentive Plan were earned as of the last day of 2018, so each NEO age 55 or over was entitled to receive (regardless of the triggering event) the amount actually earned, which is reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2018.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our Chairman and CEO, Mr. McMullen, to the annual total compensation of our median employee.

As reported in the Summary Compensation Table, our CEO had annual total compensation for 2018 of $12,037,872. Using this Summary Compensation Table methodology, the annual total compensation of our median employee for 2018 was $24,912. As a result, we estimate that the ratio of our CEO’s annual total compensation to that of our median employee for fiscal 2018 was 483 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Therefore, the estimated pay ratio reported above may not be comparable to the pay ratios reported by other companies and should not be used as a basis for comparison between companies.

We identify the “median employee” from our employee population on the last day of our 11th fiscal period (December 8, 2018), which included full-time, part-time, temporary, and seasonal employees who were employed on that date. The consistently applied compensation measure we used was “base salary/wages paid,” which we measured from the beginning of our fiscal year, February 4, 2018, through February 2, 2019; and we multiplied the average weekly earnings during this period of each full-time and part-time permanent employee by 52, which was the number of weeks in fiscal 2018. We annualized the earnings of all permanent employees who were on a leave of absence or were new-hires in 2018. We did not make any other adjustments permissible by the SEC nor did we make any other material assumptions or estimates to identify our median employee. The median employee did not change from the prior year. There were no changes in our employee population or compensation arrangements that would have significantly affected our pay ratio calculation.

Once the median employee was identified, we then determined the median employee’s annual total compensation using the Summary Compensation Table methodology as detailed in Item 402(c)(2)(x) of Regulation S-K and compared it to the annual total compensation of Mr. McMullen as detailed in the “Total” column of the Summary Compensation Table for 2018, to arrive at the pay ratio disclosed above.

Item No. 2 Advisory Vote to Approve Executive Compensation

You are being asked to vote, on an advisory basis, to approve the compensation of our NEOs. The Board of Directors recommends that you vote FOR the approval of compensation of our NEOs.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we give our shareholders the right to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed earlier in this proxy statement in accordance with the SEC’s rules.

As discussed earlier in the CD&A, our compensation philosophy is to attract and retain the best management talent and to motivate these employees to achieve our business and financial goals. Our incentive plans are designed to reward the actions that lead to long-term value creation. To achieve our objectives, we seek to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, we are guided by the following principles:

•	A significant portion of pay should be performance-based, with the percentage of total pay tied to performance increasing proportionally with an executive’s level of responsibility;
•	Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus;
•	Compensation policies should include an opportunity for, and a requirement of, equity ownership to align the interests of executives and shareholders; and
•	Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that directly drive our business strategy.

The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our NEOs as described in this proxy statement. The vote is advisory. This means that the vote is not binding on Kroger. The Compensation Committee of the Board is responsible for establishing executive compensation. In so doing, the Compensation Committee will consider, along with all other relevant factors, the results of this vote.

We ask our shareholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and the related narrative discussion, is hereby APPROVED.”

The next advisory vote will occur at our 2020 annual meeting.

The Board of Directors Recommends a Vote For This Proposal.

Item No. 3 Vote to Approve The Kroger Co. 2019 Long-Term Incentive Plan

You are being asked to vote to approve the Kroger 2019 Long-Term Incentive Plan (the “2019 Plan”). Our Board of Directors has adopted and recommends that you vote FOR this proposal.

Under this Item No. 3, the Board is recommending that our shareholders approve the 2019 Plan, which was adopted, subject to shareholder approval, by the Board of Directors on April 29, 2019. The 2019 Plan is intended to replace our shareholder-approved 2014 Long-Term Incentive and Cash Bonus Plan, as amended (the “2014 Plan”), and our shareholder-approved 2011 Long-Term Incentive and Cash Bonus Plan, as amended (the “2011 Plan”), and to implement, among other things:

•	Authorization of 46,000,000 new shares for issuance under the 2019 Plan;
•	A mandated minimum vesting period of one (1) year; and
•	A double-trigger approach for change-in-control vesting if awards are not assumed, substituted or otherwise replaced in connection with the change-in-control.

If the 2019 Plan is approved by our shareholders, it will become effective as of the date of the Annual Meeting and no additional awards will be granted under the 2014 Plan or the 2011 Plan. In the event that our shareholders do not approve this Proposal, the 2019 Plan will not become effective, and the 2014 Plan and 2011 Plan will continue to be effective in accordance with their terms. No awards have or will be made under the 2019 Plan prior to its approval by shareholders at the Annual Meeting.

As described above in the section entitled “Compensation Discussion and Analysis” beginning on page 19 above, the Compensation Committee of the Board of Directors has long maintained a strong pay for performance philosophy designed to attract and retain the best management talent, to motivate employees to achieve our business and financial goals, and to reward the actions that lead to long-term value creation. The Compensation Committee believes that there is a strong link between our business strategy, the performance metrics in our short-term and long-term incentive programs, and the business results that drive shareholder value. To achieve our objectives, the Compensation Committee seeks to ensure that compensation is competitive and that a significant portion of pay should be performance-based, with the percentage of total pay tied to performance increasing proportionally with an NEO’s level of responsibility. If the 2019 Plan is approved, the Company will be able to continue to provide equity awards as part of its compensation program, which is necessary to successfully attract and retain the best possible candidates for positions of substantial responsibility within the Company and to ensure that compensation is competitive and has a direct link with performance. Moreover, awarding equity compensation aligns the interests of our NEOs with the interests of our shareholders and creates incentives to achieve the annual business plan targets and longer term company objectives. The details and design elements of the 2019 Plan are set forth in the section entitled “—Summary of the 2019 Plan” beginning on page 53 below.

Providing equity and equity-based awards aligns employee compensation interests with the investment interests of our shareholders, and reduces cash compensation expense, permitting cash to be reinvested in our business or returned to our shareholders. Approval of the 2019 Plan will allow Kroger to continue to provide equity and equity-based awards to recruit and compensate its officers and other key employees beyond the time at which the shares reserved under the 2014 Plan and the 2011 Plan would be depleted. If the 2019 Plan is not approved, the Company will continue to grant awards under the 2014 Plan and the 2011 Plan until there are no longer any shares available for grant.

We are requesting approval of 38,000,000 shares for awards under the 2019 Plan. Awards may also be made under the 2019 Plan with respect to an estimated 23,783,636 shares that, as of April 23, 2019, remain available for grant under the 2014 Plan and the 2011 Plan, each of which has previously been approved by our shareholders. In addition, if and only to the extent forfeited in accordance with the terms of such plans, a maximum of 26,311,950 shares previously granted under the 2014 Plan and the 2011 Plan may become available for awards under the 2019 Plan (for the avoidance of doubt, such shares are not initially available for grant under the 2019 Plan). We refer to the aggregate number of shares available for awards under the 2019 Plan as the “share reserve.” The share reserve will be reduced by one share for each share subject to a stock option or share appreciation right, and by 2.83 shares for each share subject to a restricted stock award, award of restricted stock units (including performance units), or other share award. In determining the number of shares to request under the 2019 Plan, we evaluated our share availability under the 2014 Plan and the 2011 Plan, recent share usage, our historical annual equity award grant rate, our historical forfeiture rate and our estimates of the number of shares needed to attract new executive hires. We expect that the share reserve will allow us to continue to appropriately grant equity awards at reasonable and desirable levels for approximately the next three years; however, the amount of future awards is not currently known and will depend on various factors that cannot be predicted, including, but not limited to, the price of our shares on future grant dates, the volatility of the stock and the types of awards that will be granted.

Key Plan Provisions

•	The 2019 Plan has a ten-year term;
•	The 2019 Plan provides for the following types of equity awards: stock options (both incentive stock options and nonqualified stock options), share appreciation rights, restricted stock awards, restricted stock units (including performance units), cash incentive awards and share awards;
•	38,000,000 shares will be newly authorized for issuance pursuant to awards under the 2019 Plan;
•	An estimated 23,783,636 shares that remain available for grant under the 2014 Plan and the 2011 Plan as of April 23, 2019 may also be granted under the 2019 Plan;
•	Any shares subject to outstanding awards under the 2014 Plan or 2011 Plan that are forfeited, cancelled or otherwise expire that would have been added back to the share reserves under the 2014 Plan or 2011 Plan, will roll over into the share reserve of the 2019 Plan, subject to a maximum of 26,311,950 shares that may be forfeited under such plans as described above;
•	The share reserve will be reduced by one share for each share subject to a stock option or share appreciation right, and by 2.83 shares for each share subject to a restricted stock award, award of restricted stock units (including performance units), or other share award;
•	All types of equity awards granted under the 2019 Plan may have all or a significant portion of compensation linked to the achievement of performance goals by the Company and/or the participant; and
•	The 2019 Plan will be administered by the Compensation Committee, which is comprised entirely of independent non-employee directors, and which may delegate authority to a committee of executives in respect of awards to Kroger associates who are not our NEOs or subject to Section 16 under the Exchange Act.

In addition, the 2019 Plan increases flexibility for design of performance-based awards following the repeal of the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). The Compensation Committee aims to continue to retain flexibility to design compensation programs that are in the long-term best interests of Kroger and our shareholders, with deductibility of compensation being only one of a range of considerations taken into account.

Key Shareholder Considerations

Shareholders should consider the following in determining whether to approve the 2019 Plan:

•	Our burn rate is reasonable. As detailed in the table below, our three-year average adjusted burn rate, which we define as the number of shares subject to time-based equity awards granted and performance-based equity awards earned in a fiscal year divided by the weighted average common shares outstanding for that fiscal year, with a multiplier as assigned by ISS of 2.5 for full value shares, is 1.87%. It is our intention to remain within the burn rate guidelines established by ISS for our industry.
Fiscal Year	Options Granted	Full-Value Shares Granted	Total Granted (full-value shares adjusted)*	Weighted Average # of Common Shares Outstanding	Burn Rate
2018	2,780,977	4,611,375	14,309,415	810,166,210	1.77%
2017	7,000,000	5,800,000	21,500,000	895,000,000	2.40%
2016	4,800,000	3,600,000	13,800,000	942,000,000	1.46%
*	Total Granted = Options + (Adjusted Full-Value Shares)
•	Dilution. Dilution is commonly measured by “overhang,” which generally refers to the amount of total potential dilution to current shareholders that could result from future issuance of the shares reserved under an equity compensation plan. As of April 23, 2019, 34,671,157 shares were subject to outstanding equity awards under our 2014 Plan and 2011 Plan, 13,481,250 shares were subject to outstanding equity awards under our 2008 Long-Term Incentive and Cash Bonus Plan, as amended (the “2008 Plan”), and our 2005 Long-Term Incentive Plan, as amended (the “2005 Plan”), an additional 23,783,636 shares were reserved for issuance under our 2014 Plan and 2011 Plan (and, for the avoidance of doubt, no shares remain available for issuance under the 2008 Plan and the 2005 Plan), and we are requesting an additional 38,000,000 shares for grant under the 2019 Plan, which based on 798,429,109 shares outstanding on April 23, 2019, results in a total potential dilution of 13.77%. This overhang is reasonable compared to that of our peers.

•	Clawbacks. Awards granted under the 2019 Plan may be subject to recoupment in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recoupment of erroneously awarded compensation). Awards may also be subject to recoupment under the terms of the 2019 Plan for a period of one (1) year following after the settlement of an award under the 2019 Plan or may be subject to Kroger’s clawback policy as described on page 33 above in the section entitled “Executive Compensation Recoupment Policy (Clawback)” in the “Compensation Discussion & Analysis”.
•	The 2019 Plan follows best market practices. The 2019 Plan has been designed consistent with the qualitative standards of proxy advisory firms and equity plan best practices. As a result, the 2019 Plan:
○	provides that no award may vest prior to the one-year anniversary of such award’s date of grant (other than vesting upon the death or disability of the participant, or upon a change in control), except that up to 5% of the share reserve of the 2019 Plan may be subject to awards that do not meet such minimum vesting requirement;
○	does not permit the repricing of awards granted under the 2019 Plan unless approved by shareholders;
○	does not provide for automatic acceleration of vesting of equity awards upon a change in control of the Company, also known as a “single-trigger acceleration;”
○	does not contain an annual “evergreen provision,” and therefore shareholder approval is required to increase the maximum number of shares that may be issued under the 2019 Plan;
○	contains a “fungible share pool” provision, which limits shareholder dilution by charging the share reserve with 2.83 shares for each share subject to a full value award;
○	provides that all stock options and share appreciation rights have an exercise price equal to at least the fair market value of our common shares on the date the stock option or share appreciation right is granted, except in certain situations in which we are assuming options granted by another company that we are acquiring;
○	provides that (i) no dividends or dividend equivalent rights will be paid or provided with respect to awards other than restricted shares and share awards, and (ii) dividend equivalents accrued with respect to awards of restricted stock units (including performance units), if any, may not be paid before the date such awards have vested; and
○	does not provide for any tax gross-ups.

Summary of the 2019 Plan

The principal features of the 2019 Plan are summarized below. The summary does not purport to be a complete statement of the terms of the 2019 Plan and is qualified in its entirety by reference to the full text of the 2019 Plan, a copy of which is attached as Appendix A to this Proxy Statement.

Purpose

The purpose of the 2019 Plan is to align the interests of eligible participants with our shareholders by providing incentive compensation tied to Kroger’s performance. The intent of the 2019 Plan is to advance Kroger’s interests and increase shareholder value by attracting, retaining and motivating key personnel.

Administration

Pursuant to its terms, the 2019 Plan may be administered by the Compensation Committee of the Board, such other committee of the Board appointed by the Board to administer the Plan or the Board, as determined by the Board (such administrator of the 2019 Plan, the “Committee”). The Committee has the power and discretion necessary to administer the 2019 Plan, with such powers including, but not limited to, the authority to select persons to participate in the 2019 Plan, determine the form and substance of awards under the 2019 Plan, determine the conditions and restrictions, if any, subject to which such awards will be made, modify the terms of awards, accelerate the vesting of awards upon termination of service, and make determinations regarding a participant’s termination of employment or service for purposes of an award. The Committee’s determinations, interpretations and actions under the 2019 Plan are binding on the Company, the participants in the 2019 Plan and all other parties. Generally, the 2019 Plan will be administered by our Compensation Committee, which solely consists of independent directors, as appointed by the Board from time to time. The Compensation Committee may delegate authority to a committee of executives in respect of awards to Kroger associates who are not our NEOs or subject to Section 16 under the Exchange Act, as permitted under the 2019 Plan.

Eligibility

Any employee, officer, non-employee director, consultant or advisor to the Company or any of its subsidiaries or affiliates can participate in the 2019 Plan, at the Committee’s discretion. In its determination of eligible participants, the Committee may consider any and all factors it considers relevant or appropriate, and designation of a participant in any year does not require the Committee to designate that person to receive an award in any other year. As of the record date, [         ] employees, 19 officers, 11 non-employee directors, and no consultants or advisors are eligible to participate in the Plan.

Awards

The types of awards available under the 2019 Plan include stock options (both incentive and non-qualified), share appreciation rights, restricted stock awards, restricted stock units (including performance units), cash incentive awards and share awards. All awards granted to participants under the 2019 Plan will be represented by an award agreement. No award granted to participants under the 2019 Plan may vest prior to the one year anniversary of such award’s date of grant (except for awards in respect of up to 5% of the share reserve of the 2019 Plan, and awards that vest upon the death or disability of the participant, or upon a change in control (to the extent that awards are not continued, assumed or substituted, or upon a qualifying termination of service following such change in control, as described below)).

Stock Options

A stock option grant entitles a participant to purchase a specified number of Company shares (the “Shares”) during a specified term (with a maximum term of 10 years) at an exercise price that will not be less than the fair market value of a Share as of the date of grant.

Subject to the minimum vesting requirements described above, the Committee will determine the requirements for vesting and exercisability of the stock options, which may be based on the continued employment or service of the participant with the Company for a specified time period, upon the attainment of performance goals or both. The stock options may terminate prior to the end of the term or vesting date upon termination of employment or service (or for any other reason), as determined by the Committee. No dividends or dividend equivalent rights will be paid or granted with respect to stock options. Unless approved by the Company’s shareholders, the Committee may not take any action with respect to a stock option that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements of the stock exchange on which Shares are listed.

Stock options granted under the 2019 Plan are either non-qualified stock options or incentive stock options (with incentive stock options intended to meet the applicable requirements under the Code). Stock options are nontransferable except in limited circumstances.

Share Appreciation Rights

A share appreciation right (SAR) granted under the 2019 Plan will give the participant a right to receive, upon exercise or other payment of the SAR, an amount in cash, Shares or a combination of both equal to the excess of (a) the fair market value of a Share on the date of exercise over (b) the base price of the SAR that the Committee specified on the date of the grant. The base price of a SAR will not be less than the fair market value of a Share as of the date of grant. The right of exercise in connection with a SAR may be made by the participant or automatically upon a specified date or event. SARs are non-transferable, except in limited circumstances.

Subject to the minimum vesting requirements described above, the Committee will determine the requirements for vesting and exercisability of the SARs, which may be based on the continued employment or service of the participant with the Company for a specified time period or upon the attainment of specific performance goals. The

SARs may be terminated prior to the end of the term (with a maximum term of 10 years) upon termination of employment or service, as determined by the Committee. No dividends or dividend equivalent rights will be paid or granted with respect to SARs. Unless approved by the Company’s shareholders, the Committee may not take any action with respect to a SAR that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements of the stock exchange on which Shares are listed.

Restricted Stock Awards

A restricted stock award is a grant of a specified number of Shares to a participant, which restrictions will lapse upon the terms that the Committee determines at the time of grant. Subject to the minimum vesting requirements described above, the Committee will determine the requirements for the lapse of the restrictions for the restricted stock awards, which may be based on the continued employment or service of the participant with the Company over a specified time period, upon the attainment of performance goals, or both.

The participant will have the rights of a shareholder with respect to the shares granted under a restricted stock award, including the right to vote the shares and receive all dividends and other distributions with respect thereto, unless the Committee determines otherwise to the extent permitted under applicable law. Any shares granted under a restricted stock award are nontransferable, except in limited circumstances. A participant may make an election under Section 83(b) of the Code for tax planning purposes.

Restricted Stock Units (including Performance Units)

A restricted stock unit or performance unit granted under the 2019 Plan will give the participant a right to receive, upon vesting and settlement of the restricted stock units (commonly known as RSUs) or performance units, one Share per vested unit or an amount per vested unit equal to the fair market value of one Share as of the date of determination, or a combination thereof, at the discretion of the Committee. The Committee may grant RSUs or performance units together with dividend equivalent rights (which will not be paid until the award vests), and the holder of any RSUs or performance units will not have any rights as a shareholder, such as dividend or voting rights, until the Shares underlying the RSUs or performance units are delivered.

Subject to the minimum vesting requirements described above, the Committee will determine the requirements for vesting and payment of the RSUs and performance units, which may be based on the continued employment or service of the participant with the Company for a specified time period and, for performance units, also upon the attainment of specific performance goals. RSU and performance unit awards will be forfeited if the vesting requirements are not satisfied. RSUs and performance units are nontransferable, except in limited circumstances.

Cash Incentive Awards

Cash incentive awards if granted under the 2019 Plan may be payable based on the achievement of business and/or individual performance goals over a performance period, and may also be based on the continued employment or service of a participant with the Company during the performance period, or such other conditions as determined by the Committee. Cash incentive awards may be paid in any combination of cash or Shares, based on the fair market value of such Shares at the time of payment. The Compensation Committee will determine the requirements for vesting and payment of any cash incentive awards granted under the 2019 Plan.

Share Awards

Share awards may be granted to eligible participants under the 2019 Plan and consist of an award of Shares. A share award may be granted for past employment or service, in lieu of bonus or other cash compensation, as director’s compensation or any other purpose as determined by the Committee. Subject to the minimum vesting requirements described above, the Committee will determine the requirements for the vesting and payment of the share award, with the possibility that awards may be made with no vesting requirements. Upon receipt of the share award, the participant will have all rights of a shareholder with respect to the Shares, including the right to vote and receive dividends.

Performance-Based Compensation

All types of awards granted under the 2019 Plan may be granted with vesting, payment, lapse of restrictions and/or exercisability requirements that are subject to the attainment of specific performance goals (with the exception of cash incentive awards, which must be granted subject to the attainment of performance goals). The Committee may adjust performance goals, or the manner of measurement thereof, as it deems appropriate.

Plan Amendments or Termination

The Board may amend, modify, suspend or terminate the 2019 Plan, provided that if such amendment, modification, suspension or termination materially and adversely affects any award the Company must obtain the affected participant’s consent. Certain amendments or modifications of the 2019 Plan may also be subject to the approval of our shareholders as required by SEC and NYSE rules or applicable law.

Termination of Service

Awards under the 2019 plan may be subject to reduction, cancellation or forfeiture upon termination of service or failure to meet applicable performance conditions or other vesting terms.

Under the 2019 Plan, unless an award agreement provides otherwise, if a participant’s employment or service is terminated for cause, or if after termination the Committee determines that the participant engaged in an act that falls within the definition of cause, or if after termination the participant engages in conduct that violates any continuing obligation of the participant with respect to the Company, the Company may cancel, forfeit and/or recoup any or all of that participant’s outstanding awards. In addition, if the Committee makes the determination above, the Company may suspend the participant’s right to exercise any stock option or share appreciation right, receive any payment or vest in any award pending a determination of whether the act falls within the definition of cause. The 2019 plan incorporates by reference the definition of cause from the KEPP. If a participant voluntarily terminates employment or service in anticipation of an involuntary termination for cause, that shall be deemed a termination for cause.

The Company has the right to recoup any gain realized by the participant from the exercise, vesting or payment of any award if, within one year after such exercise, vesting or payment, the participant is terminated for cause, the Committee determines the participant is subject to recoupment due to a clawback policy, or after the participant’s termination the Committee determines that the participant engaged in an act that falls within the definition of cause or materially violated any continuing obligation of the participant with respect to the Company.

Change in Control

Under the 2019 Plan, in the event of a change in control of the Company, as defined in the 2019 Plan, all outstanding awards shall either (a) be continued or assumed by the surviving company or its parent, or (b) substituted by the surviving company or its parent for awards, with substantially similar terms (with appropriate adjustments to the type of consideration payable upon settlement, including conversion into the right to receive securities, cash or a combination of both, and with appropriate adjustment of performance conditions or deemed achieved of such conditions at the greater of the target level or actual performance, unless otherwise provided in an award agreement).

Only to the extent that outstanding awards are not continued, assumed or substituted upon or following a change in control, the Committee may, but is not obligated to, make adjustments to the terms and conditions of outstanding awards, including without limitation (i) acceleration of exercisability, vesting and/or payment immediately prior to or upon or following such event, (ii) upon written notice, providing that any outstanding stock option and share appreciation right must be exercised during a period of time immediately prior to such event or other period (contingent upon the consummation of such event), and at the end of such period, such stock options and share appreciation rights shall terminate to the extent not so exercised, and (iii) cancellation of all or any portion of outstanding awards for fair value (in the form of cash, Shares, other property or any combination of such consideration), less any applicable exercise or base price.

Notwithstanding the foregoing, if a participant’s employment or service is terminated upon or within twenty four (24) months following a change in control by the Company without cause or by the participant for good reason (defined in the 2019 Plan by reference to the KEPP), the unvested portion (if any) of all outstanding awards held by the participant will immediately vest (and, to the extent applicable, become exercisable) and be paid in full upon such termination, with any performance conditions deemed achieved at the greater of the target level or actual performance, unless otherwise provided in an award agreement.

Assumption of Awards in Connection with an Acquisition

The Committee may assume or substitute any previously granted awards of an employee, director or consultant of another corporation who becomes eligible by reason of a corporate transaction. The terms of the assumed award may vary from the terms and conditions otherwise required by the 2019 Plan if the Committee deems it necessary. The assumed awards will not reduce the total number of shares available for awards under the 2019 Plan.

Shares Available

38,000,000 Shares are available for awards under the 2019 Plan.

Awards may also be made under the 2019 Plan with respect to an estimated 23,783,636 shares that, as of April 23, 2019, remain available for grant under the 2014 Plan and the 2011 Plan, each of which has previously been approved by our shareholders. In addition, if forfeited in accordance with their terms, a maximum of 26,311,950 shares previously granted under the 2014 Plan and the 2011 Plan may become available for awards under the 2019 Plan. We refer to the aggregate number of shares available for awards under the 2019 Plan as the “share reserve.” Within the share reserve, a total of 10,000,000 Shares are available for awards of incentive stock options.

If any award granted under the 2019 Plan is canceled, expired, forfeited, surrendered, settled by delivery of fewer shares than the number underlying the award, or otherwise terminated without delivery of the Shares or payment of consideration to the participant, then such shares will be returned to the 2019 Plan and be available for future awards under the 2019 Plan. However, shares that are withheld from an award in payment of the exercise, base or purchase price or taxes or not issued or delivered as a result of the net settlement of an outstanding stock option, share appreciation right or other award will not be returned to the 2019 nor available for future awards under the 2019 Plan.

The share reserve will be reduced by one share for each Share subject to a stock option or share appreciation right, and by 2.83 shares for each Share subject to a restricted stock award, award of restricted stock units (including performance units), or other share award. If a Share that was subject to an award that counted as one share is returned to the share reserve, the share reserve will be credited with one share. If a Share that was subject to an award that counts as 2.83 shares is returned to the share reserve, the share reserve will be credited with 2.83 shares.

Adjustments

In the event of any recapitalization, reclassification, share dividend, extraordinary dividend, share split, reverse share split, merger, reorganization, consolidation, combination, spin-off or other similar corporate event or transaction affecting the common shares of the Company, the Committee will make equitable adjustments to (i) the number and kind of Shares or other securities available for awards and covered by outstanding awards, (ii) the exercise, base or purchase price, or other value determinations of outstanding awards, and/or (iii) any other terms of an award affected by the corporate event.

Tax Consequences

Incentive Stock Options

An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonqualified Stock Options

Options not designated or qualifying as incentive stock options will be nonqualified stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.

Share Appreciation Rights

In general, no taxable income is reportable when SARs are granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any cash or shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards (including Performance Unit Awards)

There are no immediate tax consequences of receiving an award of RSUs or performance units. A participant who is awarded RSUs or performance units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Committee or a participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Cash Incentive Awards

A participant generally will recognize no income upon the grant of a performance cash incentive award. Upon the settlement of such award, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Share Awards

A participant acquiring unrestricted shares generally will recognize ordinary income equal to the fair market value of the shares on the grant date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of unrestricted shares acquired pursuant to a share award, any gain or loss, based on the difference between the sale price and the fair market value on the date the shares are granted, will be taxed as capital gain or loss.

Section 409A

Section 409A provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Certain types of awards granted under the 2019 Plan may be subject to the requirements of Section 409A. It is intended that the 2019 Plan and all awards comply with, or be exempt from, the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for the Company

The Company generally will be entitled to a tax deduction in connection with an award under the 2019 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to our chief executive officer, chief financial officer and the other “covered employees” as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m), the annual compensation paid to any of these covered employees, including awards that Kroger grants pursuant to the 2019 Plan, whether performance-based or otherwise, will be subject to the $1 million annual deduction limitation. Because of the elimination of the performance-based compensation exemption, it is possible that all or a portion of the compensation paid to covered employees in the form of equity grants under the 2019 Plan may not be deductible by the Company, to the extent that the annual deduction limitation is exceeded.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE 2019 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

New Plan Benefits

The issuance of any awards under the 2019 Plan will be at the discretion of the Committee. In addition, the benefit of any awards granted under the 2019 Plan will depend on a number of factors, including the fair market value of Company shares on future dates, and actual Company performance against performance goals established with respect to performance awards, among other things. Therefore, it is not possible to determine the amount or form of any award that will be granted to any individual in the future. For information regarding awards granted to our NEOs under the 2014 Plan during the 2018 fiscal year, please refer to the Grants of Plan-Based Awards table on page 39 made to our NEOs in fiscal 2018.

Equity Compensation Plan Information

The following table provides information regarding shares outstanding and available for issuance under our existing equity compensation plans, effective as of February 2, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	36,526,924	$23.42	28,386,544
Equity compensation plans not approved by security holders	—	—	—
Total	36,526,924	$23.42	28,386,544

(1)	The total number of securities reported includes the maximum number of common shares, 2,378,494, that may be issued under performance units granted under our long-term incentive plans. The nature of the awards is more particularly described in the Compensation Discussion and Analysis section of this proxy statement. The weighted-average exercise price in column (b) does not take these performance unit awards into account. Based on historical data, or in the case of the awards made in 2016 through 2018 and earned in 2018 the actual payout percentage, our best estimate of the number of common shares that will be issued under the performance unit grants is approximately 2,379,302.

Equity Compensation Plan Information as of April 23, 2019

The information included in this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ending February 2, 2019 is updated by the following information regarding all existing equity compensation plans as of April 23, 2019:

•	Total number of stock options outstanding: 35,698,349
•	Weighted-average exercise price of stock options outstanding: $23.57
•	Weighted-average remaining contractual term of stock options outstanding: 5.88 years
•	Total number of full value awards outstanding (including performance units): 12,454,058
•	Total number of shares of common stock outstanding: 798,429,109
•	Total number of shares that were available for grant under the 2014 Plan: 13,012,884 (12,490,005 options, 522,879 restricted)
•	Total number of shares that were available for grant under the 2011 Plan: 10,770,752 (7,305,393 options, 3,465,359 restricted)

Additional Information

For further discussion of our compensation program and the long-term incentive awards granted under our incentive plans, see “Compensation Discussion & Analysis” and the discussion of “Long-Term Compensation” therein.

The Board of Directors Recommends a Vote For This Proposal.

Item No. 4, Vote to Approve Amendment to Regulations to Permit Board Amendments in Accordance with Ohio Law

Under this Item No. 4, we are asking our shareholders to approve an amendment to our Regulations allowing the Board of Directors to adopt amendments to the Regulations to the extent permitted by Ohio law. Our Regulations currently require our shareholders to adopt all amendments.

We also asked shareholders to approve this proposal at our 2018 Annual Meeting. We received the overwhelming support of 97% of our shareholders that voted on the proposal. However, the proposal requires the affirmative vote of 75% of outstanding shares, rather than of shares voted. We received the support of 73% of our outstanding shares falling just short of the 75% necessary that must support the proposal for the proposal to pass. Because of the overwhelming support, this year we are again requesting that our shareholders afford us the flexibility that many other Ohio public companies have to more efficiently oversee the company’s governance by giving our Board the ability to amend our Regulations in certain circumstances.

The text of the revised Article VII of our Regulations, with the additional text proposed by the amendment indicated by underlining is set forth below. The following discussion is qualified in its entirety by reference to the proposed text of the amendment below.

Like many Ohio companies that have also amended their regulations to permit amendments by their boards of directors, we are asking our shareholders to approve Item No. 4 in light of the following:

•	Many jurisdictions, such as Delaware, have historically allowed the directors of a corporation to amend the corporation’s bylaws (the Delaware equivalent of Ohio’s regulations) without shareholder approval.

•	Since 2006, Ohio law provides Ohio corporations with flexibility similar to Delaware corporations, to make certain amendments to their regulations without shareholder approval, if the authority is provided in the corporation’s articles of incorporation or regulations, subject to statutory limitations that prohibit directors from amending the regulations in a way that affects important rights that Ohio law reserves for shareholders.
•	Giving this flexibility to our Board of Directors would enable them efficiently and cost-effectively streamline and improve the Regulations as needed in the future and also to quickly adapt them to changes in state law or governance trends, such as adopting or amending proxy access provisions or adopting modern provisions regarding electronic notice and actions.

Even if this Item No. 4 is approved, under Ohio law, only our shareholders would be able to make the following amendments to our Regulations:

•	changing the percentage of common shares needed to call a special shareholders’ meeting;
•	changing the length of the time period required for notice of shareholders’ meetings;
•	changing the requirement for a quorum at shareholders’ meetings;
•	prohibiting shareholder or director actions from being authorized or taken without a meeting;
•	defining terms of office for directors or providing for classification of directors;
•	requiring greater than a majority vote of shareholders to remove directors without cause;
•	changing the requirements for a quorum at directors’ meetings or the required vote for an action of the directors; or
•	including a requirement that a control share acquisition of the corporation be approved by the corporation’s shareholders.

Accordingly, if shareholders approve Item No. 4:

•	Article VII of our Regulations would be revised to allow the Board of Directors to amend our Regulations in the future to the extent permitted by Ohio law, which authority could not be delegated to a committee of the Board of Directors; and; and
•	the Board would be able to amend, repeal and adopt new regulations to implement ministerial and other changes to our Regulations, other than with respect to the matters reserved for shareholders under Ohio law, including as set forth above, without the time-consuming and expensive process of seeking shareholder approval.

The amendment also clarifies that the power to amend the Regulations, whether exercised by the Board or shareholders, includes the power to adopt new regulations.

If Item No. 4 is approved, we would promptly notify shareholders of any amendments to our Regulations made by the Board of Directors either by filing a report with the SEC or by sending a notice to shareholders of record as of the date of the adoption of the amendment. Our shareholders would continue to be able to adopt, amend and repeal the Regulations without action by the Board and, therefore, to change any amendment made by the Board of Directors should they determine that to be appropriate.

The actual text of the revised Article VII of our Regulations, with changes indicated by underlining, is set forth below. The amendment would become effective at the time of the shareholder vote.

ARTICLE VII

Amendment of Regulations

These regulations may be amended or repealed or new regulations may be adopted (A) at any meeting of the shareholders called for that purpose or without such meeting by the affirmative vote or consent of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal except that the affirmative vote or consent of the holders of record of shares entitling them to exercise 75% of the voting power on such proposal shall be required to amend, alter, change or repeal Sections 1 or 5 of Article II or this Article VII, or to amend, alter, change or repeal these regulations in any way inconsistent with the intent of the foregoing provisions, or (B) by the board of Directors to the extent permitted by the Ohio Revised Code.

The Board of Directors Recommends a Vote For This Proposal.

Item No. 5 Ratification of the Appointment of Kroger’s Independent Auditor

You are being asked to ratify the appointment of Kroger’s independent auditor, PricewaterhouseCoopers LLC. The Board of Directors recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company’s financial reporting and accounting practices including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent public accountants’ qualifications and independence; the performance of the Company’s internal audit function and independent public accountants; and the preparation of the Audit Committee Report. The Audit Committee performs this work pursuant to a written charter approved by the Board of Directors. The Audit Committee charter most recently was revised during fiscal 2012 and is available on the Company’s website at ir.kroger.com under Investors – Governance – Committee Composition. The Audit Committee has implemented procedures to assist it during the course of each fiscal year in devoting the attention that is necessary and appropriate to each of the matters assigned to it under the Audit Committee’s charter. The Audit Committee held 5 meetings during fiscal year 2018.

Selection of Independent Auditor

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention, and oversight of Kroger’s independent auditor, as required by law and by applicable NYSE rules. On March 13, 2019, the Audit Committee appointed PricewaterhouseCoopers LLP as Kroger’s independent auditor for the fiscal year ending February 1, 2020. PricewaterhouseCoopers LLP or its predecessor firm has been the Company’s independent auditor since 1929.

In determining whether to reappoint the independent auditor, our Audit Committee:

•	Reviews PricewaterhouseCoopers LLP’s independence and performance;
•	Considers the tenure of the independent registered public accounting firm and safeguards around auditor independence;
•	Reviews, in advance, all non-audit services provided by PricewaterhouseCoopers LLP, specifically with regard to the effect on the firm’s independence;
•	Conducts an annual assessment of PricewaterhouseCoopers LLP’s performance, including an internal survey of their service quality by members of management and the Audit Committee;
•	Conducts regular executive sessions with PricewaterhouseCoopers LLP;
•	Conducts regular executive sessions with the Vice President of Internal Audit;
•	Considers PricewaterhouseCoopers LLP’s familiarity with our operations, businesses, accounting policies and practices and internal control over financial reporting;
•	Reviews candidates for the lead engagement partner in conjunction with the mandated rotation of the public accountants’ lead engagement partner;

•	Reviews recent Public Company Accounting Oversight Board reports on PricewaterhouseCoopers LLP and its peer firms; and
•	Obtains and reviews a report from PricewaterhouseCoopers LLP describing all relationships between the independent auditor and Kroger at least annually to assess the independence of the internal auditor.

As a result, the members of the Audit Committee believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in the best interests of our company and its shareholders.

While shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor is not required by Kroger’s Regulations or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification, as it has in past years, as a good corporate governance practice. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Audit and Non-Audit Fees

The following table presents the aggregate fees billed for professional services performed by PricewaterhouseCoopers LLP for the annual audit and quarterly reviews of our consolidated financial statements for fiscal 2018 and 2017, and for audit-related, tax and all other services performed in 2018 and 2017.

	Fiscal Year Ended
	February 2, 2019	February 3, 2018
Audit Fees(1)	$5,067,485	$5,193,565
Audit-Related Fees	$1,110,870	$775,000
All Other Fees	$900	900
Total	$6,179,255	$5,969,465
(1)	Includes annual audit and quarterly reviews of Kroger’s consolidated financial statements, the issuance of comfort letters to underwriters, consents, and assistance with review of documents filed with the SEC.

The Audit Committee requires that it approve in advance all audit and non-audit work performed by PricewaterhouseCoopers LLP. In 2007, the Audit Committee adopted an audit and non-audit service pre-approval policy. Pursuant to the terms of that policy, the Committee will annually pre-approve certain defined services that are expected to be provided by the independent auditors. If it becomes appropriate during the year to engage the independent accountant for additional services, the Audit Committee must first approve the specific services before the independent accountant may perform the additional work.

PricewaterhouseCoopers LLP has advised the Audit Committee that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Kroger or its subsidiaries.

The Board of Directors Recommends a Vote For This Proposal.

Audit Committee Report

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures that are designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing opinions as to the financial statements’ conformity with generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.

In performing its functions, the Audit Committee:

•	Met separately with the Company’s internal auditor and PricewaterhouseCoopers LLP with and without management present to discuss the results of the audits, their evaluation and management’s assessment of the effectiveness of Kroger’s internal controls over financial reporting and the overall quality of the Company’s financial reporting;
•	Met separately with the Company’s Chief Financial Officer or the Company’s General Counsel when needed;
•	Met regularly in executive sessions;
•	Reviewed and discussed with management the audited financial statements included in our Annual Report;
•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board; and
•	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Accounting Oversight Board regarding the independent public accountant’s communication with the Audit Committee concerning independence and discussed with the matters related to their independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 2, 2019, as filed with the SEC.

This report is submitted by the Audit Committee.

Anne Gates, Chair
Ronald L. Sargent
Bobby S. Shackouls
Mark S. Sutton

Item No. 6 Shareholder Proposal – Recyclability of Packaging

We have been notified by one shareholder, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at our executive offices, that it intends to propose the following resolution at the annual meeting:

“WHEREAS: A portion of Kroger house brand product packaging is unrecyclable, including plastics, which are a growing component of plastic pollution and marine litter. Authorities say that marine litter kills and injures marine life, spreads toxics, and poses a potential threat to human health. The environmental cost of consumer plastic products and packaging exceeds $139 billion annually, according to the American Chemistry Council.

Plastic is the fastest growing form of packaging; U.S. flexible plastic sales are estimated at $26 billion. Dried fruit, frozen meat, cheese, and dog food are some of the Kroger house brand items packaged in unrecyclable plastic pouches. Private label items account for a quarter of all sales – nearly $20 billion annually. Using unrecyclable packaging when recyclable alternatives are available wastes valuable resources. William McDonough, a leading green design advisor, calls pouch packaging a “monstrous hybrid” designed to end up either in a landfill or incinerator.

Recyclability of household packaging is a growing area of focus as consumers become more environmentally conscious, yet recycling rates stagnate. Only 14% of plastic packaging is recycled, according to the U.S. Environmental Protection Agency (EPA). Billions of pouches and similar multi-layer plastic laminates lie buried in landfills. Unrecyclable packaging is more likely to be littered and swept into waterways. An assessment of marine debris by the Global Environment Facility concluded that one cause of debris entering oceans is “design and marketing of products internationally without appropriate regard to their environmental fate or ability to be recycled…”

In the marine environment, plastics break down into indigestible particles that marine life mistake for food. Studies by the EPA suggest a synergistic effect between plastic debris and persistent, bio-accumulative, toxic chemicals. Plastics absorb toxics such as polychlorinated biphenyls and dioxins from water or sediment and transfer them to the marine food web and potentially to human diets. If no actions are taken, oceans are expected to contain more plastic than fish by 2050!

Making all packaging recyclable, if possible, is the first step needed to reduce the threat posed by plastic pollution. Better management of plastic could save consumer goods companies $4 billion a year. Companies who aspire to corporate sustainability yet use these risky materials need to explain why they use unrecyclable packaging.

Other companies who manufacture and sell food and household goods are moving towards recyclability. Kroger is lagging behind competitors. Our direct grocery competitors Walmart and Target have both agreed to make their packaging recyclable by 2025. Colgate-Palmolive, PepsiCo, Procter & Gamble, and Unilever have also developed packaging recyclability goals.

RESOLVED: Shareowners of Kroger request that the board of directors issue a report, at reasonable cost, omitting confidential information, assessing the environmental impacts of continuing to use unrecyclable brand packaging.

Supporting Statement: Proponents believe that the report should include an assessment of the reputational, financial and operational risks associated with continuing to use unrecyclable brand packaging and, if possible, goals and a timeline to phase out unrecyclable packaging.”

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

Kroger is committed to advancing sustainability in the area of packaging sustainability as part of our 2020 Sustainability Goals and our Zero Hunger | Zero Waste social impact plan. We agree that improving the recyclability of product packaging is needed to reduce the environmental impacts of plastic pollution.

Our Commitments

A few years ago, Kroger introduced our 2020 Sustainability Goals, which include several targets to optimize Our Brands product packaging. These include improving the recyclability of plastic packaging and achieving 20% recycled content in packaging for Kroger manufactured products – which also helps drive demand for recycled materials. In addition, we pledged to increase communication with our customers about recyclability and help expand recycling infrastructure because we can not solve this problem alone. We committed to increase responsible fiber sourcing in paper packaging. And finally, we committed to reduce plastic in Our Brands packaging by 10 million pounds.

By the end of 2018, we had achieved more than 9 million pounds of reduced plastic in our manufactured plastic packaging since our 2015 baseline, in large part thanks to converting 8 more dairy plants to our lighter-weight milk jug, which is 10% lighter than our previous jug. We are in process of analyzing and calculating the recycled content and certified responsibly grown fiber proportion of our packaging footprint. We continue to add ‘Please Recycle’ to relevant packages, and we are working across relevant business units and with input from our suppliers to evaluate meaningful opportunities to add and increase recycled content in our packaging as well as move to more recyclable packaging materials and designs. And finally, we offer our customers an in-store recycling program through which they can drop plastic film packaging such as shopping bags, bread and produce bags and bottled water case wraps, in our store lobbies.

The detailed packaging optimization goals for 2020 and an update on our progress can be found at http://sustainability.kroger.com/2020-goals.html.

Looking Ahead

As we approach 2020, we recognize the need to consider the next generation of packaging goals for Kroger, and we want to share our plans for 2019 that will inform this work. We will:

1)	Track and share progress on Kroger’s current packaging targets in our 2019 Sustainability Report, to be published mid-year.
2)	Conduct an analysis of Our Brands products to fully understand the current state of packaging recyclability across the portfolio. These findings will help us identify key opportunity areas and set priorities for future packaging improvements. Kroger will share high-level findings from this analysis in our 2020 Sustainability Report.
3)	Evaluate multi-stakeholder initiatives focused on improving recycling accessibility and infrastructure and identify opportunities for Kroger to participate and support.
4)	Join the How2Recycle product labeling program to support our recyclability assessment and improve communication with customers about how to recycle Our Brands packaging.
5)	Set a time-bound target to increase recyclability of Our Brands packaging using findings from the analysis above and other benchmarking.

We believe our current packaging sustainability commitments, as well as the additional steps we have outlined for 2019, address the primary objectives outlined in the shareholder proposal.

As a result, we urge you to support these efforts and vote AGAINST this proposal.

Item No. 7 Shareholder Proposal – Independent Chairman

We have been notified by several shareholders, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at our executive offices, that it intends to propose the following resolution at the annual meeting:

“RESOLVED: Shareowners of The Kroger Co. (“Kroger”) ask the Board of Directors to adopt a policy, and amend the bylaws as necessary, to require the Chair of the Board to be an independent member of the Board. This policy shall apply prospectively so as not to violate any contractual obligation. The policy should provide that (i) if the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the policy within 60 days of that determination; and (ii) compliance with this policy is waived if no independent director is available and willing to serve as Chair.

SUPPORTING STATEMENT: Except for brief “apprenticeship” periods at the outset of their CEO service, Kroger CEOs have also held the role of Board Chair for many decades. We believe the combination of these two roles in a single person weakens a corporation’s governance, which can harm shareholder value. As Intel’s former Chair Andrew Grove stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?”

In our view, shareholder value is enhanced by an independent Board Chair who can provide a balance of power between the CEO and the Board and support strong Board oversight. Proxy advisor Glass Lewis opined in a 2016 report that “shareholders are better served when the board is led by an independent Chairman who we believe is better able to oversee the executives of the Company and set a pro-shareholder agenda without the management conflicts that exist when a CEO or other executive also serves as Chairman.1”

An independent Board Chair has been found in academic studies to improve the performance of public companies, although evidence overall is inconclusive. While separating the roles of Chair and CEO is the norm in Europe, 50% of S&P 500 company boards have also implemented this best practice.2

We believe that independent Board leadership would be particularly useful at Kroger in providing more robust oversight regarding sustainability issues. We agree with the recent observations by State Street Global Advisors’ CEO that “a long-term horizon requires a focus on sustainability” and that boards “are often better-equipped than the day-to-day management to see these issues over longer time horizons.3”

Kroger continues to risk its reputation by selling produce treated with neonicotinoids, a group of insecticides highly toxic to bees. Kroger has refused to join the Fair Food Program to ensure equitable treatment of farm workers. Kroger also faces reputational risk associated with its responses to the impacts of food production on deforestation. Independent Board leadership would, we think, more likely result in improved policies and practices to mitigate these business risks.

We urge shareholders to vote for this proposal.

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

The Board believes it should have the ability to tailor its structure to Kroger’s needs at any time and that Kroger’s Board is currently structured to provide the most effective leadership for our shareholders. Our shareholders’ interests are best served when the company retains the flexibility to select the appropriate person to serve in the Chairman’s role given the changing circumstances of the retail food marketplace, not by adopting a rigid “one size fits all” approach.

Kroger has a balanced governance structure in which independent directors, including an independent Lead Director, exercise meaningful and vigorous oversight. The Board recently appointed a new Lead Director, bringing a fresh perspective to the role. Mr. Sargent previously served as Chairman and CEO of Staples and brings over 35 years of retail experience and a deep understanding of retail operations, consumer insights, and e-commerce to the Board. Our strong independent Lead Director serves the same functions as a Chairman and provides the safeguards that the proposal seeks.

Kroger’s independent Lead Director has a robust set of responsibilities that ensure a strong, independent and active board that complements the Chairman’s role, which are addressed in detail in the Guidelines (available at ir.kroger.com). The Lead Director serves a variety of roles, including:

•	Reviewing and approving all Board meeting agendas, meeting materials, and schedule;
•	Serving as a liaison between the Chairman and the independent directors;
•	Presiding at the regularly conducted executive sessions of independent directors and meetings of the Board when the Chairman is not present;
•	Calling an executive session of the independent directors at any time; and
•	Serving as the Board’s representative for any consultation and direct communication if requested by major shareholders.

While our current Chairman is also the CEO, this structure is a reflection of the Board’s current view that both Kroger and our shareholders are best served by a combination of the roles at this time. Our CEO’s strong background in finance, operations, and strategic partnerships are particularly important to the Board given Kroger’s current transformation under the Restock Kroger plan. His consistent leadership, deep industry expertise, and extensive knowledge of the Company are also especially critical in the midst of the rapidly evolving retail landscape.

[1]	www.glasslewis.com/wp-content/uploads/2016/03/2016-In-Depth-Report-INDEPENDENT-BOARD-CHAIRMAN.pdf
[2]	https://www.spencerstuart.com/-/media/2018/october/ssbi_2018.pdf
[3]	www.ssga.com/investment-topics/environmental-social-governance/2017 /long-term-value-begins-at-the-board-eu. Pdf”

The Board routinely reviews Kroger’s leadership structure, which includes a discussion of Kroger’s performance, the impact that the leadership has on that performance, and the structure that best serves the interests of shareholders. The Board will continue to regularly review Kroger’s leadership structure to ensure that the structure best addresses Kroger’s evolving and dynamic business in consultation with our shareholders. The Board believes that retaining the flexibility to determine which type of leadership structure is most effective for Kroger’s specific circumstances is critical for the long-term success of our company.

Our strong governance practices ensure our Board’s independent leadership and oversight. The Board has instituted structures and practices, in addition to the independent Lead Director, that create a balanced governance system of independent and effective oversight, including:

•	all of Kroger’s Board members are independent, except for the CEO;
•	all members, including chairpersons, of each of the Board committees are independent;
•	the full Board of independent directors annually evaluate the CEO’s performance, led by the independent Lead Director;
•	the full Board and each committee performs annual self-assessments;
•	the Board is committed to board refreshment and diversity; and
•	the Board and each of its committees have unfettered access to management and the authority to retain independent advisors, as they deem appropriate.

For the foregoing reasons, we urge you to vote AGAINST this proposal.

Shareholder Proposals and Director Nominations – 2020 Annual Meeting

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholder proposals intended for inclusion in the proxy material relating to Kroger’s annual meeting of shareholders in June 2020 should be addressed to Kroger’s Secretary and must be received at our executive offices not later than January 14, 2020. These proposals must comply with Rule 14a-8 and the SEC’s proxy rules. If a shareholder submits a proposal outside of Rule 14a-8 for the 2020 annual meeting and such proposal is not delivered within the time frame specified in the Regulations, Kroger’s proxy may confer discretionary authority on persons being appointed as proxies on behalf of Kroger to vote on such proposal.

In addition, Kroger’s Regulations contain an advance notice of shareholder business and director nominations requirement, which generally prescribes the procedures that a shareholder of Kroger must follow if the shareholder intends, at an annual meeting, to nominate a person for election to Kroger’s Board of Directors or to propose other business to be considered by shareholders. These procedures include, among other things, that the shareholder give timely notice to Kroger’s Secretary of the nomination or other proposed business, that the notice contain specified information, and that the shareholder comply with certain other requirements. In order to be timely, this notice must be delivered in writing to Kroger’s Secretary, at our principal executive offices, not later 45 calendar days prior to the date on which our proxy statement for the prior year’s annual meeting of shareholders was mailed to shareholders. If a shareholder’s nomination or proposal is not in compliance with the procedures set forth in the Regulations, we may disregard such nomination or proposal. Accordingly, if a shareholder intends, at the 2020 annual meeting, to nominate a person for election to the Board of Directors or to propose other business, the shareholder must deliver a notice of such nomination or proposal to Kroger’s Secretary not later than March 30, 2020 and comply with the requirements of the Regulations. Eligible shareholders can submit director nominees for inclusion in our proxy statement for the 2020 annual meeting of shareholders. To be eligible, shareholders must have owned at least three percent of our common shares for at least three years. Up to 20 shareholders will be able to aggregate for this purpose. Nominations must be submitted to our Corporate Secretary at our principal executive offices no earlier than December 15, 2019 and no later than January 14, 2020.

Shareholder proposals, director nominations, including, if applicable pursuant to proxy access, and advance notices must be addressed in writing, and addressed and delivered timely to: Corporate Secretary, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100.

2018 Annual Report

Attached to this Proxy Statement is our 2018 Annual Report which includes a brief description of our business, including the general scope and nature thereof during fiscal year 2018, together with the audited financial information contained in our 2018 Annual Report on Form 10-K filed with the SEC. A copy of that report is available to shareholders on request without charge by writing to: Carin Fike, Treasurer, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202 or by calling 513-762-1220. Our SEC filings are available to the public on the SEC’s website at www.sec.gov.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of the Notice of Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of such materials) unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Notice of Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of such materials), or if you hold in more than one account, and in either case you wish to receive only a single copy for your household or if you prefer to receive separate copies of our documents in the future, please contact your bank or broker, or contact Kroger’s Secretary at 1014 Vine Street, Cincinnati, Ohio 45202 or via telephone at 513-762-4000.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

The management knows of no other matters that are to be presented at the meeting, but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

By order of the Board of Directors,
Christine S. Wheatley, Secretary

Appendix A

THE KROGER CO.

2019 LONG-TERM INCENTIVE PLAN

1.   Purpose.

The purpose of The Kroger Co. 2019 Long-Term Incentive Plan is to further align the interests of eligible participants with those of the Company’s shareholders by providing incentive compensation opportunities tied to the performance of the Company and its Common Shares. The Plan is intended to advance the interests of the Company and increase shareholder value by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.

2.   Definitions.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth below:

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

“Award” means an award of a Stock Option, Share Appreciation Right, Restricted Share Award, Restricted Share Unit (including Performance Units), Cash Incentive Award or Share Award granted under the Plan.

“Award Agreement” means a notice or an agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant as provided in Section 16.2 hereof.

“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Cash Incentive Award” means an Award that is denominated by a cash amount to an Eligible Person under Section 10 hereof and payable based on or conditioned upon the attainment of business and/or individual performance goals over a specified performance period.

“Cause” has the meaning set forth in the KEPP, unless otherwise defined in an Award Agreement.

“Change in Control” has the meaning set forth in Section 12.4 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means (i) the Compensation and Talent Development Committee of the Board, (ii) such other committee of the Board appointed by the Board to administer the Plan or (iii) the Board, as determined by the Board.

“Common Shares” means the Company’s common shares, par value $1.00 per share.

“Company” means The Kroger Co., or any successor thereto.

“Date of Grant” means the date on which an Award under the Plan is granted by the Committee or such later date as the Committee may specify to be the effective date of an Award.

“Disability” has the meaning set forth under the Company’s long-term disability plan. Notwithstanding the foregoing, in any case in which a benefit that constitutes or includes “nonqualified deferred compensation” subject to Section 409A would be payable by reason of Disability, the term “Disability” will mean a disability described in Treasury Regulations Section 1.409A-3(i)(4)(i)(A).

“Effective Date” has the meaning set forth in Section 17.1 hereof.

“Eligible Person” means any person who is an officer, employee, Non-Employee Director, or any natural person who is a consultant or advisor of the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Fair Market Value” means, as applied to a specific date, the price of a Common Share that is based on the opening, closing, actual, high, low or average selling prices of a Common Share reported on any established stock exchange or national market system including without limitation the New York Stock Exchange on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise or unless otherwise specified in an Award Agreement, Fair Market Value shall be deemed to be equal to the closing price of a Common Share on the most recent date on which Common Shares were publicly traded. Notwithstanding the foregoing, if the Common Shares are not traded on any established stock exchange or national market system, Fair Market Value means the price of a Common Share as established by the Committee acting in good faith based on a valuation method that is consistent with the requirements of Section 409A of the Code and the regulations thereunder.

“Good Reason” has the meaning set forth in the KEPP, as amended from time to time, unless otherwise defined in an Award Agreement.

“Incentive Stock Option” means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations thereunder.

“KEPP” means The Kroger Co. Employee Protection Plan, as amended from time to time.

“Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its Subsidiaries.

“Nonqualified Stock Option” means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.

“Participant” means any Eligible Person who holds an outstanding Award under the Plan.

“Performance Unit” means a Restricted Share Unit that is subject to vesting based on the achievement, or the level of achievement, during a specified performance period of one or more performance goals established by the Committee.

“Person” has the meaning set forth in Section 12.5 hereof.

“Plan” means the Kroger Co. 2019 Long-Term Incentive Plan as set forth herein, effective as of the Effective Date and as may be amended from time to time, as provided herein.

“Restricted Share Award” means a grant of Common Shares to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions as the Committee shall determine, and such other conditions, as are set forth in the Plan and the applicable Award Agreement.

“Restricted Share Unit” means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a Common Share to be paid or distributed at such times, and subject to such conditions, as set forth in the Plan and the applicable Award Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Service” means a Participant’s employment with the Company or any Subsidiary or a Participant’s service as a Non-Employee Director, consultant or other service provider with the Company or any Subsidiary, as applicable.

“Share Appreciation Right” means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, representing the excess of the Fair Market Value of a Common Share over the base price per share of the right, at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

“Share Awards” means a grant of Common Shares to an Eligible Person under Section 11 hereof.

“Stock Option” means a contractual right granted to an Eligible Person under Section 6 hereof to purchase Common Shares at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

“Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company or any other Affiliate of the Company that is so designated, from time to time, by the Committee, during the period of such Affiliated status; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under Section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

“Treasury Regulations” means regulations promulgated by the United States Treasury Department.

3.     Administration.

3.1   Committee Members.  The Plan shall be administered by a Committee comprised of no fewer than two members of the Board who are appointed by the Board to administer the Plan. To the extent deemed necessary by the Board, each Committee member shall satisfy the requirements for (i) an “independent director” under rules adopted by the New York Stock Exchange or other principal exchange on which the Common Shares are then listed and (ii) a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act. Notwithstanding the foregoing, the mere fact that a Committee member shall fail to qualify under any of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The Board may exercise all powers of the Committee hereunder and may directly administer the Plan. Neither the Company nor any member of the Board or Committee shall be liable for any action or determination made in good faith by the Board or Committee with respect to the Plan or any Award thereunder.

3.2   Committee Authority.  The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine the Eligible Persons to whom Awards shall be granted under the Plan, (ii) prescribe the restrictions, terms and conditions of all Awards, (iii) interpret the Plan and terms of the Awards, (iv) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and interpret, amend or revoke any such rules, (v) make all determinations with respect to a Participant’s Service and the termination of such Service for purposes of any Award, (vi) correct any defect(s) or omission(s) or reconcile any ambiguity(ies) or inconsistency(ies) in the Plan or any Award thereunder, (vii) make all determinations it deems advisable for the administration of the Plan, (viii) decide all disputes arising in connection with the Plan and to otherwise supervise the administration of the Plan, (ix) subject to the terms of the Plan, amend the terms of an Award in any manner that is not inconsistent with the Plan, (x) accelerate the vesting or, to the extent applicable, exercisability of any Award upon termination of Service under certain circumstances, as set forth in the Award Agreement or otherwise, and (xi) adopt such procedures, modifications or subplans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are foreign nationals or employed outside of the United States. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

3.3   Delegation of Authority.  The Committee shall have the right, from time to time, to delegate in writing to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to such limitations as the Committee shall determine. In no event shall any such delegation of authority be permitted with respect to Awards granted to any member of the Board or to any Eligible Person who is subject to Rule 16b-3 under the Exchange Act. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

4.     Shares Subject to the Plan.

4.1   Number of Shares Reserved.  Subject to adjustment as provided in Section 4.4 hereof, the total number of Common Shares that are reserved for issuance under the Plan (the “Share Reserve”) shall equal 38,000,000, plus (i) 23,783,636 Common Shares authorized for issuance but not yet issued under the Kroger Co. 2011 Long-Term Incentive and Cash Bonus Plan (the “2011 Plan”) and the Kroger Co. 2014 Long-Term Incentive and Cash Bonus Plan (the “2014 Plan”), and (ii) up to a maximum of 26,311,950 Common Shares subject to outstanding awards under the 2011 Plan and the 2014 Plan that would have been available to be re-granted under the terms of the 2011 Plan and the 2014 Plan, as applicable (including shares subject to cancelled or forfeited awards). Within the Share Reserve, the total number of Common Shares available for issuance as Incentive Stock Options shall equal 10,000,000. Each Common Share subject to an Award shall reduce the Share Reserve by the applicable number of shares set forth in Section 4.3; provided, however, that Awards that are required to be paid in cash pursuant to their terms shall not reduce the Share Reserve. Any Common Shares delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

4.2   Share Replenishment.  To the extent that an Award granted under this Plan is canceled, expired, forfeited, surrendered, settled by delivery of fewer Common Shares than the number underlying the Award, as applicable, or otherwise terminated without delivery of the Common Shares or payment of consideration to the Participant under the Plan, the Common Shares retained by or returned to the Company will (i) not be deemed to have been delivered under the Plan, as applicable, (ii) be available for future Awards under the Plan, and (iii) increase the Share Reserve by the applicable number of shares set forth in Section 4.3 for each share that is retained by or returned to the Company. Notwithstanding the foregoing, Common Shares that are (a) withheld from an Award in payment of the exercise, base or purchase price or taxes relating to such an Award or (b) not issued or delivered as a result of the net settlement of an outstanding Stock Option, Share Appreciation Right or other Award under the Plan, as applicable, will be deemed to have been delivered under the Plan and will not be available for future Awards under the Plan.

4.3   Fungible Share Pool.  Subject to adjustment under Section 4.4, any Award that is not a Full-Value Award (as defined below) shall be counted against the Share Reserve as one share for each Common Share subject to such Award and any Award that is a Full-Value Award shall be counted against the Share Reserve as 2.83 shares for each Common Share subject to such Full-Value Award. “Full-Value Award” means any Restricted Share Award, Award of Restricted Share Units (including Performance Units) or Share Award. To the extent a Common Share that was subject to an Award that counted as one share is returned to the Share Reserve, the Share Reserve will be credited with one share. To the extent that a Common Share that was subject to an Award that counts as 2.83 shares is returned to the Share Reserve, the Share Reserve will be credited with 2.83 shares.

4.4   Adjustments.  If there shall occur any change with respect to the outstanding Common Shares by reason of any recapitalization, reclassification, share dividend, extraordinary dividend, share split, reverse share split or other distribution with respect to the Common Shares or any merger, reorganization, consolidation, combination, spin-off or other corporate event or transaction or any other change affecting the Common Shares (other than regular cash dividends to shareholders of the Company), the Committee shall, in the manner and to the extent it considers appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made to (i) the maximum number and kind of Common Shares provided in Section 4.1 hereof, (ii) the number and kind of Common Shares, units or other securities or rights subject to then outstanding Awards, (iii) the exercise, base or purchase price for each share or unit or other security or right subject to then outstanding Awards, (iv) other value determinations applicable to the Plan and/or outstanding Awards, and/or (v) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, (a) any such adjustments shall, to the extent necessary, be made in a manner consistent with the requirements of Section 409A of the Code and (b) in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code, unless otherwise determined by the Committee.

5.     Eligibility and Awards.

5.1   Designation of Participants.  Any Eligible Person may be selected by the Committee to receive an Award and become a Participant. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted, the number of Common Shares or units subject to Awards to be granted and the terms and conditions of such Awards consistent with the terms of the Plan. In selecting Eligible Persons to be Participants, and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate. Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to such Participant in any other year.

5.2   Determination of Awards.  The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem.

5.3   Award Agreements.  Each Award granted to an Eligible Person shall be represented by an Award Agreement. The terms of the Award, as determined by the Committee, will be set forth in the applicable Award Agreement as described in Section 16.2 hereof.

5.4   Minimum Vesting Period.  Notwithstanding anything in the Plan or any Award Agreement to the contrary, no equity-based Award may vest in less than one (1) year from its Date of Grant, and no equity-based Award that vests upon the attainment of performance goals shall have a performance period that is less than twelve (12) months, in each case, except for (i) Awards in respect of up to 5% of the Share Reserve; and (ii) Awards that vest upon the death or Disability of the Participant, or upon a Change in Control.

6.     Stock Options.

6.1   Grant of Stock Options.  A Stock Option may be granted to any Eligible Person selected by the Committee, except that an Incentive Stock Option may only be granted to an Eligible Person satisfying the conditions of Section 6.7(a) hereof. Each Stock Option shall be designated on the Date of Grant, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option. All Stock Options granted under the Plan are intended to comply with or be exempt from the requirements of Section 409A of the Code, to the extent applicable.

6.2   Exercise Price.  The exercise price per share of a Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of a Common Share on the Date of Grant. The Committee may in its discretion specify an exercise price per share that is higher than the Fair Market Value of a Common Share on the Date of Grant.

6.3   Vesting of Stock Options.  Subject to Section 5.4, the Committee shall, in its discretion, prescribe in an award agreement the time or times at which or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified performance goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Stock Option are not satisfied, the Award shall be forfeited.

6.4   Term of Stock Options.  The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised; provided, however, that the maximum term of a Stock Option shall be ten (10) years from the Date of Grant. The Committee may provide that a Stock Option will cease to be exercisable upon or at the end of a specified time period following a termination of Service for any reason as set forth in the Award Agreement or otherwise. A Stock Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Service with the Company or any Subsidiary, including by reason of voluntary resignation, death, Disability, termination for Cause or any other reason. Subject to Section 409A of the Code and the provisions of this Section 6, the Committee may extend at any time the period in which a Stock Option may be exercised.

6.5   Stock Option Exercise; Tax Withholding.  Stock Options may be granted on a basis that allows for the exercise of the right by the Participant, or that requires the Stock Options to be exercised or surrendered for payment of the right upon a specified date or event. Subject to such terms and conditions as specified in an Award Agreement (including applicable vesting requirements), a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, together with payment of the aggregate exercise price and applicable withholding tax. Payment of the exercise price may be made: (i) in cash or by cash equivalent acceptable to the Committee, or, (ii) to the extent permitted by the Committee in its sole discretion in an Award Agreement or otherwise (A) in Common Shares valued at the Fair Market Value of such shares on the date of exercise, (B) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price, (C) by reducing the number of Common Shares otherwise deliverable upon the exercise of the Stock Option by the number of Common Shares having a Fair Market Value on the date of exercise equal to the exercise price, (D) by a combination of the methods described above or (E) by such other method as may be approved by the Committee. In accordance with Section 16.11 hereof, and in addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable income tax, employment tax and other amounts required to be withheld in connection with such exercise, payable under such of the methods described above for the payment of the exercise price as may be approved by the Committee and set forth in the Award Agreement.

6.6   Limited Transferability of Nonqualified Stock Options.  All Stock Options shall be nontransferable except (i) upon the Participant’s death, in accordance with Section 16.3 hereof or (ii) in the case of Nonqualified Stock Options only, for the transfer of all or part of the Stock Option to a Participant’s “family member” (as defined for purposes of the Form S-8 registration statement under the Securities Act), in each case as may be approved by the Committee in its discretion at the time of proposed transfer. The transfer of a Nonqualified Stock Option may be subject to such terms and conditions as the Committee may in its discretion impose from time to time. Subsequent transfers of a Nonqualified Stock Option shall be prohibited other than in accordance with Section 16.3 hereof.

6.7   Additional Rules for Incentive Stock Options.

(a)   Eligibility.  An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee for purposes of Treasury Regulation Section 1.421-1(h) with respect to the Company or any Subsidiary that qualifies as a “subsidiary corporation” with respect to the Company for purposes of Section 424(f) of the Code.

(b)   Annual Limits.  No Incentive Stock Option shall be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the Common Shares with respect to which incentive Stock Options under Section 422 of the Code are exercisable for the first time in any calendar year under the Plan and any other Stock Option plans of the Company, would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking Stock Options into account in the order in which granted. Any Stock Option grant that exceeds such limit shall be treated as a Nonqualified Stock Option.

(c)   Additional Limitations.  In the case of any Incentive Stock Option granted to an Eligible Person who owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any Subsidiary, the exercise price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Common Share on the Date of Grant and the maximum term shall be five (5) years.

(d)   Termination of Service.  An Award of an Incentive Stock Option may provide that such Stock Option may be exercised not later than (i) three (3) months following termination of Service of the Participant with the Company and all Subsidiaries (other than as set forth in clause (ii) of this Section 6.7(d)) or (ii) one year following termination of Service of the Participant with the Company and all Subsidiaries due to death or permanent and total disability within the meaning of Section 22(e)(3) of the Code, in each case as and to the extent determined by the Committee to comply with the requirements of Section 422 of the Code.

(e)   Other Terms and Conditions; Nontransferability.  Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code. A Stock Option that is granted as an Incentive Stock Option shall, to the extent it fails to qualify as an “incentive stock option” under the Code, be treated as a Nonqualified Stock Option. An Incentive Stock Option shall by its terms be nontransferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

(f)   Disqualifying Dispositions.  If Common Shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

6.8   Repricing Prohibited.   Subject to the adjustment provisions contained in Section 4.4 hereof, without the prior approval of the Company’s shareholders, neither the Committee nor the Board shall cancel a Stock Option when the exercise price per share exceeds the Fair Market Value of one Common Share in exchange for cash or another Award (other than in connection with a Change in Control) or cause the cancellation, substitution or amendment of a Stock Option that would have the effect of reducing the exercise price of such a Stock Option previously granted under the Plan or otherwise approve any modification to such a Stock Option, that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the New York Stock Exchange or other principal exchange on which the Common Shares are then listed.

6.9   Dividend Equivalent Rights.  Dividends and dividend equivalent rights shall not be paid or granted with respect to Stock Options.

6.10   No Rights as Shareholder.  The Participant shall not have any rights as a shareholder with respect to the shares underlying a Stock Option until such time as Common Shares are delivered to the Participant pursuant to the terms of the Award Agreement.

7.     Share Appreciation Rights.

7.1   Grant of Share Appreciation Rights.  Share Appreciation Rights may be granted to any Eligible Person selected by the Committee. Share Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant, or that provides for the automatic exercise or payment of the right upon a specified date or event. Share Appreciation Rights shall be non-transferable, except as provided in Section 16.3 hereof. All Share Appreciation Rights granted under the Plan are intended to comply with or otherwise be exempt from the requirements of Section 409A of the Code, to the extent applicable.

7.2   Terms of Share Appreciation Rights.  Subject to Section 5.4, the Committee shall in its discretion provide in an Award Agreement the time or times at which or the conditions upon which, a Share Appreciation Right or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Share Appreciation Right may be based on the continued Service of a Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified performance goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Share Appreciation Right are not satisfied, the Award shall be forfeited. A Share Appreciation Right will be exercisable or payable at such time or times as determined by the Committee; provided, however, that the maximum term of a Share Appreciation Right shall be ten (10) years from the Date of Grant. The Committee may provide that a Share Appreciation Right will cease to be exercisable upon or at the end of a period following a termination of Service for any reason. The base price of a Share Appreciation Right shall be determined by the Committee in its discretion; provided, however, that the base price per share shall not be less than one hundred percent (100%) of the Fair Market Value of a Common Share on the Date of Grant.

7.3   Payment of Share Appreciation Rights.  A Share Appreciation Right will entitle the holder, upon exercise or other payment of the Share Appreciation Right, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a Common Share on the date of exercise or payment of the Share Appreciation Right over the base price of such Share Appreciation Right, by (ii) the number of shares as to which such Share Appreciation Right is exercised or paid. Payment of the amount determined under the foregoing may be made, as approved by the Committee and set forth in the Award Agreement, in Common Shares valued at their Fair Market Value on the date of exercise or payment, in cash or in a combination of Common Shares and cash, subject to applicable tax withholding requirements.

7.4   Repricing Prohibited.  Subject to the adjustment provisions contained in Section 4.4 hereof, without the prior approval of the Company’s shareholders, neither the Committee nor the Board shall cancel a Share Appreciation Right when the base price per share exceeds the Fair Market Value of one Common Share in exchange for cash or another Award (other than in connection with a Change in Control) or cause the cancellation, substitution or amendment of a Share Appreciation Right that would have the effect of reducing the base price of such a Share Appreciation Right previously granted under the Plan or otherwise approve any modification to such Share Appreciation Right that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the New York Stock Exchange or other principal exchange on which the Common Shares are then listed.

7.5   Dividend Equivalent Rights.  Dividends and dividend equivalent rights shall not be paid or provided with respect to Share Appreciation Rights.

7.6   Dividends shall not be paid with respect to Share Appreciation Rights.  Dividend equivalent rights may be granted with respect to the Common Shares subject to Share Appreciation Rights to the extent permitted by the Committee and set forth in the Award Agreement. Any dividend equivalent rights accumulated with respect to a Share Appreciation Right shall not be paid until, and only to the extent that, the Award vests, unless otherwise provided in the Award Agreement. Dividend equivalent rights may be subject to forfeiture under the same conditions as apply to the underlying Share Appreciation Rights.

8.     Restricted Share Awards.

8.1   Grant of Restricted Share Awards.  A Restricted Share Award may be granted to any Eligible Person selected by the Committee.

8.2   Vesting Requirements.  Subject to Section 5.4, the restrictions imposed on shares granted under a Restricted Share Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. The requirements for vesting of a Restricted Share Award may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified performance goal(s) and/or on such other terms and conditions as approved by the

Committee in its discretion. If the vesting requirements of a Restricted Share Award are not satisfied, the Award shall be forfeited and the Common Shares subject to the Award shall be returned to the Company.

8.3   Transfer Restrictions.  Shares granted under any Restricted Share Award may not be transferred, assigned or subject to any encumbrance, pledge or charge until all applicable restrictions are removed or have expired, except as provided in Section 16.3 hereof. Failure to satisfy any applicable restrictions shall result in the subject shares of the Restricted Share Award being forfeited and returned to the Company. The Committee may require in an Award Agreement that certificates (if any) representing the shares granted under a Restricted Share Award bear a legend making appropriate reference to the restrictions imposed, and that certificates (if any) representing the shares granted or sold under a Restricted Share Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

8.4   Rights as Shareholder.  Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant shall have all rights of a shareholder with respect to the shares granted to the Participant under a Restricted Share Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Share Award is granted.

8.5   Section 83(b) Election.  If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Share Award, the Participant shall file, within thirty (30) days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Share Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

9.   Restricted Share Units (including Performance Units).

9.1   Grant of Restricted Share Units and Performance Units.  A Restricted Share Unit or Performance Unit may be granted to any Eligible Person selected by the Committee. The value of each Restricted Share Unit or Performance Unit is equal to the Fair Market Value of a Common Share on the applicable date or time period of determination, as specified by the Committee. Restricted Share Units and Performance Units shall be subject to such restrictions and conditions as the Committee shall determine. Restricted Share Units and Performance Units shall be non-transferable, except as provided in Section 16.3 hereof.

9.2   Vesting.  The Subject to Section 5.4, the Committee shall, in its discretion, determine any vesting requirements with respect to Restricted Share Units and Performance Units, which shall be set forth in the Award Agreement. If the vesting requirements of a Restricted Share Unit Award or Performance Unit Award are not satisfied, the Award shall be forfeited.

(a)   Restricted Share Units.  The requirements for vesting of a Restricted Share Unit may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods) and/or on such other terms and conditions as approved by the Committee in its discretion.

(b)  Performance Units.  The requirements for vesting of a Performance Unit may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified performance goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion.

9.3   Payment of Restricted Share Units and Performance Units.  Restricted Share Units and Performance Units shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Restricted Share Unit or Performance Unit may be made, as approved by the Committee and set forth in the Award Agreement, in cash or in Common Shares or in a combination thereof, subject to applicable tax withholding requirements. Any cash payment of a Restricted Share Unit or Performance Unit shall be made based upon the Fair Market Value of a Common Share, determined on such date or over such time period as determined by the Committee.

9.4   Dividend Equivalent Rights.  Restricted Share Units and Performance Units may be granted together with a dividend equivalent right with respect to the Common Shares subject to the Award, which may be accumulated and may be satisfied in additional Restricted Share Units and Performance Units that are subject to the same terms and conditions of the applicable Restricted Share Units and Performance Units or may be accumulated in cash, as determined by the Committee in its discretion. Any dividend equivalent rights accumulated with respect to a Restricted Share Unit or Performance Unit shall not be paid until, and only to the extent that, the Award vests, unless otherwise provided in the Award Agreement. Dividend equivalent rights may be subject to forfeiture under the same conditions as apply to the underlying Restricted Share Units and Performance Units.

9.5   No Rights as Shareholder.  The Participant shall not have any rights as a shareholder with respect to the shares subject to a Restricted Share Unit or Performance Unit until such time as Common Shares are delivered to the Participant pursuant to the terms of the Award Agreement.

10.     Cash Incentive Awards.

10.1   Grant of Cash Incentive Awards.  A Cash Incentive Award may be granted to any Eligible Person selected by the Committee. A Cash Incentive Award may be evidenced by an Award Agreement specifying the performance period and such other terms and conditions as the Committee, in its discretion, shall determine. Cash Incentive Awards shall be non-transferable, except as provided in Section 16.3 hereof.

10.2   Payment.  Payment amounts may be based on the attainment of specified levels of performance goals, including, if applicable, specified threshold, target and maximum performance levels, and performance falling between such levels. The requirements for payment may be also based upon the continued Service of the Participant with the Company or a Subsidiary during the respective performance period and on such other conditions as determined by the Committee. The Committee shall determine the attainment of the performance goals, the level of vesting or amount of payment to the Participant pursuant to Cash Incentive Awards, if any. Cash Incentive Awards may be paid, at the discretion of the Committee, in any combination of cash or Common Shares, based upon the Fair Market Value of such shares at the time of payment.

11.     Share Awards.

11.1   Grant of Share Awards.  A Share Award may be granted to any Eligible Person selected by the Committee. A Share Award may be granted for past Services, in lieu of bonus or other cash compensation, as directors’ compensation or for any other valid purpose as determined by the Committee. The Committee shall determine the terms and conditions of such Awards, and, subject to Section 5.4, the such Awards may be made without vesting requirements. In addition, the Committee may, in connection with any Share Award, require the payment of a specified purchase price.

11.2   Rights as Shareholder.  Subject to the foregoing provisions of this Section 11 and the applicable Award Agreement, upon the issuance of Common Shares under a Share Award the Participant shall have all rights of a shareholder with respect to the Common Shares, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

12.     Change in Control.

12.1   Effect on Awards.  Upon the occurrence of a Change in Control, all outstanding Awards shall either (a) be continued or assumed by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent (with such continuation or assumption including conversion into the right to receive securities, cash or a combination of both), or (b) substituted by the surviving company or corporation or its parent of awards (with such substitution including conversion into the right to receive securities, cash or a combination of both), with substantially similar terms for outstanding Awards (with appropriate adjustments to the type of consideration payable upon settlement of the Awards or other relevant factors, and with any applicable performance conditions adjusted pursuant to Section 13 or deemed achieved at the greater of the target level or actual performance, as determined by the Committee (with the Award remaining subject only to time vesting), unless otherwise provided in an Award Agreement).

12.2   Certain Adjustments.  To the extent that outstanding Awards are not continued, assumed or substituted pursuant to Section 12.1 upon or following a Change in Control, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards, including without limitation the following (or any combination thereof):

(a)   acceleration of exercisability, vesting and/or payment under outstanding Awards immediately prior to the occurrence of such event or upon or following such event;

(b)   upon written notice, providing that any outstanding Stock Options and Share Appreciation Rights are exercisable during a period of time immediately prior to the scheduled consummation of the event or such other period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such Stock Options and Share Appreciation Rights shall terminate to the extent not so exercised within the relevant period; and

(c)   cancellation of all or any portion of outstanding Awards for fair value (in the form of cash, Common Shares, other property or any combination thereof) as determined in the sole discretion of the Committee; provided, however, that, in the case of Stock Options and Share Appreciation Rights or similar Awards, the fair value may equal the excess, if any, of the value or amount of the consideration to be paid in the Change in Control transaction to holders of Common Shares (or, if no such consideration is paid, Fair Market Value of the Common Shares) over the aggregate exercise or base price, as applicable, with respect to such Awards or portion thereof being canceled, or if there is no such excess, zero; provided, further, that if any payments or other consideration are deferred and/or contingent as a result of escrows, earn-outs, holdbacks or any other contingencies, payments under this provision may be made on substantially the same terms and conditions applicable to, and only to the extent actually paid to, the holders of Common Shares in connection with the Change in Control.

12.3   Certain Terminations of Service.  Notwithstanding the provisions of Section 12.1 and Section 12.2, if a Participant’s Service with the Company and its Subsidiaries is terminated upon or within twenty four (24) months following a Change in Control by the Company without Cause or by the Participant for Good Reason, the unvested portion (if any) of all outstanding Awards held by the Participant shall immediately vest (and, to the extent applicable, become exercisable) and be paid in full upon such termination, with any applicable performance conditions deemed achieved at the greater of the target level or actual performance, as determined by the Committee, unless otherwise provided in an Award Agreement.

12.4   Definition of Change in Control.   Unless otherwise defined in an Award Agreement, “Change in Control” means, and shall be deemed to have occurred, if:

(a)   any Person, excluding the Company, any of its Affiliates and any employee benefit plan of the Company or any of its Affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors;

(b)   consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, individuals and entities that were the beneficial owners of outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, at least 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns all or substantially all of the Company or its assets either directly or through one or more Subsidiaries or Affiliates) in substantially the same proportions as their ownership of such securities immediately prior to such Business Combination;

(c)   during any period of twenty-four (24) consecutive months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof; provided that, any individual becoming a director of the Company whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the Incumbent Directors shall also be considered an Incumbent Director; or

(d)   the consummation of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation,” “Change in Control” shall be limited to a “change in control event” as defined under Section 409A of the Code.

12.5   Definition of Person.  “Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity. All references to Person shall include an individual Person or a group (as defined in Rule 13d-5 under the Exchange Act) of Persons.

13.   Adjustment of Performance Goals.  The Committee may provide for the performance goals to which an Award is subject, or the manner in which performance will be measured against such performance goals, to be adjusted in such manner as it deems appropriate, including, without limitation, adjustments to reflect charges for restructurings, non-operating income, the impact of corporate transactions or discontinued operations, events that are unusual in nature or infrequent in occurrence and other non-recurring items, currency fluctuations, litigation or claim judgements, settlements, and the effects of accounting or tax law changes. In addition, with respect to a Participant hired or promoted following the beginning of a performance period, the Committee may determine to prorate the performance goals in respect of such Participant’s Awards for the partial performance period.

14.     Forfeiture Events.

14.1   General.  The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award are subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of Service for Cause, violation of laws, regulations or material Company policies, breach of noncompetition, non-solicitation, confidentiality or other restrictive covenants that may apply to the Participant or other conduct by the Participant that is detrimental to the business or reputation of the Company.

14.2   Termination for Cause;  Treatment of Awards. Unless otherwise provided by the Committee and set forth in an Award Agreement, if (i) a Participant’s Service with the Company or any Subsidiary shall be terminated for Cause or (ii) after termination of Service for any other reason, the Committee determines in its discretion either that, (1) during the Participant’s period of Service, the Participant engaged in an act or omission which would have warranted termination of Service for Cause or (2) after termination, the Participant engages in conduct that violates any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, such Participant’s rights, payments and benefits with respect to an Award shall be subject to cancellation, forfeiture and/or recoupment, as provided in Section 14.3 below. The Company shall have the power to determine whether the Participant has been terminated for Cause, the date upon which such termination for Cause occurs, whether the Participant engaged in an act or omission which would have warranted termination of Service for Cause or engaged in conduct that violated any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary. Any such determination shall be final, conclusive and binding upon all persons. In addition, if the Company shall reasonably determine that a Participant has committed or may have committed any act which could constitute the basis for a termination of such Participant’s Service for Cause or violates any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, the Company may suspend the Participant’s rights to exercise any Stock Option or Share Appreciation Right, receive any payment or vest in any right with respect to any Award pending a determination by the Company of whether an act or omission could constitute the basis for a termination for Cause as provided in this Section 14.2.

14.3   Right of Recapture.

(a)   General.  If at any time within one (1) year (or such longer time specified in an Award Agreement or other agreement with a Participant or policy applicable to the Participant) after the date on which a Participant exercises a Stock Option or Share Appreciation Right or on which a Share Award, Restricted Share Award, or Restricted Share Unit (including Performance Units) vests, is settled in shares or otherwise becomes payable or on which a Cash Incentive Award is paid to a Participant, or on which income otherwise is realized or property is received by a Participant in connection with an Award, (i) a Participant’s Service is terminated for Cause, (ii) the Committee determines in its discretion that the Participant is subject to any recoupment of benefits pursuant to the Company’s compensation recovery, “clawback” or similar policy, as may be in effect from time to time, or (iii) after a Participant’s Service terminates for any other reason, the Committee determines in its discretion either that, (1) during the Participant’s period of Service, the Participant engaged in an act or omission which would have warranted termination of the Participant’s Service for Cause or (2) after a Participant’s termination of Service, the Participant engaged in conduct that violated any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, then, at the sole discretion of the Committee, any gain realized by the Participant from the exercise, vesting, payment, settlement or other realization of income or receipt of property by the Participant in connection with an Award, shall be repaid by the Participant to the Company upon notice from the Company, subject to applicable law. Such gain shall be determined as of the date or dates on which the gain is realized by the Participant, without regard to any subsequent change in the Fair Market Value of a Common Share. To the extent not otherwise prohibited by law, the Company shall have the right to offset the amount of such repayment obligation against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay or pursuant to any benefit plan or other compensatory arrangement).

(b)   Accounting Restatement.  If a Participant receives compensation pursuant to an Award under the Plan based on financial statements that are subsequently restated in a way that would decrease the value of such compensation, the Participant will, to the extent not otherwise prohibited by law, upon the written request of the Company, forfeit and repay to the Company the difference between what the Participant received and what the Participant should have received based on the accounting restatement, in accordance with (i) any compensation recovery, “clawback” or similar policy, as may be in effect from time to time to which such Participant is subject and (ii) any compensation recovery, “clawback” or similar policy made applicable by law including the provisions of Section 945 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed (the “Policy”). By accepting an Award hereunder, the Participant acknowledges and agrees that the Policy, whenever adopted, shall apply to such Award, and all incentive-based compensation payable pursuant to such Award shall be subject to forfeiture and repayment pursuant to the terms of the Policy.

15.   Transfer, Leave of Absence, Etc.  For purposes of the Plan, except as otherwise determined by the Committee, the following events shall not be deemed a termination of Service: (a) a transfer to the service of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or (b) an approved leave of absence for military service or sickness, a leave of absence where the employee’s right to re-employment is protected either by a statute or by contract or under the policy pursuant to which the leave of absence was granted, a leave of absence for any other purpose approved by the Company or if the Committee otherwise so provides in writing.

16.     General Provisions.

16.1   Status of Plan.  The Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Common Shares or make payments with respect to Awards.

16.2   Award Agreement.  An Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of Common Shares, units, or other amounts or securities subject to the Award, the exercise price, base price or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement also may set forth the effect on an Award of a Change in Control and/or a termination of Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and also may set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines of the Company in effect from time to time. In the event of any conflict between the provisions of the Plan and any Award Agreement, the provisions of the Plan shall prevail.

16.3   No Assignment or Transfer; Beneficiaries.  Except as provided in Section 6.6 hereof, Awards under the Plan shall not be assignable or transferable by the Participant, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, in the event of the death of a Participant, except as otherwise provided by the Committee in an Award Agreement, an outstanding Award may be exercised by or shall become payable to the Participant’s beneficiary as determined under the Company 401(k) retirement plan or other applicable retirement or pension plan. In lieu of such determination, a Participant may, from time to time, name any beneficiary or beneficiaries to receive any benefit in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant and will be effective only when filed by the Participant in writing (in such form or manner as may be prescribed by the Committee) with the Company during the Participant’s lifetime. In the absence of a valid designation as provided above, if no validly designated beneficiary survives the Participant or if each surviving validly designated beneficiary is legally impaired or prohibited from receiving the benefits under an Award, the Participant’s beneficiary shall be the legatee or legatees of such Award designated under the Participant’s last will or by such Participant’s executors, personal representatives or distributees of such Award in accordance with the Participant’s will or the laws of descent and distribution. The Committee may provide in the terms of an Award Agreement or in any other manner prescribed by the Committee that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death.

16.4   Deferrals of Payment.  The Committee may in its discretion permit a Participant to defer the receipt of payment of cash or delivery of Common Shares that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award; provided, however, that such discretion shall not apply in the case of a Stock Option or Share Appreciation Right that is intended to satisfy the requirements of Treasury Regulations Section 1.409A-1(b)(5)(i)(A) or (B). If any such deferral is to be permitted by the Committee, the Committee shall establish rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

16.5   No Right to Employment or Continued Service.  Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or any Participant any right to continue in the Service of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or a Participant for any reason or no reason at any time.

16.6   Rights as Shareholder.  A Participant shall have no rights as a holder of Common Shares with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.4 hereof, no adjustment or other provision shall be made for dividends or other shareholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights. The Committee may determine in its discretion the manner of delivery of Common Shares to be issued under the Plan, which may be by delivery of share certificates, electronic account entry into new or existing accounts or any other means as the Committee, in its discretion, deems appropriate. The Committee may require that the share certificates (if any) be held in escrow by the Company for any Common Shares or cause the shares to be legended in order to comply with the securities laws or other applicable restrictions. Should the Common Shares be represented by book or electronic account entry rather than a certificate, the Committee may take such steps to restrict transfer of the Common Shares as the Committee considers necessary or advisable.

16.7   Trading Policy and Other Restrictions.  Transactions involving Awards under the Plan shall be subject to the Company’s insider trading and Regulation FD policy and other restrictions, terms and conditions, to the extent established by the Committee or by applicable law, including any other applicable policies set by the Committee, from time to time.

16.8   Section 409A Compliance.  To the extent applicable, it is intended that the Plan and all Awards hereunder comply with, or be exempt from, the requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, and that the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any (i) provision of the Plan or an Award Agreement, (ii) Award, payment, transaction or (iii) other action or arrangement contemplated by the provisions of the Plan is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements; provided, however, that no such action shall adversely affect any outstanding Award without the consent of the affected Participant. No payment that constitutes deferred compensation under Section 409A of the Code that would otherwise be made under the Plan or an Award Agreement upon a termination of Service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code at the time of termination of Service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be deferred until the date that is six (6) months plus one (1) day following the date of the Participant’s termination of Service or, if earlier, the Participant’s death (or such other period as required to comply with Section 409A). For purposes of Section 409A of the Code, a Participant’s right to receive any installment payments pursuant to this Plan or any Award granted hereunder shall be treated as a right to receive a series of separate and distinct payments. For the avoidance of doubt, each applicable tranche of Common Shares subject to vesting under any Award shall be considered a right to receive a series of separate and distinct payments. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

16.9   Securities Law Compliance.  No Common Shares will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Common Shares may be listed, have been fully met. As a condition precedent to the issuance of Common Shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any action that the Company determines is necessary or advisable to meet such requirements. The Committee may impose such conditions on any Common Shares issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the Common Shares are being acquired solely for investment purposes and without any current intention to sell or distribute such shares.

16.10   Substitution or Assumption of Awards in Corporate Transactions.  The Committee may grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity, in substitution for awards previously granted by such corporation or other entity or otherwise. The Committee may also assume any previously granted awards of an employee, director, consultant or other service provider of another corporation or entity that becomes an Eligible Person by reason of such corporation transaction. The terms and conditions of the substituted or assumed awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. To the extent permitted by applicable law and the listing requirements of the New York Stock Exchange or other exchange or securities market on which the Common Shares are listed, any such substituted or assumed awards shall not reduce the Share Reserve.

16.11   Tax Withholding.  The Participant shall be responsible for payment of any taxes or similar charges required by law to be paid or withheld from an Award or an amount paid in satisfaction of an Award. Any required withholdings shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award, which may include permitting the Participant to elect to satisfy the withholding obligation by tendering Common Shares to the Company or having the Company withhold a number of Common Shares having a value in each case up to the maximum statutory tax rates in the applicable jurisdiction or as the Committee may approve in its discretion (provided that such withholding does not result in adverse tax or accounting consequences to the Company), or similar charge required to be paid or withheld. The Company shall have the power and the right to require a Participant to remit to the Company the amount necessary to satisfy federal, state, provincial and local taxes, domestic or foreign, required by law or regulation to be withheld, and to deduct or withhold from any Common Shares deliverable under an Award to satisfy such withholding obligation.

16.12   Unfunded Plan.  The adoption of the Plan and any reservation of Common Shares or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Shares pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

16.13   Other Compensation and Benefit Plans.  The adoption of the Plan shall not affect any other share incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or a Subsidiary, including, without limitation, under any pension or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

16.14   Plan Binding on Transferees.  The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, administrator and permitted transferees and beneficiaries.

16.15   Severability.  If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

16.16   Governing Law; Jurisdiction.  The Plan and all rights hereunder shall be governed by and interpreted in accordance with the laws of the State of Ohio, without reference to the principles of conflicts of laws, and to applicable federal laws.

16.17   No Fractional Shares.  No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

16.18   No Guarantees Regarding Tax Treatment.  Neither the Company nor the Committee make any guarantees to any person regarding the tax treatment of Awards or payments made under the Plan. Neither the Company nor the Committee has any obligation to take any action to prevent the assessment of any tax on any person with respect to any Award under Section 409A of the Code, Section 4999 of the Code or otherwise and neither the Company nor the Committee shall have any liability to a person with respect thereto.

16.19   Data Protection.  By participating in the Plan, each Participant consents to the collection, processing, transmission and storage by the Company, its Subsidiaries and any third party administrators of any data of a professional or personal nature for the purposes of administering the Plan.

16.20   Awards to Non-U.S. Participants.  To comply with the laws in countries other than the United States in which the Company or any of its Subsidiaries operates or has employees, Non-Employee Directors or consultants, the Committee, in its sole discretion, shall have the power and authority to (i) modify the terms and conditions of any Award granted to Participants outside the United States to comply with applicable foreign laws, (ii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals and (iii) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable.

17.     Term; Amendment and Termination; Shareholder Approval.

17.1   Term.  The Plan shall be effective as of the date of its approval by the shareholders of the Company (the “Effective Date”). Subject to Section 17.2 hereof, the Plan shall terminate on the tenth anniversary of the Effective Date.

17.2   Amendment and Termination.  The Board may from time to time and in any respect, amend, modify, suspend or terminate the Plan; provided, however, that no amendment, modification, suspension or termination of the Plan shall materially and adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award. The Board may seek the approval of any amendment, modification, suspension or termination by the Company’s shareholders to the extent it deems necessary in its discretion for purposes of compliance with Section 422 of the Code or for any other purpose, and shall seek such approval to the extent it deems necessary in its discretion to comply with applicable law or listing requirements of the New York Stock Exchange or other exchange or securities market. Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Award under the Plan without the consent of a Participant to the extent it deems necessary or desirable in its discretion to comply with, take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations.

THE KROGER CO.
1014 VINE STREET
CINCINNATI, OH 45202

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 26, 2019 for shares held directly and by 11:59 P.M. Eastern Time on June 24, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 26, 2019 for shares held directly and by 11:59 P.M. Eastern Time on June 24, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E78989-P24555 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE KROGER CO.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Nora A. Aufreiter	☐	☐	☐
1b. Anne Gates	☐	☐	☐
1c. Susan J. Kropf	☐	☐	☐
1d. W. Rodney McMullen	☐	☐	☐
1e. Jorge P. Montoya	☐	☐	☐
1f. Clyde R. Moore	☐	☐	☐
1g. James A. Runde	☐	☐	☐
1h. Ronald L. Sargent	☐	☐	☐
1i. Bobby S. Shackouls	☐	☐	☐
1j. Mark S. Sutton	☐	☐	☐
1k. Ashok Vemuri	☐	☐	☐

The Board of Directors recommends that you vote FOR proposals 2, 3, 4 and 5.	For	Against	Abstain
2. Approval, on an advisory basis, of Kroger's executive compensation.	☐	☐	☐
3. Approval of Kroger's 2019 Long-Term Incentive Plan.	☐	☐	☐
4. Approval of an amendment to Kroger's Regulations to permit Board amendments in accordance with Ohio law.	☐	☐	☐
5. Ratification of PricewaterhouseCoopers LLP, as auditors.	☐	☐	☐
The Board of Directors recommends that you vote AGAINST proposals 6 and 7.	**For**	**Against**	**Abstain**
6. A shareholder proposal, if properly presented, to issue a report assessing the environmental impacts of using unrecyclable packaging for private label brands.	☐	☐	☐
7. A shareholder proposal, if properly presented, to adopt a policy and amend the bylaws as necessary to require the Chair of the Board to be independent.	☐	☐	☐

NOTE: Holders of common shares of record at the close of business on May 1, 2019, will be entitled to vote at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Notice, Proxy Statement, and Annual Report are available at www.proxyvote.com.

E78990-P24555

THE KROGER CO.
2019 Annual Meeting of Shareholders
June 27, 2019 11:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints each of ANNE GATES, W. RODNEY McMULLEN, and RONALD L. SARGENT, or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. that the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter that properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR each nominee listed in Proposal 1, FOR Proposals 2, 3, 4 and 5, and AGAINST Proposals 6 and 7.

If you wish to vote in accordance with the recommendations of the Board of Directors, all you need to do is sign and return this card. The above named proxies cannot vote the shares unless you vote your proxy by Internet or telephone, or sign and return this card.

Only shareholders and persons holding proxies from shareholders may attend the meeting. **If you are attending the meeting, you must bring either: (1) the notice of the meeting that was separately mailed to you, or the top portion of your proxy card, either of which will be your admission ticket; (2) or a copy of your brokerage statement that shows you owned the shares as of the record date. You must also bring valid photo identification, such as a driver's license or passport. We reserve the right to exclude any person who cannot provide proper admission materials and valid photo identification.**

YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. IF YOU HAVE ELECTED TO RECEIVE PRINTED MATERIALS, YOU MAY SIGN AND DATE THE PROXY AND MAIL IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. If you are unable to attend the annual meeting, you may listen to a live webcast of the meeting, which will be accessible through our website, ir.kroger.com, at 11:00 AM Eastern Time on June 27, 2019.

Continued and to be signed on reverse side